  As filed with the Securities and Exchange Commission on June 14, 1999

                                                Registration No. 333-77701
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                               ---------------

                            AMENDMENT NO. 1 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                               ---------------
                         BIOMARIN PHARMACEUTICAL INC.
            (Exact name of Registrant as specified in its charter)

         Delaware                    2834                    68-0397820
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
     incorporation or        Classification Code
      organization)                Number)

                    371 Bel Marin Keys Boulevard, Suite 210
                               Novato, CA 94949
                                (415) 884-6700
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ---------------
                              Raymond W. Anderson
                            Chief Financial Officer
                         BioMarin Pharmaceutical Inc.
                    371 Bel Marin Keys Boulevard, Suite 210
                               Novato, CA 94949
                                (415) 884-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------
                                  Copies to:
 Francis S. Currie, Esq.   Patrick A. Pohlen, Esq.     William Hinman, Esq.
Donna M. Petkanics, Esq.     Cooley Godward LLP         Shearman & Sterling
 Wilson Sonsini Goodrich    Five Palo Alto Square       1550 El Camino Real
        & Rosati             3000 El Camino Real
Professional Corporation     Palo Alto, CA 94306       Menlo Park, CA 94025
   650 Page Mill Road
                               (650) 843-5000             (650) 330-2200
   Palo Alto, CA 94304
     (650) 493-9300
                               ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ---------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                          Proposed Maximum
   Title of Each Class of Securities     Aggregate Offering       Amount of
            to be Registered                  Price(2)        Registration Fee
------------------------------------------------------------------------------
Common Stock, $0.001 par value(1)......      $67,275,000         $18,703(3)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) The shares of Common Stock being registered hereby consist of shares initially being offered in the United States, and any shares initially offered or sold outside the United States that are thereafter sold or resold in the United States in transactions not exempt from registration under Section 4(1) or 4(3) of the Securities Act of 1933, as amended. Offers and sales outside of the United States are being made pursuant to the exemption afforded by Rule 901 of Regulation S under the Securities Act, and this Registration Statement shall not be deemed effective with respect to such offers and sales.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3) $16,263 previously paid at the time the Registration Statement was initially filed on May 4, 1999. An additional $2,440 is being paid in connection with the filing of this Amendment No. 1 thereto.
                               ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may +
+not sell these securities until the Securities and Exchange Commission        +
+declares our registration statement effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to completion, dated June 14, 1999

4,500,000 Shares

BIOMARIN PHARMACEUTICAL INC.

Common Stock

$     per share                   [LOGO]

--------------------------------------------------------------------------------

 . BioMarin                  . This is a firm
  Pharmaceutical Inc. is      commitment initial
  offering 4,500,000          public offering and no
  shares.                     public market
                              currently exists for
 . We anticipate that the      our shares.
  initial public
  offering price will be    . Proposed trading
  between $11.00 and          symbol: Nasdaq
  $13.00 per share.           National Market and
                              Swiss Exchange-- BMRN.
 . Genzyme has agreed to
  purchase $10.0 million
  of stock at the
  initial public
  offering price in a
  private placement
  concurrent with this
  offering.

                             ---------------------

This investment involves risk. See "Risk Factors" beginning on page 6.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                         Per Share    Total
                                                         --------- ------------
Public offering price...................................   $x.xx   $xxx,xxx,xxx
Underwriting discounts..................................   $x.xx   $  x,xxx,xxx
Proceeds to BioMarin Pharmaceutical Inc.................   $x.xx   $xxx,xxx,xxx

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The underwriters have a 30-day option to purchase up to 675,000 additional shares of common stock from us to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

U.S. Bancorp Piper Jaffray
                                                  Bank J. Vontobel & Co AG

                           Schroders & Co. Inc.
                            Leerink Swann & Company

                The date of this prospectus is          , 1999.

                              INSIDE FRONT COVER







Picture of face of 12 year-old
MPS-I child





                                 Computer-generated image of enzyme



LEGEND:

Children with MPS-I exhibit
rapid deterioration of growth
and development and
usually die before the age of
10



                                  Picture of face of 1 year-old child

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
     Summary...............................................................   3

     Risk Factors..........................................................   6

     History of Our Company................................................  18

     Use of Proceeds.......................................................  19

     Dividend Policy.......................................................  19

     Forward-Looking Statements............................................  20

     Capitalization........................................................  21

     Dilution..............................................................  22

     Selected Consolidated Financial Data..................................  23

     Management's Discussion and Analysis of Financial Condition and
      Results of Operations................................................  25

     Business..............................................................  33

     Management............................................................  54

     Certain Transactions..................................................  65

     Principal Stockholders................................................  68

     Description of Capital Stock..........................................  70

     Shares Eligible for Future Sale.......................................  72

     Underwriting..........................................................  74

     Legal Matters.........................................................  77

     Experts...............................................................  77

     Where You Can Find More Information...................................  77

     Index to Financial Statements ........................................ F-1

                        -------------------------------

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. The prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date of the front cover, but the information may have changed since that date.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                    SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements. Except as set forth in the consolidated financial statements or as otherwise specified in this prospectus, all information in this prospectus: (1) assumes no exercise of the underwriters' over-allotment option and (2) reflects the issuance of 2,600,000 shares of common stock, excluding shares issuable upon conversion of accrued interest, upon the automatic conversion of the convertible promissory notes upon the completion of this offering.

Business of BioMarin

BioMarin Pharmaceutical Inc. is a developer of carbohydrate enzyme therapies for debilitating, life-threatening, chronic genetic disorders and other diseases and conditions. In October 1998, we completed the evaluation of patients being treated with BioMarin's lead product, BM101, for the treatment of mucopolysaccharidosis-I, or MPS-I. Patients were treated with BM101 as part of a pivotal clinical trial completed to determine the safety and efficacy of the drug in humans. Based on the data from this clinical trial, we intend to complete the filing of a biologics license application with the Food and Drug Administration, or FDA, in the second half of 1999. We established a joint venture with Genzyme Corporation for the worldwide development and commercialization of BM101.

MPS-I is a life-threatening genetic disorder caused by a deficiency of the enzyme alpha-L-iduronidase. MPS-I affects about 3,400 patients in developed countries, including approximately 1,000 in the United States and Canada. Patients with MPS-I have multiple debilitating symptoms resulting from the buildup of carbohydrates in all tissues in the body. These symptoms include delayed physical and mental growth, enlarged livers and spleens, skeletal and joint deformities, airway obstruction, heart disease and impaired hearing and vision. Most children with MPS-I will die from complications associated with the disease before adulthood. BM101 is a specific form of alpha-L-iduronidase that is intended to replace a deficiency of alpha-L-iduronidase in MPS-I patients.


In the clinical trial for BM101, ten patients with MPS-I were treated for a period of six months at five medical centers in the United States and evaluated as to the achievement of two primary endpoints. Primary endpoints are the specific clinical effects on patients which demonstrate whether a drug effectively treats the disease for which it is being tested. All ten patients met one of the primary endpoints for BM101. Eight of the ten patients met the other primary endpoint. We believe this clinical trial for BM101 constitutes a pivotal clinical trial. A pivotal clinical trial produces data from human patients sufficient to enable the FDA to determine whether to approve a product for sale. We received notice from the FDA that our biologics license application for BM101 has been designated for accelerated review for the treatment of the more severe forms of MPS-I, which account for approximately 60% of all cases. The FDA refers to the accelerated review designation as fast track designation. The FDA has granted us exclusive rights to market BM101 to treat MPS-I for seven years from the date of FDA approval if BM101 is the first alpha-L-iduronidase drug to be approved by the FDA for the treatment of MPS-I. Drug products which have been granted these exclusivity rights are said to have received orphan drug designation.


Under the terms of our BM101 joint venture with Genzyme, we will share equally with Genzyme the expenses and profits from the joint venture. Genzyme invested $8.0 million upon signing the joint venture agreement and has agreed to purchase $10.0 million of common stock at the initial public offering price in a private placement concurrent with this offering. Genzyme has committed to pay us an additional $12.1 million upon approval of the biologics license application for BM101.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

We are also developing enzyme replacement therapies for other life-threatening genetic diseases. We are developing BM102 for the treatment of MPS-VI, another mucopolysaccharide disease. We received an orphan drug designation for BM102 to treat MPS-VI and intend to file an investigational new drug application for BM102 in the fourth quarter of 1999. We are also developing carbohydrate enzymes intended to improve the burn healing process and to act as anti-fungals. Through a wholly-owned subsidiary, Glyko, Inc., we provide products and services for carbohydrate analysis and medical diagnosis to research institutions and commercial laboratories.

Office Location

Our principal executive offices are located at 371 Bel Marin Keys Boulevard, Suite 210, Novato, CA 94949 and our telephone number is (415) 884-6700.

The Offering

 Common stock offered by us.................. 4,500,000 shares. Of these shares [.] are being offered in
                                              the United States and Canada and
                                              [.] shares are being offered
                                              outside the United States and
                                              Canada. The final allocation may
                                              vary.
 Common stock issued to Genzyme in the
  concurrent private placement............... 833,333 shares, assuming a
                                              $12.00 per share offering price.
 Common stock outstanding after this          34,109,513 shares. This number
  offering................................... excludes 3,773,226 shares of common stock issuable upon
                                              exercise of options outstanding
                                              at May 31, 1999, with a weighted
                                              average exercise price of $4.68
                                              per share and warrants to
                                              purchase 801,500 shares of
                                              common stock with an exercise
                                              price of $1.00 per share.
 Offering price.............................. $[.] per share
 Use of proceeds............................. To fund our 50% share of the expenses of the joint venture
                                              with Genzyme for the worldwide
                                              development and
                                              commercialization for BM101, to
                                              fund additional product
                                              programs, including BM102 and
                                              other enzyme therapies, to fund
                                              process development, clinical
                                              and commercial manufacturing
                                              facilities and general corporate
                                              purposes. See "Use of Proceeds."
 Proposed Nasdaq National Market and Swiss
  Exchange symbol............................ BMRN

Certain Information

We were incorporated in Delaware in October 1996 and began operations on March 21, 1997. We acquired Glyko, Inc. in October 1998. Unless otherwise specified, the terms "us" and "we" refer to both BioMarin and Glyko, Inc.

This prospectus contains our trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Summary Consolidated Financial Data
(in thousands, except per share data)

                             Period from
                            March 21, 1997               Three Months           Period from
                            (Inception) to  Year Ended  Ended March 31,        March 21, 1997
                             December 31,  December 31, ----------------       (Inception) to
Consolidated Statements of       1997          1998      1998     1999         March 31, 1999
Operations Data (1):        -------------- ------------ -------  -------       --------------
Revenues..................     $   --        $  1,190   $   --   $ 1,104          $  2,295
Operating costs and
 expenses:
  Cost of goods sold......         --             108       --       103               211
  Research and
   development............       1,914         10,502     1,108    3,820            16,237
  General and
   administrative.........         914          3,531       303    1,549             5,994
                               -------       --------   -------  -------          --------
Loss from operations......      (2,828)       (12,951)   (1,411)  (4,367)          (20,147)
Interest income...........          65            684        92      154               904
Equity in loss of joint
 venture..................         --             (47)      --      (180)             (227)
                               -------       --------   -------  -------          --------
Net loss..................     $(2,763)      $(12,314)  $(1,319) $(4,394)         $(19,470)
                               =======       ========   =======  =======          ========
Net loss per common share,
 basic and diluted........     $ (0.34)      $  (0.55)  $ (0.06) $ (0.17)         $  (1.12)
                               =======       ========   =======  =======          ========
Weighted average common
 shares outstanding.......       8,136         22,488    20,567   26,176 (/2/)      17,441

                                                                    As of March 31,
                         As of December 31,  As of March 31, 1999        1999
                                1998        ----------------------     Pro Forma
Consolidated Balance           Actual       Actual Pro Forma (/3/) As Adjusted (/4/)
Sheet Data:              ------------------ ------ --------------- -----------------
Cash, cash equivalents
 and short-term
 investments............      $11,389       $3,829     $28,724          $87,444
Total current assets....       12,819        5,526      30,421           89,141
Total assets............       31,509       26,778      52,778          110,393
Long-term liabilities...          110          103      26,103              103
Total stockholders'
 equity.................       29,395       25,045      25,045          108,660

------------------------------

(/1/) BioMarin's acquisition of Glyko, Inc. was accounted for as a purchase. As a result, the consolidated statements of operations data of BioMarin include the operations of Glyko, Inc. from October 7, 1998, the date of its acquisition by BioMarin, through March 31, 1999. Financial information for Glyko, Inc. for the years ended December 31, 1994, 1995, 1996, 1997 and the period ended October 7, 1998 is included in the Selected Consolidated Financial Data and financial statements for Glyko, Inc. for the year ended December 31, 1997 and the period ended October 7, 1998 are included in the Financial Statements elsewhere in the prospectus.

(/2/) Weighted average common shares outstanding as of March 31, 1999 excludes 3,553,526 shares of common stock issuable upon exercise of outstanding options at March 31, 1999 with a weighted average exercise price of $4.51 per share and warrants to purchase 801,500 shares of common stock with an exercise price of $1.00 per share. See "Capitalization," "Management--Stock Plans," "Underwriting" and Notes 3, 5, 9 and 11 of Notes to Consolidated Financial Statements of BioMarin.
(/3/) Reflects the sale on April 13, 1999 of $26.0 million of convertible promissory notes, net of issuance costs of $1.1 million.

(/4/) As adjusted for (1) the sale of 4,500,000 shares of common stock by BioMarin at an assumed initial public offering price of $12.00 per share net of estimated issuance costs of $5.3 million; (2) the sale of $10.0 million of common stock to Genzyme at the initial public offering price in a private placement concurrent with this offering; and (3) the issuance of 2,600,000 shares of common stock, excluding shares issuable upon conversion of accrued interest, upon the automatic conversion of the convertible promissory notes on the date of the final prospectus for this offering, after deducting underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds," "Capitalization" and "Underwriting."

                                  RISK FACTORS

You should carefully consider the following risk factors before you decide to buy our common stock. You should also consider the other information in this prospectus as well as the other documents incorporated by reference. In addition, the risks and uncertainties described below are not the only ones facing BioMarin because we are also subject to additional risks and uncertainties not presently known to us. If any of these risks actually occur, our business, financial condition, operating results or cash flows, could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

                          Risks Related To The Company

If We Continue To Incur Operating Losses For A Period Longer Than Anticipated, The Value of Your Investment Will Be At Risk.

We are in an early stage of development and have operated at a net loss since we were formed. Since we began operations in March 1997, we have been engaged primarily in research and development. We have no sales revenues from any of our drug products. We have a limited operating history on which to base an evaluation of our business and prospects. As of March 31, 1999, we had an accumulated deficit of approximately $19.5 million. Our future profitability depends on our receiving regulatory approval of our drug candidates and our ability to successfully manufacture and market any approved drugs, either by ourselves or jointly with others. The extent of our future losses and the timing of profitability are highly uncertain. If we fail to become profitable in line with investors' expectations, the value of your investment will be at risk.

Because of the relative small size and scale of our wholly-owned subsidiary, Glyko, Inc., profits from products and services offered by it are expected to be insufficient to offset the expenses associated with our pharmaceutical business. As a result, we expect that operating losses will continue and increase for the foreseeable future.

If We Fail To Obtain The Capital Necessary To Fund Our Operations We Will Be Unable To Complete Our Product Development Programs.

In the future, we may need to raise substantial additional capital to fund operations. We cannot be certain that any financing will be available when needed. If we fail to raise additional financing as we need it, we will have to delay or terminate our product development programs.

We expect to continue to spend substantial amounts of capital for our operations for the foreseeable future. Activities which will require additional expenditures include:

    .  research and development programs

    .  preclinical studies and clinical trials

    .  regulatory processes

    .  establishment of commercial scale manufacturing capabilities and

    .  expansion of sales and marketing activities.

The amount of capital we may need depends on many factors, including:

    . The progress, timing and scope of our research and development programs

    . The progress, timing and scope of our preclinical studies and clinical trials

    .  The time and cost necessary to obtain regulatory approvals

    . The time and cost necessary to install, validate and complete process qualification of manufacturing capacity

    . The time and cost necessary to respond to technological and market developments

    . Any changes made or new developments in our existing collaborative, licensing and other commercial relationships

    . Any new collaborative, licensing and other commercial relationships that we may establish

Moreover, our fixed expenses such as rent, license payments and other contractual commitments are substantial and will increase in the future. These fixed expenses will increase because we may enter into:

    .  additional leases for new facilities and capital equipment

    .  additional licenses and collaborative agreements

    . additional contracts for consulting, maintenance and administrative services

    .  additional expenses associated with being a public company.

We believe that the net proceeds of this offering, together with our available cash, cash equivalents, short-term investment securities and investment income, will be sufficient to meet our operating and capital requirements through at least the next 12 months. This estimate is based on assumptions which may prove to be wrong. As a result, we may need additional financing prior to that time.




If We Fail To Obtain Regulatory Approval To Commercially Manufacture Or Sell Any Of Our Future Drug Products, Or If Approval Is Delayed, We Will Be Unable To Generate Revenue From The Sale Of Our Products.

 We must obtain regulatory approval to market our products in the U.S. and foreign jurisdictions.

We must obtain regulatory approval before marketing or selling our future drug products. In the United States, we must obtain FDA approval for each drug that we intend to commercialize. The FDA approval process is typically lengthy and expensive, and approval is never certain. Products distributed abroad are also subject to foreign government regulation. None of our drug products has received regulatory approval to be commercially marketed and sold. If we fail to obtain regulatory approval we will be unable to market and sell our future drug products. We have several drug products in various stages of preclinical and clinical development. BM101, our first drug product, is not expected to be commercially available until at least 2000. Our other drug product will not be commercially available for at least several more years. Because of the risks and uncertainties in biopharmaceutical development, our drug candidates could take a significantly longer time to gain regulatory approval than we expect or may never gain approval. If regulatory approval is delayed our management's credibility, the value of our company and our operating results may be adversely affected.


 To obtain regulatory approval to market our products, preclinical studies and costly and lengthy clinical trials may be required and the results of the studies and trials are highly uncertain.

As part of the FDA approval process, we must conduct, at our own expense, preclinical studies on animals and clinical trials on humans on each drug candidate. We expect the number of preclinical studies and clinical trials that the FDA will require will vary depending on the drug product, the disease or condition the drug is being developed to address and regulations applicable to the particular drug. We may need to perform multiple preclinical studies using various doses and formulations before we can begin clinical trials, which could result in delays in our ability to market any of our drug products. Furthermore, even if we obtain favorable results in preclinical studies on animals, the results in humans may be different.

After we have conducted preclinical studies in animals we must demonstrate that our drug products are safe and effective for use on the target human patients in order to receive regulatory approval for commercial sale. Adverse or inconclusive clinical results would stop us from filing for regulatory approval of our products. Additional factors that can cause delay or termination of our clinical trials include:

    .  Slow patient enrollment

    .  Longer treatment time required to demonstrate efficacy

    .  Lack of sufficient supplies of the drug candidate

    .  Adverse medical events or side effects in treated patients

    .  Lack of effectiveness of the drug candidate being tested

Typically, if a drug product is intended to treat a chronic disease safety and efficacy data must be gathered over an extended period of time which ranges from six months to three years. In addition, clinical trials on humans are typically conducted in three phases. The FDA generally requires two pivotal clinical trials that demonstrate substantial evidence of safety and efficacy and appropriate dosing in a broad patient population at multiple sites to support an application for regulatory approval. If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, a single trial may be sufficient to prove safety and efficacy under the FDA's Modernization Act of 1997.

 Our strategy to conduct only one clinical trial on a small number of patients for products developed to treat genetic disorders may not be sufficient to obtain regulatory approval.

We believe that our enzyme drug products will be regulated by the FDA as biologics rather than drugs because they are manufactured by biological processes. Our strategy for the development of therapeutics for genetic disorders is to conduct only one clinical trial on a small number of patients, which would then be the basis for our submission of a biologics license application to the FDA. For example, at the end of October 1998, we completed one clinical trial with ten patients on our first drug candidate BM101 to support our biologics license application. The FDA may request additional trials to be conducted. If we have to conduct further clinical trials, whether for BM101 or other products we develop in the future, it would significantly increase our expenses and delay marketing of our product. Also, the results of initial smaller clinical trials could differ from the results obtained from subsequent more extensive testing and long-term trials.

 The fast track designation for BM101 may not actually lead to a faster review process.

Although BM101 has obtained a fast track designation, we cannot guarantee a faster review process or faster approval compared to the normal FDA procedures. If BM101 is approved, we will be required to conduct a study after we obtain approval of BM101 to demonstrate that the primary endpoints used in our single study are reasonably likely to predict clinical benefits to the patients. If this post-approval study fails to verify the clinical benefit of BM101 or demonstrates that BM101 is not safe or effective, our FDA approval can be withdrawn on an expedited basis. Furthermore, if adverse effects are identified after marketing, FDA approval may be rapidly revoked and we could not market the drug.

 We will not be able to sell our products if we fail to comply with manufacturing regulations.


Before we can begin commercially manufacturing our products we must obtain regulatory approval of our manufacturing facility and process. In addition, manufacture of our drug products must comply with the FDA's current Good Manufacturing Processes regulations, commonly known as cGMP. The cGMP regulations govern quality control and documentation policies and procedures. Our manufacturing facilities are continuously subject to inspection by the FDA, the State of California and foreign regulatory authorities, before and after product approval. Because we are currently in the process of developing the manufacturing site and process for commercial manufacture of BM101, our facility has not yet been inspected by any governmental entity. We cannot guarantee that BioMarin, or any potential third-party manufacturer of our drug products, will be able to comply with cGMP regulations. Material changes to the manufacturing processes after approvals have been granted are also subject to review and approval by the FDA or other regulatory agencies.

We currently have a contract with Harbor-UCLA Research and Education Institute to manufacture BM101 in limited quantities for use in preclinical studies and clinical trials. In order to produce initial commercial requirements for BM101 in our facility we will have to prove that the product manufactured at our facility is comparable to the clinical trial product produced in the Harbor-UCLA facility. This may require clinical testing. We must pass FDA and state inspections and manufacture three process qualification batches to final specifications under cGMP controls before the BM101 BLA can be approved. We cannot assure you that we will pass the inspections in a timely manner, if at all.




If We Fail To Obtain Orphan Drug Exclusivity For Our Products, Our Competitors May Sell Products To Treat The Same Conditions And Our Revenues May Be Reduced.


As part of our business strategy, we intend to develop drugs that may be eligible for FDA orphan drug designation. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, defined as a patient population of less than 200,000. The company that obtains the first FDA approval for a designated orphan drug for a given rare disease receives marketing exclusivity for use of that drug for the stated condition for a period of seven years. However, different drugs can be approved for the same condition.

Because the extent and scope of patent protection for our drug candidates is limited, orphan drug designation is particularly important for our products that are eligible for orphan drug designation. We plan to rely on the exclusivity period under the orphan drug designation to maintain a competitive position. If we do not obtain orphan drug exclusivity for any one of our drug products, our competitors may then sell the same drug to treat the same condition.

We received orphan drug designation from the FDA for BM101 in September 1997. In February 1999, we received orphan drug designation from the FDA for BM102. Even if we obtain orphan drug designation, we cannot guarantee that we will be the first to obtain marketing approval for any orphan indication or that exclusivity would effectively protect the product from competition. Orphan drug designation does not shorten the development or FDA review time of a drug so designated nor give the drug any advantage in the FDA review or approval process.

Because The Target Patient Populations For Our Products Are Small We Must Achieve Significant Market Share And Realize High Per Patient Prices To Achieve Our Business Objectives.

Our initial drug candidates target disorders with small patient populations. As a result, our prices must be high enough to recover our development costs and realize acceptable returns for our investors. For example, two of our initial drug products in genetic disorders, BM101 and BM102, target patients with MPS-I and MPS-VI, respectively. We estimate that there are approximately 3,400 patients with MPS-I and 1,100 patients with MPS-VI in the developed world. We believe that we will need to market worldwide to achieve significant market share. In addition, we are developing other drug candidates to treat conditions, such as other genetic diseases and serious burns, with small patient populations. We cannot be certain that we will be able to obtain sufficient market share for our drug products at a price high enough to justify our product development efforts.

If We Fail To Obtain An Adequate Level of Reimbursement For Our Drug Products By Third-Party Payors There Would Be No Commercially Viable Markets For Our Products.

The course of treatment for patients with MPS-I using BM101 is expected to be expensive. We expect patients to need treatment throughout their lifetimes. We expect that families of patients will not be capable of paying for this treatment themselves. There will be no commercially viable market for BM101 without reimbursement from third-party payors.

Third-party payors, such as government or private health care insurers, carefully review and increasingly challenge the price charged for drugs. Reimbursement rates from private companies vary depending on the third-party payor, the insurance plan and other factors. Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis. We cannot be certain that third-party payors will pay for the costs of our drugs and the courses of treatment. Even if we are able to obtain reimbursement from third-party payors, we cannot be certain that reimbursement rates will be enough to allow us to profit from sales of our drugs.

We currently have no expertise obtaining reimbursement. We expect to rely on the expertise of our partner Genzyme to obtain reimbursement for BM101. We cannot predict what the reimbursement rates will be. In addition, we will need to develop our own reimbursement expertise for future drug candidates unless we enter into collaborations with other companies with the necessary expertise.

We expect that in the future reimbursement will be increasingly restricted both in the United States and internationally. The escalating cost of health care has led to increased pressure on the health care industry to reduce costs. Governmental and private third-party payors have proposed health care reforms and cost reductions. A number of federal and state proposals to control the cost of health care, including the cost of drug treatments have been made in the United States. In some foreign markets, the government controls the pricing which would affect the profitability of drugs. Current government regulations and possible future legislation regarding health care may affect our future revenues from sales of our drugs and may adversely affect our business and prospects.

If We Are Unable To Protect Our Proprietary Technology We May Not Be Able To Compete As Effectively.

Where appropriate, we seek patent protection for certain aspects of our technology. Meaningful patent protection may not be available for some of the enzymes we are developing, including BM101 and BM102. If we must spend significant time and money protecting our patents, designing around patents held by others or licensing, for excessively large fees, patents or other proprietary rights held by others, our business and prospects may be harmed.

The patent positions of biotechnology companies are extremely complex and uncertain. The scope and extent of patent protection for some of our products are particularly uncertain because key information on some of the enzymes we are developing has existed in the public domain for many years. Other parties have published the structure of the enzyme, the methods for purifying or producing the enzyme or the methods of treatment. The composition and genetic sequences of many of our enzymes, including those for BM101, BM102, have been published and are in the public domain. The composition and genetic sequences of other MPS enzymes which we intend to develop as products have also been published. Publication of this information has prevented us from obtaining composition of matter patents, which are generally believed to offer the strongest patent protection. For enzymes with no prospect of composition of matter patents, we will depend on orphan drug status.

In addition, our owned and licensed patents and patent applications do not ensure the protection of our intellectual property for a number of other reasons:

    . We do not know whether our patent applications will result in actual patents. For example, we may not have developed a method for treating a disease before others developed similar methods.

    . Competitors may interfere with our patent process in a variety of ways. Competitors may claim that they invented the claimed invention prior to us. Competitors may also claim that we are infringing on their patents and therefore cannot practice our technology as claimed under our patent. Competitors may also contest our patents by showing the patent examiner that the invention was not original, novel or was obvious. As a Company, we have no meaningful experience with competitors interfering with our patents or patent applications.

    . Even if we receive a patent, it may not provide much practical protection. If we receive a patent with a narrow scope, then it will be easier for competitors to design products that do not infringe on our patent.

    . Enforcing patents is expensive and may absorb significant time by our management. In litigation, a competitor could claim that our issued patents are not valid for a number of reasons. If the court agrees, we would lose that patent.

In addition, competitors also seek patent protection for their technology. There are many patents in our field of technology, and we cannot guarantee that we do not infringe on those patents or that we will not infringe on patents granted in the future. If a patent holder believes our product infringes on their patent, the patent holder may sue us even if we have received patent protection for our technology. If someone else claims we infringe on their technology, we would face a number of issues, including:

    .  Defending a lawsuit takes significant time and can be very expensive.

    . If the court decides that our product infringes on the competitor's patent, we may have to pay substantial damages for past infringement.

    . The court may prohibit us from selling or licensing the product unless the patent holder licenses the patent to us. The patent holder is not required to grant us a license. If a license is available, we may have to pay substantial royalties or grant cross-licenses to our patents.

    . Redesigning our product so it does not infringe may not be possible and could require substantial funds and time.

It is also unclear whether our trade secrets will provide useful protection. While we use reasonable efforts to protect our trade secrets, our employees or consultants may unintentionally or willfully disclose our information to competitors. Enforcing a claim that someone else illegally obtained and is using our trade secrets, like patent litigation, is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Our competitors may independently develop equivalent knowledge, methods and know-how.

We may also support and collaborate in research conducted by government organizations or by universities. We cannot guarantee that we will be able to acquire any exclusive rights to technology or products derived from these collaborations. If we do not obtain required licenses or rights, we could encounter delays in product development while we attempt to design around other patents or even be prohibited from developing, manufacturing or selling products requiring these licenses. There is also a risk that disputes may arise as to the rights to technology or products developed in collaboration with other parties.

If Our Joint Venture With Genzyme Were Terminated, Our Ability To Commercialize BM101 Would Be Delayed.

We are relying on Genzyme to apply the expertise it has developed through the launch and sale of Ceredase(R) and Cerezyme(R) enzymes for Gaucher disease, a rare genetic disorder, to the marketing of our initial drug product, BM101. We have no experience selling, marketing or obtaining reimbursement for pharmaceutical products. In addition, without Genzyme we would be required to pursue foreign regulatory approvals. We have no experience in seeking foreign regulatory approvals. Termination of our joint venture with Genzyme would seriously hamper our ability to commercialize BM101.

We cannot guarantee that Genzyme will devote the resources necessary to successfully market BM101. In addition, either party may terminate the joint venture for any reason. If Genzyme were to terminate the joint venture, we would be required to undertake Genzyme's responsibilities ourselves. Termination of the joint venture could cause significant delays in product launch in the United States, difficulties in obtaining third-party reimbursement and delays or failure to obtain foreign regulatory approval, any of which could hurt our business and results of operations. Since Genzyme funds 50% of the joint venture's operating expenses, the termination of the joint venture would double our financial burden and reduce the funds available to us for other product programs.

If We Are Unable To Manufacture Our Drug Products In Sufficient Quantities And At Acceptable Cost, We May Be Unable To Meet Demand For Our Products And Lose Potential Revenues.

We have no experience manufacturing drug products in volumes that will be necessary to support commercial sales. Our unproven manufacturing process may not meet initial expectations as to schedule, reproducibility, yields, purity, costs, quality, and other measurements of performance. Improvements in manufacturing processes typically are very difficult to achieve and are often very expensive. We cannot know with any certainty how long it might take to make improvements if it became necessary to do so. If we contract for manufacturing services with an unproven process, our contractor is subject to the same uncertainties, high standards and regulatory controls.

If we are unable to establish and maintain commercial scale manufacturing within our planned time and cost parameters, sales of our products and our financial performance will be adversely affected. Scale-up problems could result in significant delays and cost over-runs before completion.

We may encounter problems with any of the following if we attempt to increase the scale or size of manufacturing:

    . Design, construction and qualification of manufacturing facilities that meet regulatory requirements

    .  Production yields

    .  Purity

    .  Quality control and assurance

    .  Shortages of qualified personnel

    .  Compliance with FDA regulations

We are developing a total of 31,000 square feet of space at two facilities, one in Novato and one in Torrance, for the manufacture of BM101. The construction and qualification of these facilities may take longer than planned and the actual construction costs of these facilities may be higher than those which we have budgeted. We expect that the manufacturing process of all of our new products, including BM102, will also require lengthy development time before we can begin manufacturing them in commercial quantity. Even if we can establish this capacity, we cannot be certain that manufacturing costs will be commercially reasonable, especially if reimbursement is substantially lower than expected.

In order to achieve our product cost targets we must develop efficient manufacturing processes either by

    . improving the colonies of cells which have a common genetic make-up, or cell lines,

    .  improving the processes licensed from others, or

    .  developing a recombinant cell line and production processes.

A recombinant cell line is a cell line with foreign DNA inserted which is used to produce a protein that it would not have otherwise produced and related purification. The development of a stable, high production cell line for any given enzyme is risky, expensive and unpredictable and may not yield adequate results. In addition, the development of protein purification processes is difficult and may not produce the high purity required with acceptable yield and costs. If we are not able to develop efficient manufacturing processes, the investment in manufacturing capacity sufficient to satisfy market demand will be much greater and will place heavy financial demands upon us. If we do not achieve our manufacturing cost targets, we will have lower margins and reduced profitability in commercial production and greater losses in manufacturing start-up phases.

If We Are Unable To Effectively Sell And Market Our Products, Our Ability to Generate Revenues Will Be Diminished.

If we cannot increase our marketing capabilities either by developing our sales and marketing organization or by entering into agreements with others, we may be unable to successfully sell our products. If we are unable to effectively sell our drug products, our ability to generate revenues will be diminished.

To increase our distribution and marketing for both our drug candidates and our Glyko, Inc. products, we will have to increase our current sales force and/or enter into third-party marketing and distribution agreements. We cannot guarantee that we will be able to hire in a timely manner, the qualified sales and marketing personnel we need if at all. Nor can we guarantee that we will be able to enter into any marketing or distribution agreements on acceptable terms, if at all. If we cannot increase our marketing capabilities as we intend, either by increasing our sales force or entering into agreements with third parties, sales of our products may be adversely affected.

We have recently entered into a joint venture with Genzyme where Genzyme will be responsible for marketing and distributing BM101. We cannot guarantee that we will be able to establish sales and distribution capabilities or that BioMarin, the joint venture or any future collaborators will successfully sell any of our drug candidates.



If We Fail To Compete Successfully, Our Revenues And Operating Results Will Be Adversely Affected.

Our competitors may develop, manufacture and market products that are more effective or less expensive than ours. They may also obtain regulatory approvals for their products faster than we can obtain them, including orphan drug designation, or commercialize their products before we do. These companies also compete with us to attract qualified personnel and parties for acquisitions, joint ventures or other collaborations. They also compete with us to attract academic research institutions as partners and to license these institution's proprietary technology. Several pharmaceutical and biotechnology companies have already established themselves in the field of enzyme therapeutics, including Genzyme, our joint venture partner.

Universities and public and private research institutions are also competitors. While these organizations primarily have educational objectives, they may develop proprietary technology and acquire patents that we may need for the development of our drug products. We will attempt to license this proprietary technology, if available. These licenses may not be available to us on acceptable terms, if at all. We also directly compete with a number of these organizations to recruit personnel, especially scientists and technicians.

We believe that established technologies provided by other companies, such as laboratory and testing services firms compete with Glyko Inc.'s products and services. For example, Glyko, Inc.'s FACE Imaging System competes with alternative carbohydrate analytical technologies, including capillary electrophoresis, high-pressure liquid chromatography, mass spectrometry and nuclear magnetic resonance spectrometry. These competitive technologies have established customer bases and are more widely used and accepted by scientific and technical personnel because they can be used for non-carbohydrate applications. Companies competing with Glyko, Inc. may have greater financial, manufacturing and marketing resources and experience.

If We Fail To Manage Our Growth Or Fail To Recruit And Retain Personnel We May Fail To Meet Our Business Objectives.

Our rapid growth has strained our managerial, operational, financial and other resources. We expect this growth to continue. We recently entered into a joint venture with Genzyme. If we receive FDA approval to market BM101, the joint venture will be required to devote additional resources to support the commercialization of BM101.

To manage expansion effectively, we need to continue to develop and improve our operating and financial systems, sales and marketing capabilities. We cannot guarantee that our systems, procedures or controls will be adequate to support our operations or that our management will be able to manage successfully future market opportunities or our relationships with customers and other third parties.

Our future growth and success depend on our ability to recruit, retain, manage and motivate our employees. The loss of key scientific, technical and managerial personnel may delay our product development programs. Any harm to our research and development programs would harm our business and prospects.

Because of the specialized scientific nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. In particular, the loss of Grant W. Denison, Jr., Chairman and Chief Executive Officer, John C. Klock, M.D., President and Secretary or Christopher M. Starr, Ph.D., Vice President for Research and Development would be detrimental to us. While each of these individuals is party to an employment agreement with us, which includes financial incentives for each of them to remain employed with us, these agreements each terminate in June 2000 and we cannot guarantee that any of them will remain employed with us beyond that time. In addition, these agreements do not restrict their ability to compete with us after their employment is terminated. The competition for qualified personnel in the biopharmaceutical field is intense. We cannot be certain that we will continue to attract and retain qualified personnel necessary for the development of our business.

If Lawsuits Are Successfully Brought Against Us, We May Incur Substantial Liabilities.

We are exposed to the potential product liability risks inherent in the testing, manufacturing and marketing of human drug treatments. We currently do not maintain insurance against product liability lawsuits. Although we intend to obtain product liability insurance within the next three months for our clinical trials of BM102 and shortly before initiating clinical trials for our other products, we cannot be certain that we will be able to obtain adequate insurance coverage. In addition, we may be subject to claims in connection with our current clinical trials for BM101 for which we have no insurance coverage. We cannot be certain that if BM101 receives FDA approval, the product liability insurance we will need to obtain in connection with the commercial sales of BM101 will be available at a reasonable cost. In addition, we cannot be certain that we can successfully defend any product liability lawsuit brought against us. If we are the subject of a successful product liability claim which exceeds the limits of any insurance coverage we may obtain, we may incur substantial liabilities which would adversely affect our earnings and financial condition.

If We Experience Any Problems With Year 2000 Compliance Our Operations May Be Disrupted.

The following is intended to constitute "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act of 1998.

Beginning in the year 2000, the date fields coded in certain software products and computer systems will need to accept four digit entries in order to distinguish 21st century dates from 20th century dates (commonly known as the year 2000 problem). It is not clear what potential problems may arise as the biopharmaceutical industry, and other industries, try to resolve this year 2000 problem.

It is possible that our currently installed computer systems, software products or other business systems, or those of our suppliers or service providers, working either alone or in conjunction with other software or systems, will not accept input of, store, manipulate and output dates for the years 1999, 2000 or subsequent years without error or interruption. We have formed a team to review and resolve those aspects of the year 2000 problem that are within our direct control and adjust to or influence those aspects that are not within our direct control. The team has reviewed our software products, including those under development, and determined that our software products do not use date data and are year 2000 compliant. Our biopharmaceutical products do not have any year 2000 exposure. Based on representations from our vendors, the team has reviewed the year 2000 compliance status of our major internal information technology programs and systems used for administrative requirements and determined that they are year 2000 compliant.

Some risks associated with the year 2000 problem are beyond our ability to control, including the extent to which our suppliers and service providers can address the year 2000 problem. The failure by a third party to adequately address the year 2000 issue could have an adverse effect on their operations, which could have an adverse effect on us. We are assessing the possible effects on our operations of the possible failure of our key suppliers and providers, contractors and collaborators to identify and remedy potential year 2000 problems.

Our Stock Price May Be Volatile And Your Investment In Our Stock Could Suffer A Decline In Value.

Prior to this offering there has been no public market for our common stock. The initial public offering price will be negotiated among the underwriters and us and may not be indicative of prices that will prevail in the trading markets after the offering. Accordingly, the initial public offering price will be determined through negotiations between BioMarin and the underwriters. Our valuation and the initial public offering stock price have no meaningful relationship to current or historical earnings, asset values, book value or any other criteria of value. The market price of the common stock after this offering will fluctuate and may be higher or lower than the initial public offering price due to factors including:

    . Progress of BM101 and our other lead drug candidates through the regulatory process, especially BM101 regulatory actions in the United States

    . Results of clinical trials, announcements of technological innovations or new products by us or our competitors

    . Government regulatory action affecting our drug candidates or our competitors' drug candidates in both the United States and foreign countries

    .  Developments or disputes concerning patent or proprietary rights

    . General market conditions for emerging growth and biopharmaceutical companies

    .  Economic conditions in the United States or abroad

    .  Actual or anticipated fluctuations in our operating results

    . Broad market fluctuations may cause the market price of our common stock to fluctuate

    .  Changes in financial estimates by securities analysts

In addition, the value of our common stock may fluctuate because it is listed on both the Nasdaq National Market and the Swiss Exchange.

In the past, following periods of large price declines in the public market price of a company's securities, securities class action litigation has often been initiated against that company. Such litigation could result in substantial costs and diversion of management's attention and resources, which would hurt our business. Any adverse determination in such litigation could also subject us to significant liabilities.


If Our Officers, Directors And Largest Stockholder Elect To Act Together They May Be Able To Control Our Management And Operations Because Together They Control A Large Portion Of Our Common Stock.

After this offering, our directors and officers will control approximately 11.0% of the outstanding shares of our common stock. If the underwriters exercise their over-allotment option in its entirety then the officers and directors will own approximately 10.8%. Glyko Biomedical will own 33.3% of the outstanding shares of capital stock after this offering. Three of six Glyko Biomedical directors are officers or directors of BioMarin. As a result, after this offering, due to their concentration of stock ownership, directors and officers, together with Glyko Biomedical if they act together, may be able to otherwise control our management and operations, and may be able to prevail on all matters requiring a stockholder vote including:

    .  The election of all directors

    . The amendment of charter documents or the approval of a merger, sale of assets or other major corporate transactions

    . The defeat of any non-negotiated takeover attempt that might otherwise benefit the public stockholders

If Another Company Attempts To Acquire Us, Anti-Takeover Provisions In Our Charter Documents And Under Delaware Law May Make The Attempt More Difficult.

Some provisions of our certificate of incorporation and bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving us. Our board of directors will have after the closing of this offering the authority to issue 1,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by the stockholders. The rights of holders of our common stock are subject to the rights of the holders of any such preferred stock that may be issued. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and to the corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock of BioMarin.

BioMarin is incorporated in Delaware. Certain anti-takeover provisions of Delaware law and our charter documents as in effect at the time of the closing may make a change in control of BioMarin more difficult, even if a change in control would be beneficial to the stockholders. Our anti-takeover provisions include provisions in the certificate of incorporation providing that stockholders' meetings may only be called by the board of directors and a provision in the bylaws providing that the stockholders may not take action by written consent. The board of directors may use these provisions to prevent changes in the management and control of our company. Under applicable Delaware law, our board of directors may adopt additional anti-takeover measures in the future.

                         Risks Related To This Offering

Shares Eligible For Future Sale: The Sale Of A Substantial Number Of Shares Of Common Stock Could Cause The Market Price Of Our Common Stock To Decline.

After this offering, we will have a total of 34,109,513 shares of common stock outstanding. If the underwriters exercise their entire over-allotment option we will have 34,784,513 shares outstanding. The sale by our company or the resale by stockholders of shares of our common stock in the public market after the offering could cause the market price of the common stock to decline. The federal securities laws impose restrictions on the ability of stockholders to resell their shares of common stock. In addition, all of our stockholders prior to this offering have agreed not to sell their shares for 180 days following the offering. The 34,109,513 shares of common stock outstanding after this offering will be available for resale on The Nasdaq National Market as follows:

   Number of Shares Date Available for Resale
   ---------------- -------------------------
       4,500,000    Immediately
           1,973    181 days following the offering without volume limitations
      23,674,207    181 days following the offering with volume and other
                    limitations
       5,933,333    Various dates beginning 181 days following the offering
                    with volume limitations

Beginning 181 days after the date of this prospectus all 29,609,513 shares of common stock held by existing stockholders shall be eligible for sale on the Swiss Exchange. Sales of these shares on the Swiss Exchange, however, will still be subject to U.S. securities laws including Regulation S or Rule 144 which may, as applicable to each stockholder, restrict such sales.

After this offering, holders of 29,607,540 shares of the common stock may require us to register their shares for resale under federal securities laws. Registration of such shares would allow these stockholders to immediately resell their shares on The Nasdaq National Market or the Swiss Exchange. The market price of the common stock could decline if any of these sales were made or even anticipated.

We also intend to file a registration statement following the offering to permit the sale of approximately 5,450,000 shares of common stock under our stock plans beginning 181 days after the offering. As of May 31, 1999, options to purchase 3,773,226, shares of BioMarin common stock upon exercise of options with a weighted average exercise price per share of $4.68 were outstanding. Many of these shares are subject to vesting that generally occurs over a period of four years following the date of grant however. All vested options are subject to agreements with the underwriters not to sell such shares for 180 days after the offering.

                          HISTORY OF OUR COMPANY

  We were incorporated as a wholly-owned subsidiary of Glyko Biomedical in October 1996. We began operations in March 1997 and were initially funded by Glyko Biomedical. In June 1997, Glyko Biomedical licensed to BioMarin important intellectual property for use in therapeutic applications.

  Glyko Biomedical's original 100% ownership position in our company has been reduced to 41.7% of the total shares of common stock outstanding before this offering due to the following transactions:

  . In October 1997, we sold 2,500,000 shares of our common stock to three founders.

  . In December 1997 and June and August 1998, we completed two private placements of our common stock to independent investors and Glyko Biomedical.

  . In September 1998, we entered into a joint venture with Genzyme to develop and commercialize BM101. As part of that transaction, Genzyme purchased 1,333,333 shares of our common stock and committed to purchase an additional $10.0 million of our common stock concurrent with this offering.

  . In October 1998, we purchased Glyko Biomedical's analytical and diagnostic subsidiary, Glyko, Inc., by issuing 2,259,039 shares of our common stock and assuming responsibility for employee stock options.

  . In April 1999, we raised $26.0 million from the sale of convertible notes in a private placement. Glyko Biomedical purchased $4.3 million in principal amount of these convertible notes.

  Upon the automatic conversion of the convertible notes at the completion of this offering, the issuance of common stock to Genzyme concurrent with this offering and the issuance of shares in this offering, Glyko Biomedical's ownership interest will be reduced to 33.3%. Glyko Biomedical is currently, and after completion of these transactions, will remain our largest stockholder.

                                USE OF PROCEEDS

The net proceeds to us from the sale of 4,500,000 shares of common stock in this offering at an assumed public offering price of $12.00 per share and the sale of $10.0 million of common stock to Genzyme at the initial public offering price in a private placement concurrent with this offering, are estimated to be $58.7 million after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The net proceeds to us are estimated to be $66.3 million if the underwriters' over-allotment option is exercised in full.

We intend to use the net proceeds of this offering over the 12 months following this offering for the following purposes:

    . To fund our share of costs associated with the development and commercialization of BM101. We estimate that this use will require approximately $10.0 million.

    . To fund research and development including clinical trials, regulatory processes and process development, scale-up and start-up of manufacturing activities for our other pharmaceutical product programs. We estimate that this use will require approximately $22.0 million.

    . For research, development, clinical and commercial manufacturing facilities, including related equipment. We estimate that this use will require $26.0 million.

    . General corporate purposes, including working capital. We estimate that this use will consume the remaining proceeds.

A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain rights to use complementary technologies.

We may require additional funds in the 12-month period following this offering to accelerate product programs or to undertake new initiatives or enter into collaborative arrangements.

The amounts and timing of our actual expenditures for each of these purposes may vary significantly depending upon numerous factors, including the status of our product development efforts, regulatory approvals, competition, sales and marketing activities and market acceptance of our products. Pending use for these or other purposes, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities. See "Risk Factors--If We Fail To Obtain The Capital Necessary To Fund Our Operations We Will Be Unable To Complete Our Product Development Programs."

                                DIVIDEND POLICY

We have never paid cash dividends on our common stock. We currently intend to retain all of our future earnings to finance the growth and development of our business. We do not intend to pay cash dividends on our common stock in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements" as defined under securities laws. These statements can be identified by the use of terminology such as "believes," "expects," "anticipates," "plans," "may," "will," "projects," "continues," "estimates," "potential," "opportunity" and so on. These forward-looking statements may be found in the "Summary," "Risk Factors," "Business," and other sections of this prospectus. Our actual results or experience could differ significantly from the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in "Risk Factors," as well as those discussed elsewhere in this prospectus. You should carefully consider that information before you make an investment decision.

You should not place undue reliance on these statements, which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to these forward-looking statements after completion of the offering to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

                                 CAPITALIZATION

The following table sets forth our actual capitalization at March 31, 1999. The pro forma capitalization gives effect to the sale of $26.0 million of convertible promissory notes, net of issuance costs of $1.1 million. The as adjusted data reflects (1) the sale of 4,500,000 shares of common stock by BioMarin at an assumed initial public offering price of $12.00 per share; (2) the sale of $10.0 million of common stock to Genzyme at the initial public offering price in a private placement concurrent with the offering; and (3) the issuance of 2,600,000 shares of common stock, excluding shares issuable upon conversion of accrued interest, upon the automatic conversion of the convertible promissory notes on the date of the final prospectus for this offering, after deducting underwriting discounts and commissions and estimated offering expenses:

                                                    As of March 31, 1999,
                                                  ----------------------------
                                                              Pro        As
                                                   Actual    Forma    Adjusted
                                                  --------  --------  --------
                                                        (in thousands)
Cash, cash equivalents and investments........... $  3,829  $ 28,724  $ 87,444
                                                  ========  ========  ========
Long-term liabilities (/1/)...................... $    103  $ 26,103  $    103

Stockholders' equity:
  Common stock, $0.001 par value; 50,000,000
   shares authorized, actual; 50,000,000 shares
   authorized, pro forma; 75,000,000 shares
   authorized, as adjusted; 26,176,180 shares
   issued and outstanding, actual and pro forma;
   34,109,513 shares issued and outstanding, as
   adjusted (/2/)................................       26        26        34
  Preferred stock, $0.001 par value; no shares
   authorized, actual and pro forma; 1,000,000
   shares authorized, as adjusted; no shares
   issued and outstanding actual, pro forma and
   as adjusted...................................      --        --        --
  Additional paid-in capital.....................   48,358    48,358   131,965
  Warrants.......................................      128       128       128
  Notes receivable from stockholders.............   (2,525)   (2,525)   (2,525)
  Deferred compensation..........................   (1,472)   (1,472)   (1,472)
  Accumulated deficit............................  (19,470)  (19,470)  (19,470)
                                                  --------  --------  --------
    Total stockholders' equity...................   25,045    25,045   108,660
                                                  --------  --------  --------
      Total capitalization....................... $ 25,148  $ 51,148  $108,763
                                                  ========  ========  ========

-------------------------------
(/1/)  See Notes 3 and 12 of Notes to BioMarin's Financial Statements.

(/2/) Excludes (1) 3,553,526 shares of common stock issuable upon exercise of outstanding options at March 31, 1999 with a weighted average exercise price of $4.51 per share, and (2) 801,500 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $1.00 per share.

                                    DILUTION

Our net tangible book value as of March 31, 1999, was $13,612,968 or $0.52 per share of common stock. Pro forma net tangible book value per share represents the amount of BioMarin's pro forma stockholders' equity, less intangible assets, divided by the pro forma number of shares of common stock outstanding as of March 31, 1999 after giving effect to:

    . The application of the net proceeds from the sale on April 13, 1999 of $26.0 million of convertible promissory notes and the issuance of 2,600,000 shares of common stock, excluding shares issuable upon conversion of accrued interest, upon the automatic conversion of the convertible promissory notes on the date of the final prospectus for this offering

    . The application of the net proceeds from the sale of 4,500,000 shares of common stock by BioMarin at an assumed initial public offering price of $12.00 per share

    . The sale of $10.0 million of common stock to Genzyme at the initial public offering price in a private placement concurrent with this offering

As of March 31, 1999, after giving effect to the items above, the pro forma net tangible book value of BioMarin would have been $97,227,968 million or $2.85 per share.

This represents an immediate increase in net tangible book value to existing stockholders of $2.33 per share and an immediate dilution to new investors of $9.15 per share. The following table illustrates the per share dilution:

Assumed initial public offering price per share....................      $12.00
  Net tangible book value per share as of March 31, 1999........... 0.52
  Increase in net tangible book value per share attributable to new investors....................................................... 2.33
                                                                    ----
Pro forma net tangible book value per share after the offering.....        2.85
                                                                         ------
Dilution per share to new investors................................      $ 9.15
                                                                         ======

The following table enumerates the number of shares of common stock purchased, the total consideration paid and the average price per share paid by our existing stockholders. The following table also enumerates the number of shares of common stock purchased and the total consideration paid, calculated before deduction of underwriting discounts and commissions and estimated offering expenses, and the average price per share paid by the new investors in this offering.

                              Shares Purchased  Total Consideration   Average
                             ------------------ --------------------   Price
                               Number   Percent    Amount    Percent Per Share
                             ---------- ------- ------------ ------- ---------
Existing stockholders....... 29,609,513  86.8%  $ 68,270,981  55.8%    $2.31
New investors in this
 offering...................  4,500,000  13.2     54,000,000  44.2     12.00
                             ----------  ----   ------------  ----     -----
    Total................... 34,109,513   100%  $122,270,981   100%    $3.58
                             ==========  ====   ============  ====     =====

The table above is calculated on a pro forma basis as of March 31, 1999, assuming the issuance of 2,600,000 shares of common stock upon conversion of outstanding convertible promissory notes, excluding shares issuable upon conversion of interest accrued on the notes.

The table above assumes no exercise of the underwriters over-allotment option and no exercise of stock options outstanding at March 31, 1999. As of March 31, 1999, there were options outstanding to purchase a total of 3,553,526 shares, at a weighted average exercise price of $4.51 per share. As of March 31, 1999, there were warrants outstanding to purchase 801,500 shares of common stock at an exercise price of $1.00 per share. See "Capitalization," "Management-- Compensation of Directors," "--Executive Compensation" and Notes 3 and 12 of Notes to BioMarin's Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

The selected consolidated balance sheet data of BioMarin Pharmaceutical Inc. as of December 31, 1997 and 1998 and the statements of operations data for the period from March 21, 1997 (inception) and the year ended December 31, 1998 presented below are derived from the consolidated financial statements of BioMarin Pharmaceutical Inc. and subsidiaries, including Glyko, Inc. from October 7, 1998, the date on which it was acquired by BioMarin. These consolidated financial statements of BioMarin and subsidiaries have been audited by Arthur Andersen LLP, independent public accountants. The consolidated balance sheets as of December 31, 1997 and 1998, and the related consolidated statements of operations for the period from March 21, 1997 (inception) to December 31, 1997, and the year ended December 31, 1998, and the related report, are included elsewhere in this prospectus.

The selected financial data of Glyko, Inc. presented below are derived from the financial statements of Glyko, Inc. These financial statements have been audited by Arthur Andersen LLP, independent public accountants. The balance sheets as of December 31, 1997 and October 7, 1998 and the statements of operations for the years ended December 31, 1996 and 1997 and for the period ended October 7, 1998, and the related report, are included elsewhere in this prospectus. The balance sheets as of December 31, 1994, 1995 and 1996 and the statements of operations for the years ended December 31, 1994 and 1995, are not included in this prospectus.

The selected financial data set forth below as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 and the period from March 21, 1997 (inception) to March 31, 1999 are derived from the Company's unaudited financial statements which are included elsewhere in this prospectus and which include, in the opinion of the Company, all adjustments, consisting of normal recurring adjustments, that are necessary for a fair presentation of its financial position and the results of operations for those periods. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

The selected consolidated financial data set forth below contain only a portion of BioMarin's and Glyko, Inc.'s financial statement information and should be read in conjunction with the Consolidated Financial Statements of BioMarin Pharmaceutical Inc. and the Financial Statements of Glyko, Inc. and related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                          Period from                                         Period from
                         March 21, 1997                Three Months Ended    March 21, 1997
                         (Inception) to  Year ended         March 31,        (Inception) to
                          December 31,  December 31, -----------------------   March 31,
                              1997          1998        1998        1999          1999
                         -------------- ------------ ----------- ----------- --------------
                                                     (unaudited) (unaudited)  (unaudited)
BioMarin's Consolidated
 Statements of
 Operations Data:
Revenues................    $   --        $  1,190     $   --     $  1,104      $  2,295
Operating costs and
 expenses:
  Cost of goods sold....        --             108         --          103           211
  Research and
   development..........      1,914         10,502       1,108       3,820        16,237
  General and
   administrative.......        914          3,531         303       1,549         5,994
                            -------       --------     -------    --------      --------
Loss from operations....     (2,828)       (12,951)     (1,411)     (4,367)      (20,147)
Interest income.........         65            684          92         154           904
Equity in loss of joint
 venture................        --             (47)        --         (180)         (227)
                            -------       --------     -------    --------      --------
Net loss................    $(2,763)      $(12,314)    $(1,319)   $ (4,394)     $(19,470)
                            =======       ========     =======    ========      ========
Net loss per common
 share, basic and
 diluted................    $ (0.34)      $  (0.55)    $ (0.06)   $  (0.17)     $  (1.12)
                            =======       ========     =======    ========      ========
  Weighted average
   common shares
   outstanding..........      8,136         22,488      20,567      26,176        17,441
                            =======       ========     =======    ========      ========

                         As of December
                              31,         As of
                         -------------- March 31,
BioMarin's Consolidated   1997   1998      1999
 Balance Sheet Data:     ------ ------- ----------
Cash, cash equivalents
 and short-term
 investments............ $6,888 $11,389 $3,829
Total current assets....  7,507  12,819  5,526
Total assets............  7,653  31,509 26,778
Long-term liabilities...    --      110    103
Total stockholders'
 equity.................  7,380  29,395 25,045

                             Years Ended December 31,
                          ---------------------------------  Period From January 1
Glyko, Inc.'s Statements   1994     1995     1996     1997    to October 7, 1998
 of Operations Data:      -------  -------  -------  ------  ---------------------
Revenues................  $   883  $ 1,569  $ 1,331  $2,064         $1,160
Operating costs and
 expenses:
  Cost of products and
   services.............      320      512      509     483            285
  Research and
   development..........    1,141    1,096    1,015     633            613
  Selling, general and
   administrative.......    1,695    1,640    1,490     563            521
  Other.................      --       --       --      --            (166)
                          -------  -------  -------  ------         ------
Income (loss) from
 operations.............   (2,273)  (1,679)  (1,683)    385            (93)
Other income (loss).....       (1)     --        87      (2)            (1)
Interest income.........       18       30       18      12             28
                          -------  -------  -------  ------         ------
Income (loss) before
 income taxes...........   (2,256)  (1,649)  (1,578)    395            (66)
Provision for income
 taxes..................      --       --       --      --             --
                          -------  -------  -------  ------         ------
Net income (loss).......  $(2,256) $(1,649) $(1,578) $  395         $  (66)
                          =======  =======  =======  ======         ======

                                         As of December 31,           As of
                                    ------------------------------  October 7,
                                    1994    1995   1996     1997       1998
Glyko, Inc.'s Balance Sheet Data:   -----  ------ -------  -------  ----------
Cash, cash equivalents and short-
 term investments.................. $  79  $  621 $   211  $   528     $ 24
Total current assets...............   438   1,098     478      867      407
Total assets.......................   619   1,212     588      988      503
Long-term liabilities..............    93      77   3,652    3,804      --
Total stockholders' equity
 (deficit).........................  (485)    449  (3,712)  (3,316)     298

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations should be read in conjunction with our consolidated financial statements and the financial statements of Glyko, Inc. and their notes appearing elsewhere in this prospectus.

Overview

We are a developer of carbohydrate enzyme therapies for debilitating, life-threatening, chronic genetic disorders and other diseases or conditions. Since our inception on March 21, 1997, we have been engaged in research and development activities, including preclinical studies, clinical trials and clinical manufacturing, the establishment of laboratory and manufacturing facilities, and administrative activities. BioMarin was incorporated in October 1996 as a wholly-owned subsidiary of Glyko Biomedical. BioMarin was funded by Glyko Biomedical and began operations on March 21, 1997, the date of inception.

We have incurred net losses since inception and had an accumulated deficit through March 31, 1999 of $19.5 million. Our losses have resulted primarily from research and development activities and related administrative expenses. We expect to continue to incur operating losses through at least the year 2000. To date, we have not generated revenues from the sale of our drug candidates. Our financial results may vary depending on many factors, including:

    . The progress of BM101 in the regulatory processes and initial sales activities

    . The investment in manufacturing process development and in manufacturing capacity for BM101 and other product candidates

    . The acceleration of our other pharmaceutical candidates into preclinical studies and clinical trials

    .  The progress of our additional research and development efforts

In September 1998, we established a joint venture with Genzyme for the worldwide development and commercialization of BM101 for the treatment of MPS-
I. Under the agreement, our company and Genzyme are each required to make capital contributions to the joint venture equal to 50% of the expenses associated with the development and commercialization of BM101. We will share equally in any profits generated from the sales of BM101.

On April 13, 1999, we issued $26.0 million of convertible promissory notes. The notes will convert into 2,600,000 shares of our common stock, excluding shares issuable upon conversion of interest, on the date of the final prospectus for this offering at an initial conversion price, subject to adjustment, of $10.00 per share.

Acquisition of Glyko, Inc.

In October 1998, we acquired Glyko, Inc., a wholly-owned subsidiary of Glyko Biomedical in a transaction valued at $14.5 million. Glyko, Inc. provides products and services that perform carbohydrate analysis and medical diagnosis to research institutions and commercial laboratories. As consideration for the acquisition of all of the outstanding shares of Glyko, Inc., we: (1) issued 2,259,039 shares of common stock to Glyko Biomedical, (2) assumed the stock options of Glyko, Inc. employees exercisable for 255,540 shares of our common stock and (3) paid $500 in cash.

Historical Results of Operations--BioMarin

Quarters ended March 31, 1998 and 1999

Revenue. BioMarin generated revenues of $1.1 million for the quarter ended March 31, 1999 consisting primarily of $746,000 of revenues from the BioMarin/Genzyme LLC joint venture. These revenues were derived from services performed by BioMarin for the joint venture, $202,000 from the sale of Glyko, Inc. products, $47,000 from the sale of Glyko, Inc. services and $109,000 of other revenues. The $109,000 of other revenues were derived from grants received from the federal government to fund various research projects. Glyko, Inc. sells products and services to BioMarin at a 27% distributor discount. BioMarin had no revenues in the quarter ended March 31, 1998. For further explanation of the expenses incurred by BioMarin in connection with the joint venture see note 1 to the consolidated financial statements.

Cost of Sales. In the quarter ended March 31, 1999, BioMarin recorded cost of sales of $103,000 from the sale of Glyko, Inc. products and services. In the comparable 1998 period, BioMarin had no sales and, consequently, no cost of sales.

Research and Development. Research and development expenses were $3.8 million in the quarter ended March 31, 1999, compared to $1.1 million in the comparable 1998 period. The increase was due primarily to the significant expansion of our product programs, staff and facilities in the second half of 1998 and the first quarter of 1999 in contrast to limited start-up research and development activities in the first quarter of 1998. The increase includes a significant increase in research and development salaries and benefits, a significant increase in leased laboratory space and related facilities expenses and a significant increase in technical materials and technical consulting expenses related to our research programs. We expect to substantially increase our research and development expenditures in future quarters to support the continued development of BM101 and our other drug products.

General and Administrative. General and administrative expenses were $1.5 million in the quarter ended March 31, 1999 compared to $303,000 in the comparable 1998 period. General and administrative expenses increased in the first quarter of 1999 to support the significantly expanded scale of operations in the second half of 1998 and the first quarter of 1999 compared to the smaller administrative requirements in the comparable 1998 period. The increase included a significant increase in salaries and benefits for administrative staff, a significant increase in the facilities costs and an increase in professional service fees. We expect to substantially increase our general and administrative expenses, primarily administrative staffing and related expenses, to support our increased scale of operations.

Interest Income. Interest income in the quarter ended March 31, 1999 was $154,000 while interest income totaled $92,000 in the comparable 1998 period. The higher interest income in the first quarter ended March 31, 1999 resulted from higher cash balances available for investment in 1999 as a result of the second private placement in mid 1998 and the Genzyme investment in the third quarter of 1998.

Equity in Loss of Joint Venture. Equity in loss of joint venture was $180,000 in the quarter ended March 31, 1999. Because the joint venture did not begin operations until September 4, 1998, there was no equity in loss of joint venture for the comparable 1998 period. See note 1 to the consolidated financial statements of BioMarin for details of accounting for the joint venture.

Deferred Compensation. We record deferred compensation representing the difference between the exercise price of options granted and the deemed fair market value of the common stock at the time of grant. We recorded deferred compensation of approximately $500,000 for the quarter ended March 31, 1999, related to the grant of options. We will recognize deferred compensation as an expense over the related four-year vesting period of the options. No deferred compensation was recorded for the quarter ended March 31, 1998.

The Period From March 21, 1997 (Inception) to December 31, 1997 and the Year Ended December 31, 1998

In October 1998, we acquired Glyko, Inc. from Glyko Biomedical. The acquisition was accounted for as a purchase. As a result, our consolidated statements of operations data include the operations of Glyko, Inc. from October 7, 1998, the date of the acquisition, through December 31, 1998.

Revenue. BioMarin generated revenues of $1.2 million in 1998 consisting primarily of $837,000 of revenues from the BioMarin/Genzyme LLC joint venture representing services performed by BioMarin for the joint venture, $138,000 from the sale of Glyko, Inc. products since its acquisition on October 8, 1998, $112,000 from the sale of Glyko, Inc. services since its acquisition on October 8, 1998 and $103,000 of other revenues representing grants received from the federal government to fund various research projects. Glyko, Inc. sells products and services to BioMarin at a 27% distributor discount.There were no revenues in the 1997 period. For further explanation of BioMarin's revenues see note 1 to the consolidated financial statements.

Cost of Goods Sold. In 1998, BioMarin had cost of goods sold of $108,000 as a result of the sale of Glyko, Inc. products. In the 1997 period, BioMarin had no sales and, consequently, no cost of goods sold.

Research and Development. Research and development expenses were $10.5 million in 1998, compared to $1.9 million in the 1997 period. The increase was due primarily to a full year of BM101 expenses including 12 months of clinical trials in 1998, compared to only one month of clinical trials in the 1997 period. In addition, we expanded significantly our product programs, staff and facilities in 1998 in contrast to limited start-up research and development activities in the 1997 period.

General and Administrative. General and administrative expenses were $3.5 million in 1998 compared to $914,000 in the 1997 period. General and administrative expenses increased in 1998 to support the significantly expanded scale of operations in 1998 compared to the smaller administrative requirements in the shorter, start-up 1997 period. These increased administrative expenses included significant increases in salaries and benefits for administrative staff, an increase in facilities costs and an increase in professional service fees.

Interest Income. Interest income in 1998 was $685,000 while interest income totaled $65,000 in the 1997 period. The higher interest income in 1998 resulted from higher cash balances available for investment in 1998 as a result of the first private placement late in 1997, a second private placement in mid-year 1998 and the Genzyme investment in the third quarter of 1998.

Equity in Loss of Joint Venture. BioMarin entered the BM101 joint venture in September 1998 and recorded a net loss of $47,000 for 1998. See note 1 to the consolidated financial statements of BioMarin for details of accounting for the joint venture.

Deferred Compensation. We recorded deferred compensation representing the difference between the exercise price of options granted and the deemed fair market value of the common stock at the time of grant. We recorded deferred compensation of approximately $1.0 million for the year ended December 31, 1998 related to the grant of options. We will recognize deferred compensation as an expense over the related four-year vesting period of the options.

In 1997 we recorded deferred compensation of $200,000. This $200,000 represented interest imputed at 9% on notes receivable of $2.5 million from three executive officers, Grant W. Denison Jr., Dr. John Klock and Dr. Christopher Starr. The executive officers used the principal of the notes to purchase 2.5 million shares of BioMarin's common stock. The notes bear an interest rate of 6% per year, expire on July 31, 2000, and are secured by the underlying stock. Deferred compensation is amortized over the life of the notes.

Historical Results of Operations--Glyko, Inc.

Period from January 1, 1998 to the Date of Acquisition by BioMarin, October 7, 1998,
and Year Ended December 31, 1997

During most of 1997, Glyko, Inc. and BioMarin were commonly owned by Glyko Biomedical. During this period, Glyko, Inc. and BioMarin shared facilities and personnel for which expenses were accounted for separately by each company. The year ended December 31, 1998, only includes Glyko, Inc.'s operations for the nine month and seven day period from January 1, 1998 through October 7, 1998, the date of Glyko, Inc.'s acquisition by BioMarin. The comparisons below, as they relate to Glyko, Inc., are for twelve months of 1997 versus nine months seven days of 1998.

Revenue. Revenues in the 1998 period were $1.2 million and consisted of sales of products of $750,000, sales of services of $115,000 and other revenues representing development fees of $25,000 and grant revenues of $270,000. Sales of products include sales of chemical analysis kits and imaging systems and sales of services include custom analytic services. The decline in product revenues in 1998 was due to a decrease in sales volume and due to the sale of Glyko, Inc. to BioMarin in October 1998. The decrease in other revenues was due to development, technology and licensing fees received in 1997 that did not recur in 1998.

Revenues in 1997 were $2.1 million and consisted of sales of products of $1.0 million, and sales of services of $186,000, other revenues of $704,000 and grant revenues of $157,000. Other revenues include $25,000 in development fees for the development of a heparin analyzer prototype, $429,000 in licensing fees from a domestic distributor and $250,000 in diagnostic product distribution fees from a foreign distributor.

Product revenues are recognized upon shipment of products. Service revenues are recognized upon completion of services as evidenced by the transmission of reports to customers. Other revenues, principally licensing, distribution and development fees are recognized upon completion of contractual obligations, such as, signing of contract, milestone payments and anniversaries from the effective date.

Cost of Products and Services. Glyko, Inc.'s cost of products and services was $285,000 in the 1998 period compared to $483,000 in 1997. The decrease in cost of products and services was primarily due to lower sales resulting from the shorter sales period of nine months in 1998 compared to 12 months in 1997. In addition, lower manufacturing overhead costs due to the sharing of facilities and related expenses with BioMarin, reduced the cost of products.

Research and Development. Glyko, Inc.'s research and development expenses in the 1998 period were $613,000 compared to $633,000 in 1997. Even though the absolute expenses decreased, the rate of spending was higher in the 1998 period due to increased laboratory expenses related to new diagnostic products.

Selling, General and Administrative. Glyko, Inc.'s selling, general and administrative expenses were $521,000 in the 1998 period compared to $563,000 in 1997. The decrease was due to the shorter period in 1998. Selling, general and administrative expenses increased on an annualized basis due to a reversal in 1997 of prior years' expenses accrued in Glyko Biomedical's statements of operations which reduced these expenses in 1997 by $20,000 and a small increase in advertising and sales travel in 1998.

Other Operating Expenses. At December 31, 1997, we had recorded an amount payable to stockholder of $366,000 representing the amount claimed by the stockholder relating to a facilities dispute with us. We had a cross-claim for royalty income which would reduce the stockholder's claim. Glyko, Inc.'s other operating expenses in the 1998 period represents the settlement of the claim at a gain of $166,000. As of April 1998, the claimant no longer was a stockholder of Glyko Biomedical.

Interest Income. Glyko, Inc.'s interest income in 1998 and 1997 of $28,000 and $13,000, respectively, reflected earnings on cash invested in short term interest bearing accounts. The increase in interest income in the 1998 period resulted from higher cash balances available for investment compared to 1997. Interest expense in 1998 and 1997 was immaterial.

Years Ended December 31, 1997 and 1996

Revenue. Revenues in 1997 were $2.1 million and consisted of sales of products of $1.0 million, and sales of services of $186,000, other revenues of $704,000 and grant revenues of $157,000. Sales of products include sales of chemical analysis kits and imaging systems and sales of services include custom analytic services. Other revenues include $25,000 in development fees for the development of a heparin analyzer prototype, $429,000 in licensing fees from a domestic distributor and $250,000 in diagnostic product distribution fees from a foreign distributor.

Revenues in 1996 were $1.3 million and consisted of sales of products of $1.1 million, and sales of services of $211,000 and other revenues representing grant revenues of $34,000.

The decline in product revenues in 1997 was due principally to the relocation of Glyko, Inc.'s California facilities in February 1997 which caused delays in fulfilling orders. Glyko, Inc.'s inability to fulfill orders immediately before, during and immediately after the move prompted customers to place orders with competing companies. Glyko, Inc. was unable to re-establish relations with some of these former customers. The increase in other revenues was due to new or revised development, technology and licensing agreements negotiated in 1997.

Cost of Products and Services. Glyko, Inc.'s cost of products and services was approximately $483,000 in 1997 compared to $509,000 in 1996. The decrease in 1997 was primarily due to reduced sales of products and services in 1997. Cost of products and services as a percent of sales of 40% in 1997 was slightly higher than the same percentage in 1996, which was 39%. This increase was due to changes in the nature of the products Glyko, Inc. sold. In 1996 more FACE imagers and systems were sold which yield a significantly higher profit margin than chemical kits and services.

Research and Development. Glyko, Inc.'s research and development expenses in 1997 were $633,000 compared to approximately $1.0 million in 1996. The decrease was due, in part, to the transfer of lab personnel in 1997 to BioMarin programs. The decrease was also due, in part, to the reduction of salary and benefits allocated to Glyko, Inc. for Dr. Christopher Starr, Vice President of Research and Development, whose time allocated to Glyko, Inc. went from 100% in 1996 to 30% in 1997. One other full-time Ph.D. was shifted 100% to BioMarin in 1997. The reallocation of human resources during this period from Glyko, Inc. to BioMarin was in response to changing staffing needs in both companies. Also, in October 1996, Glyko, Inc. reduced its workforce, which included one full-time lab technician, in an effort to reduce expenditures to offset declining revenues.

Selling, General and Administrative. Glyko, Inc.'s selling, general and administrative expenses were $563,000 in 1997, compared to $1.5 million in 1996. Marketing and promotional expenses were lower in 1997 due to the cut-back of two full-time marketing positions in October 1996 in an effort to reduce expenditures. General and administrative expenses were reduced due to the reduction of rent expense resulting from Glyko, Inc.'s relocation to a smaller facility in 1997 and due to the sublease rental income from BioMarin in 1997. Rent expense in 1996 was offset by a write-off of the deferred rent balance of $62,538 at December 31, 1996 related to a lease abandonment. For more detail regarding this lease abandonment, see note 5 of the financial statements of Glyko, Inc. General and administrative expenses were also reduced due to the cut-back of administrative staff in October 1996 in an effort to reduce expenditures plus the reduction of salary and benefits allocated to Glyko, Inc. for Dr. John Klock, President, whose time allocated to Glyko, Inc. went from 100% in 1996 to 30% in 1997.

Interest Income. Glyko, Inc.'s interest income in 1997 and 1996 was $13,000 and $18,000, respectively, as a result of interest earned on cash balances available for short-term investment. Interest expense in 1997 and 1996 was immaterial.



Liquidity and Capital Resources

We have financed our operations since our inception by the issuance of common stock and convertible notes and the related interest income earned on cash balances available for short-term investment. Since inception, we have raised aggregate net proceeds of $54.7 million. We were initially funded by Glyko Biomedical with a $1.5 million investment. We have since raised additional capital from the sale of common stock in private placements, the sale of promissory notes convertible, according to their terms, into common stock and an investment of $8.0 million by Genzyme as part of our joint venture with them.

Our combined cash, cash equivalents and short-term investments totaled $3.8 million at March 31, 1999, a decrease of $7.6 million from December 31, 1998. The primary use of cash during the quarter ended March 31, 1999 was to finance operations and to purchase property and equipment. For the quarter ended March 31, 1999, operations used $4.1 million, we purchased $2.8 million of property, equipment and leasehold improvements and invested $641,000 in the joint venture.

From our inception through March 31, 1999, we have purchased approximately $9.3 million of property, equipment and leasehold improvements. We expect that our investment in property, equipment and leasehold improvements will increase significantly during the next two years because we will provide facilities and equipment for an increased number of staff and increase manufacturing capacity.

Glyko, Inc. plans to expand its analytic product line by developing new enzymes and enhancements of its FACE system. Glyko, Inc. anticipates that it will spend $1.1 million over the next 12 months to complete these analytical product development projects currently in process.

Glyko, Inc. also plans to expand its diagnostic product line by developing new tests using its carbohydrate analytic technologies. Glyko, Inc. anticipates that it will spend $1.2 million over three years to complete the diagnostic product development projects currently in process.

We have made and plan to make substantial commitments to capital projects, including the BM101 manufacturing facility in Torrance, California, a manufacturing facility in Novato, and new research and development facilities in Novato. If all product programs proceed on schedule these current capital commitments and plans for future capital requirements combined will require approximately $32.0 million in the 18 month period beginning in January 1999.

In September 1998, we established a joint venture with Genzyme for the worldwide development and commercialization of BM101 for the treatment of MPS-
I. We will share expenses and profits from the joint venture equally with Genzyme. Genzyme invested $8.0 million upon signing the agreement and has agreed to purchase $10.0 million of common stock at the initial public offering price in a private placement concurrent with this offering. Genzyme has committed to pay us an additional $12.1 million upon approval of the biologics license application for BM101.

On October 7, 1998, we purchased Glyko, Inc. from Glyko Biomedical for an aggregate purchase price of $14.5 million. The purchase price was paid for with 2,259,039 shares of our common stock, our assumption of certain stock options held by Glyko, Inc. employees which were exercisable into a maximum of 255,540 shares of our common stock and $500 in cash.

On April 13, 1999, we sold a total of $26.0 million of convertible promissory notes. The notes are convertible into our common stock at an initial conversion price of $10.00 per share, subject to proportional adjustment in the event of stock splits or adjustments, reverse stock splits or redemption of any shares of our common stock. These notes bear an interest rate of 10% annually. These notes also have weighted average anti-dilution protection for subsequent private placements of equity securities of BioMarin made after the date of issuance of the notes but before their conversion, subject to limited exemptions.

In May 1999, Glyko, Inc. acquired key assets of the Biochemical Research Reagent Division of Oxford GlycoSciences Plc. The acquisition was made to increase Glyko, Inc.'s product offerings and was valued from $1.5 million to $2.1 million, depending on the future sales of the acquired products.

We expect our current funds including the proceeds of this offering to last for a period of approximately 12 months following this offering.

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

Until we can generate sufficient levels of cash from our operations, we expect to continue to finance future cash needs through:

    .  The sale of equity securities

    .  Equipment-based financing

    .  Collaborative agreements with corporate partners

We do not expect to generate positive internal cash flow for at least the next two years because we expect to increase operational expenses and manufacturing investment for the joint venture and to increase research and development activities, including:

    .  Preclinical studies, clinical trials and regulatory review

    .  Commercialization of our drug candidates

    .  Development of manufacturing operations

    .  Process development

    .  Scale-up of manufacturing facilities

    .  Sales and marketing activities

We anticipate a need for additional financing to fund the future operations of its business, including the commercialization of our drug candidates currently under development. We cannot assure you that additional financing will be obtained or, if obtained, will be available on reasonable terms.

Our future capital requirements will depend on many factors, including, but not limited to:

    .  The progress of its research and development programs

    .  The progress of preclinical studies and clinical trials

    .  The time and cost involved obtaining regulatory approvals

    .  Scaling up, installing and validating manufacturing capacity

    .  Competing technological and market developments

    . Changes and developments in collaborative, licensing and other relationships

    .  The development of commercialization activities and arrangements

    .  The leasing and build-out of additional facilities

    .  The purchase of additional capital equipment

We plan to continue our policy of investing available funds in government securities and investment grade, interest-bearing securities, primarily with maturities of one year or less. We do not invest in derivative financial instruments, as defined by Statement of Financial Accounting Standards No. 119.

At December 31, 1998, we had tax net operating loss carryforwards of approximately $24.1 million for federal income tax purposes and $12.4 million for California income tax purposes. At December 31, 1998, we had research tax credits of approximately $1.8 million for federal purposes and $580,000 for California, which will begin to expire in the year 2012. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards and research and development credit available in any given year should certain events occur, including sale of equity securities and other changes in ownership. Based on the $14.5 million purchase price of Glyko, Inc., the amounts available may be limited to approximately $730,000 per year. The acquisition of Glyko, Inc. and the related issuance of stock represented a change of ownership under these provisions. In addition, the net operating loss carryforwards and research tax credits related to Glyko, Inc. can only be used to offset future taxable income and tax, respectively, if any, of Glyko, Inc. The net operating

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


losses and research tax credits related to Glyko, Inc. at December 31, 1998 were approximately $4.6 million and $701,000 respectively. We cannot assure you that we will be able to use our net operating loss carryforwards and credits before expiration.

Impact of Year 2000

The following constitutes "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act of 1998.

We are aware of the potential problems associated with computer programs and systems that use only two digits to identify the year in the date field. Application and system programs may be unable correctly to process date information for dates after December 31, 1999. This year 2000 defect could cause the disruption or failure of computer systems. The year 2000 defect could affect both our internal information technology systems and other functional systems that use embedded computer programs for control or other purposes. The defect could also affect the information technology and other functional systems of suppliers of products and services to us. The defect could affect the overall economy and have a significant impact on us.

We have formed a team to review and resolve those aspects of the year 2000 problem which are within our direct control and adjust to or influence those aspects which are not within our direct control. The team has reviewed our software products (including those under development) and determined that our software products do not use date data and are year 2000 compliant. Our biopharmaceutical products do not have any year 2000 exposure. The team has reviewed the year 2000 compliance status of our major internal information technology programs and systems used for administrative requirements and determined that such systems are year 2000 compliant. We have reviewed the computer systems used to control our analytical instruments and production equipment. Due to the recent design of our equipment, the embedded computers are year 2000 compliant. We believe that the expense of repairing or replacing any undetected year 2000 defects will not be material. We believe that we can resolve our significant internal year 2000 compliance issues before the year 2000 with expenditures that are currently estimated not to be material. If we do not achieve on a timely basis year 2000 compliance for our internal systems, our operations and business could be adversely affected.

With respect to our suppliers, we do not currently process orders, payments and other business communications electronically from computer to computer. However, if our suppliers' and ultimate customers' own systems are not yet year 2000 compliant, their disruptions could have a significant direct or indirect impact on our operations and business. The following consequences of the year 2000 problem could disrupt our business:

    . Financial institutions may not be able to process checks, accept deposits, provide records, process wire transfers, provide stock ownership and transfer records or facilitate many other financial transactions and services.

    . Suppliers may not be able to process orders, manufacture products, deliver in accordance with production schedules, or in general provide the current level of timely products and services.

    . Voice and data communication systems used by us and our customers and suppliers might be disrupted.

    . Health care suppliers and third-party payors may be unable to process patient records, add to or modify the content of their pharmacy authorizations, accept or make payments, and handle the many other data requirements of the modern health care system. The added costs for back-up systems, for temporary or emergency fixes and the ongoing requirements to handle critical functions on a timely basis combined with the resultant managerial distractions may delay the review and delay our introduction of new drugs and therapeutic practices.

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

                                    BUSINESS

Overview

BioMarin is a leading developer of carbohydrate enzyme therapies for debilitating, life-threatening, chronic genetic disorders and other diseases and conditions. In October 1998, we completed the primary evaluation for the pivotal clinical trial of our lead drug product, BM101, for the treatment of mucopolysaccharidosis-I or MPS-I. Based on the data from that trial, we intend to complete the filing of a biologics license application with the FDA in the second half of 1999. We established a joint venture with Genzyme for the worldwide development and commercialization of BM101.

MPS-I is a life-threatening genetic disorder caused by the lack of a sufficient quantity of the enzyme alpha-L-iduronidase, which affects about 3,400 patients in developed countries, including approximately 1,000 in the United States and Canada. Patients with MPS-I have multiple debilitating symptoms resulting from the buildup of carbohydrates in all tissues in the body. These symptoms include delayed physical and mental growth, enlarged livers and spleens, skeletal and joint deformities, airway obstruction, heart disease and impaired hearing and vision. Most children with MPS-I will die from complications associated with the disease before adulthood.

BM101 is a specific form of alpha-L-iduronidase that is intended to replace a deficiency of alpha-L-iduronidase in MPS-I patients. In October 1998, we completed the primary evaluation period for our pivotal clinical trial for BM101. This clinical trial treated ten patients with MPS-I for a period of six months at five medical centers in the United States. BM101 met the primary endpoints in its pivotal trial, reducing liver or spleen sizes in eight of ten patients and lowering urinary carbohydrate levels in all ten patients. In addition, BM101 met various secondary endpoints in each of the patients. Secondary endpoints are measurements intended to determine whether primary endpoints are reasonably likely to predict clinical benefit. We received notice from the FDA that our BM101 will receive fast track designation for the treatment of the more severe forms of MPS-I, which account for approximately 60% of all cases. The FDA has granted BM101 an orphan drug designation giving us exclusive rights to market BM101 to treat MPS-I for seven years from the date of FDA approval if BM101 is the first drug to be approved by the FDA for the treatment of MPS-I.

Carbohydrate-active Enzyme Therapeutics

Carbohydrates are a fundamental class of biological molecules that play diverse and critical roles in maintaining the health and functional integrity of all cells and tissues. Enzymes are proteins that act as catalysts for many vital biological reactions. Enzymes that act on carbohydrates, called carbohydrate-active enzymes, cleave, construct or otherwise modify carbohydrates to regulate their production, maintenance and degradation. These carbohydrate-active enzymes are critical to a wide range of functions within the body, including cell proliferation, digestion, blood clotting, immune response, wound healing, conception and control of infection and inflammation. The body, when functioning normally, produces appropriate quantities of carbohydrate-active enzymes to perform these functions. Carbohydrate-active enzymes have the potential to play an important therapeutic role in certain diseases or disorders by either replacing deficient enzymes or supplementing the enzymes that are naturally present in the body.

 Role of Carbohydrate-active Enzymes in Genetic Diseases

We believe that there are more than 70 genetic diseases that are known to be caused by the deficiency of a single enzyme. In these genetic diseases the body fails to produce sufficient or functional quantities of certain enzymes. Most of these genetic diseases are rare, affecting only a few hundred to a few thousand people in the United States. Examples of such genetic diseases include Gaucher disease, hemophilia and MPS disorders.

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


Currently, only eight genetic diseases have effective treatments, and five of these eight are treated through enzyme replacement. Historically, enzyme replacement therapy has been limited by the inability of manufacturers to produce the correct form of enzymes with sufficient quantities. Production of sufficient quantities to support a therapeutic program has now become possible with advancements in recombinant production methods. Recombinant production methods apply foreign DNA to cells to produce enzymes the cells would not naturally produce. In 1998, the worldwide sales of pharmaceuticals used to treat genetic diseases by enzyme replacement were approximately $2.7 billion.

Genzyme's treatment for Gaucher disease is an example of a treatment using enzyme replacement therapy. Gaucher disease, which afflicts approximately 5,000 people in the developed world, is caused by a deficiency in the enzyme glucocerebrosidase. In April 1991, following a single clinical trial involving 13 patients, Genzyme's treatment for Gaucher disease was approved for marketing by the FDA. Approximately 2,400 patients worldwide are using Genzyme's treatment for Gaucher disease. Sales of Genzyme's treatments for Gaucher disease, Cerezyme(R) enzyme and Ceredase(R) enzyme, generated total revenue of $411.1 million in 1998.

 Other Therapeutic Roles for Carbohydrate-active Enzymes

Carbohydrate-active enzymes can also treat conditions other than those caused by genetic diseases, such as burns and infections. Supplementing the amount of enzymes naturally present in a patient's body or adding a new enzyme can enable or enhance the body's ability to respond to certain conditions and accelerate the healing process. For example, using a topical enzymatic formulation to supplement naturally occurring enzymes may speed the healing process of burns by removing dead tissue. Adding or increasing the concentration of an enzyme that selectively targets and kills microbes may help the body fight infection.

Business Strategy

Our business strategy is to develop therapeutic products to treat a variety of diseases and conditions involving carbohydrates. We use our proprietary carbohydrate-active enzyme technology to develop these products. The principal elements of this strategy are:

    .  Focus on Drug Candidates with Known Biology and Low Technical
       Risk. We identify potential products that treat serious diseases or conditions where the biological role of carbohydrate-active enzymes is well understood and the method of treatment is straightforward. As part of this strategy, we are initially focusing on treating genetic diseases which are caused by the deficiency of a single enzyme such as MPS-I and MPS-VI. We believe that the clinical trial we must perform in order to obtain approval for our products from the FDA will be of short duration. The clinical trial patient evaluation period for MPS-I was six months, although the patients will continue to be monitored for an additional 18 months.

    . Select Products that We Believe May Be Developed and Approved Quickly. We are initially developing therapeutic products for serious diseases or conditions that we believe will require limited time and capital to conduct preclinical studies and small numbers of patients for clinical trials. Because many of our potential drug products are intended for serious or life-threatening conditions and may address unmet medical needs for these conditions, we believe that they will qualify for fast track designation by the FDA. In September 1998, we received from the FDA fast track designation for BM101 for the treatment of Hurler and Hurler-Scheie syndromes, which are the more severe syndromes within MPS-I.

    . Pursue Well-defined, Niche Markets. We develop potential drug products to treat small patient populations for diseases for which there are currently no effective therapies.

       Additionally, we focus on niche markets in which we believe we will be reimbursed for our products at favorable rates. We believe we will receive orphan drug designation from the FDA for many of our products, providing us with market exclusivity for our drug formulation for seven years if we are first to gain product approval to treat the specific disease.

    .  Develop Direct Sales and Marketing Organization for Select
       Markets. We will be able to directly market some of our potential drug products because the conditions they treat have small patient populations, for which the treatments are often concentrated in specialized institutions, and because of the existence of patient support groups for many of our initial disease targets. We may develop a small sales and marketing organization to target markets where we believe we can effectively reach the targeted patient and physician groups. Alternatively, we may pursue strategic collaborations with biopharmaceutical or other companies to develop products targeted at markets with larger patient populations.

    . Enhance Enzymatic Expertise through Glyko, Inc. Glyko, Inc. contributes its technical knowledge and expertise in cloning enzymes to our technology base. Glyko, Inc. provides access to cloning assets, including cell lines, which are colonies of cells with a common genetic make-up. In addition, Glyko, Inc.'s research and development in glycobiology, the study of carbohydrates in living organisms, provides us with a strategic opportunity to keep current with new developments and opportunities in that field.

Products Under Development

 Mucopolysaccharidosis Disorders

MPS disorders are a group of seriously debilitating genetic disorders characterized by the accumulation in the body of mucopolysaccharides, which are also known as glycosaminoglycans or GAGs. GAGs are complex carbohydrates synthesized by all cells in the body. At least ten enzymes are required for the complete breakdown of GAGs. The normal breakdown of GAGs is blocked if any one of these enzymes is not present in sufficient quantity.

Ten possible enzyme deficiencies cause ten distinct disorders. Patients with MPS are usually diagnosed by six to 24 months of age. MPS disorders are progressive diseases that frequently lead to early death. During the course of the disease, the build-up of GAGs in all cells of the body results in one or more of the following symptoms:

    .  Inhibited growth

    .  Delayed mental or physical development

    .  Enlarged liver and spleen

    .  Skeletal deformities

    .  Coarse facial features

    .  Upper airway obstruction

    .  Joint deformities and reduced range of motion

    .  Heart disease

    .  Impaired vision and hearing

    .  Sleep disorders

    .  Malaise and reduced endurance

MPS-I. MPS-I is a genetic disorder caused by the deficiency of the enzyme alpha-L-iduronidase. About 3,400 patients in developed countries have MPS-I, including about 1,000 in the United States and Canada. If untreated, almost all children diagnosed with the more severe forms of MPS-I will die before reaching adulthood. Patients with milder forms of MPS-I still exhibit many of the symptoms described above. Currently, the only available treatment for MPS-I is a bone marrow transplant. However, few patients find an appropriate bone marrow donor. Of the patients that find appropriate donors, many choose not to receive the therapy because of its serious side effects.

BM101. We are developing a specific form of alpha-L-iduronidase, designated BM101, for the treatment of MPS-I. BM101 treats MPS-I by replacing a deficiency in alpha-L-iduronidase. In September 1998, we established a joint venture with Genzyme for the worldwide development and commercialization of BM101. Until now, enzyme replacement therapy for MPS-I has been impractical because no one has been able to manufacture adequate supplies of alpha-L-iduronidase with the proper structure. The proper structure is essential to ensure a therapeutic effect at relatively low doses. Using production and purification processes licensed by us, we are able to produce sufficient quantities of BM101 with the proper structure.

In 1994, preclinical studies of BM101 were conducted using dogs with canine MPS-I. Dogs with canine MPS-I have symptoms similar to those exhibited by humans with MPS-I. BM101 diminished canine MPS-I symptoms in the dogs. Stored carbohydrate material was cleared from the dogs' major organs, including their brains. This scientific research, which we have licensed, was performed at Harbor-UCLA Research and Education Institute.

In October 1998, we completed the primary evaluation period for what we believe is our pivotal clinical trial for BM101. Initiated in December 1997, this clinical trial treated ten patients with MPS-I for a period of six months at five medical centers in the United States. Patients were treated with a slow intravenous infusion of BM101 once a week at a dose of 125,000 units per kilogram of patient weight.

The primary endpoints of the trial were a reduction in liver or spleen size and a reduction in urinary GAG levels. Eight of the ten patients achieved the primary endpoint goal of a 20% reduction of liver size within the six-month evaluation period. Of the two patients who did not achieve the targeted liver reduction, one patient achieved a liver size in the normal range and the second patient, who had hepatitis at the end of the six-month period, achieved the 20% reduction after the six-month period. Five of the ten patients achieved a 20% reduction in spleen size. All of the ten patients achieved the primary endpoint goal of at least a 50% reduction in urinary GAG levels. We believe that these clinical results achieved the primary endpoints of the clinical trial.

Each patient with MPS-I presents us with a different mix of clinical symptoms. We tested each patient at intervals throughout the six-month evaluation period measuring a variety of secondary endpoints to determine whether the primary endpoints are reasonably likely to predict clinical benefit. The secondary endpoints we used included joint disease, eye disease and cardiac function. Additional measures of efficacy included sleep apnea and airway evaluations, central nervous system abnormalities, endurance and fatigue, and evaluations of bone. Except for the evaluations of the patient's bones, where no improvement was expected due to the short duration of the trial, most patients who exhibited physical symptoms of the disease achieved improvement in those symptoms during the course of the evaluation period for each of the secondary endpoints and additional clinical measures of efficacy. We believe that the clinical results on secondary endpoints and additional measures of efficacy demonstrate adequately that the primary endpoints were valid measures of the clinical benefit of BM101.

During the six-month evaluation period, four of the ten patients experienced immune responses to the enzyme, with one patient exhibiting symptoms of the immune response. No long term effects of these immune responses have been observed at this time. A few patients experienced side effects, primarily hives in five patients, which may have been related to BM101. No patients had life-threatening allergic reactions. Of the events that probably were related to BM101, the symptoms occurred during the infusions only, were manageable with medications, and did not impact the health or well-being of the patient outside the administration setting. Neither clinical nor laboratory evaluations showed any harmful effect of BM101 therapy.

On behalf of the joint venture, we intend to complete the filing of our biologics license application with the FDA in the second half of 1999. We believe that data from our recently completed pivotal clinical trial of BM101 forms sufficient basis for us to file a biologics license application for BM101. We also believe that this biologics license application will be approved based on that data. We base our belief on the fact that the clinical trial satisfied the primary endpoints. In order to deem the primary endpoints met, six of ten patients must satisfy the endpoint. In the trial, ten of ten achieved the endpoint for urinary GAG reduction and eight of ten achieved the endpoint for organ size reduction. In addition, improvements by the patients with regard to the secondary endpoints indicated that the primary endpoints were reasonably likely to predict clinical benefits and treatment efficacy of BM101. However, the FDA may require additional clinical trials and BM101 may not be approved for marketing.

Assuming approval, the joint venture plans to complete the validation of the primary endpoints from the pivotal clinical trial by the long-term monitoring of the original trial patients and the continuing assessment of the efficacy of treatment with BM101. The ten original trial patients will be treated and monitored for an additional 18 months. The parameters for this follow-on clinical study are expected to include:

    .  Patient growth in height and weight

    .  Cardiac function

    .  Pulmonary hypertension

    .  Corneal clouding

    .  Visual acuity

    .  Joint range of motion

    .  Airway function

    .  Endurance and fatigue

We received orphan drug designation for BM101 from the FDA. This orphan drug designation gives us exclusive rights to market a product using alpha-L-iduronidase to treat MPS-I in the United States for seven years if we receive FDA approval of BM101 before any other company receives approval of alpha-L-iduronidase to treat MPS-I. In addition, we received notice from the FDA that our BLA for BM101 for the treatment of Hurler and Hurler-Scheie syndromes, which are the two more severe MPS-I disorders and account for approximately 60% of MPS-I patients, will receive fast track designation. Drugs that show a potential to address an unmet medical need for a serious or life threatening disease may be eligible to receive fast track designation. Fast track designation does not guarantee a faster approval. The FDA may still require additional studies or data regarding BM101 which may delay approval and subsequent commercial sales. See "Risk Factors--If We Fail To Obtain Regulatory Approval To Commercially Manufacture Or Sell Any Of Our Future Drug Products, Or If Approval Is Delayed, We Will Be Unable To Generate Revenue From The Sale Of Our Products--If Our Joint Venture With Genzyme Were Terminated, Our Ability To Commercialize BM101 Would Be Delayed."

At the request of the FDA, the joint venture will conduct a clinical trial to investigate the effect of BM101 on the prevention or stabilization of the progressive mental dysfunction experienced by patients with Hurler Syndrome, the most severe form of MPS-I. The trial, which will enroll six patients and will last two years, is expected to begin in the fourth quarter of 1999. This Hurler trial for mental dysfunction is independent of the pivotal trial that is intended to support the biologics license application submission for BM101. At the end of October 1998, we presented summary data of this clinical trial at the American Society for Human Genetics.

MPS-VI. MPS-VI, also known as Maroteaux-Lamy syndrome, is a genetic disorder caused by a deficiency of the enzyme N-acetylgalactosamine 4-sulfatase, which is designated BM102. Of approximately 1,100 patients suffering with MPS-VI in the developed world, about 340 are in the United States and Canada. Patients with MPS-VI have symptoms similar to those for MPS-I. However, MPS-VI patients do not suffer mental retardation. If untreated, the average life span of MPS-VI patients is estimated to be between ten years in the severe form to 30 years in the mild form. MPS-VI has been treated by bone marrow transplants. However, few patients find an appropriate bone marrow donor. Of the patients who find an appropriate donor, many choose not to receive a bone marrow transplant because of its serious side effects.

BM102. We are developing BM102 for the treatment of MPS-VI. BM102 may treat MPS-VI by replacing a deficiency in the enzyme N-acetylgalactosamine 4-sulfatase.

During 1994 through 1996, preclinical studies of BM102 were conducted on cats with feline MPS-VI. Cats with MPS-VI have physiological characteristics and clinical symptoms similar to those exhibited by humans with MPS-VI. We are conducting additional studies in cats using alternative dosing regimens to better match the likely dosing regimen in humans. We believe that preclinical studies conducted on over 50 afflicted cats treated with BM102 will provide a sufficient basis to support an investigational new drug application for BM102. We must receive approval of our investigational new drug application before beginning clinical trials.

In August 1998, we licensed rights to use data on feline MPS-VI and a cell line for BM102 from Women's and Children's Hospital in Adelaide, Australia. We are developing improved production and purification processes for BM102, first in clinical and then in commercial processes. We received an orphan drug designation for BM102 in February 1999 to treat MPS-VI and intend to file an investigational new drug application for the use of BM102 to treat MPS-VI in the fourth quarter of 1999. We cannot assure you that the FDA will allow clinical trials based on the limited testing on cats conducted to date. We will make a request to the FDA that a single clinical trial with a small number of MPS-VI patients is sufficient to support a biologics license application. However, the FDA may require additional preclinical testing, clinical trials or additional patients or trial duration before approving BM102 if it is ever approved.

Enzyme Replacement Therapy in Other Genetic Diseases

We intend to develop additional enzyme replacement therapies for other genetic diseases. We have identified genetic diseases that we believe will respond well to enzyme replacement therapy. We are only developing enzyme replacement therapies that we believe qualify for orphan drug designation. We are in the process of cloning and producing enzymes for additional potential genetic diseases. Due to the small patient populations for these other genetic diseases and the known biologic mechanism of proposed enzyme replacement therapies, we believe that the size and scope of our human clinical trials for future genetic diseases may be similar in size and scope to those for MPS-I.

Other Diseases And Conditions

Burns

In 1997, approximately 65,000 patients in the United States were admitted to hospitals with burns. Approximately 20% of these patients had very severe burns that destroyed all layers of the skin, referred to as full-thickness or third-degree burns. Full-thickness burns require major skin grafts. This

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typically requires admission to one of approximately 150 major burn centers in the United States. Full-thickness burns are treated by removing unhealthy and dead tissue, a process called debridement, to prevent infection and to prepare the burned site for skin grafting or other therapy. Currently, full-thickness burns are debrided by multiple surgical procedures that are complicated by loss of blood, loss of healthy tissue, continued trauma and pain and scarring. In many instances, surgery must be delayed in severely compromised patients. Additionally, certain parts of the body, such as the hands and face, are difficult to treat by this method.

A limited number of topical debridement products are available as an alternative to surgery. Topical enzymatic products, however, have not been widely accepted by physicians because they are ineffective and often cause the patient pain and cause the patient to bleed.

A significant part of human skin is made up of carbohydrates and proteins. We believe that there is an opportunity for more selective enzyme debridement products that have greater specificity at digesting carbohydrates or proteins in dead tissue. We currently have two products under preclinical development for the treatment of full-thickness burns. We intend to file an investigational new drug application for one of these products in the second half of 1999. We will determine which of the products we will file the investigational new drug application for based on the activity and safety profiles obtained in preclinical studies that are in progress.

Based on discussions with general wound specialists, we believe that if the products successfully debride full-thickness burns, they will effectively debride other types of wounds as well.

BM201. BM201 is a carbohydrate-specific enzyme therapeutic which we developed in mice in a model developed at the University of California at San Diego, or UCSD. BM201 accelerated the rate of debridement of burn wounds without signs of topical or systemic toxicity. In addition, BM201 significantly reduced the total time in which grafts were successfully made and wounds closed when compared to phosphate buffered saline, which was used as a control, and to selected topical enzymatic products. The total time required for the debridement using BM102 and graft take was significantly less than the total time for debridement using standard surgical debridement techniques. The enzyme is now being evaluated for its ability to debride wounds and influence graft acceptance in a more stringent model of full-thickness burn treatment in pigs at Vanderbilt Medical Center.

BM202. BM202 is an enzyme that acts on proteins discovered by W.R. Grace & Co. Upon review of the data from preclinical studies that were conducted by W.R. Grace, we obtained a three-year option in May of 1998 to obtain an exclusive license to BM202. In preclinical studies supported by W.R. Grace, BM202 was shown to safely debride full-thickness burns in pigs, and accelerate wound healing in less severe lesions. In studies sponsored by us and conducted at UCSD, BM202 debrided wounds and allowed graft acceptance in mice with full-thickness burns. BM202 is now being assessed for its compatibility to allow for graft acceptance in a pig burn model at Vanderbilt Medical Center.

Anti-fungal Enzymes

We are developing two naturally occurring enzymes to combat infection by Aspergillus spp. Aspergillus is one of the most common fungi in the environment. Although aspergillus is not usually harmful to people with healthy immune systems, it can pose a life-threatening risk to those with compromised immune systems, such as cancer patients undergoing chemotherapy, organ and bone marrow transplant recipients and people with late-stage AIDS. Aspergillosis, a fungal infection caused by aspergillus, begins as an upper airway infection and can become a systemic fungal infection in immuno-compromised patients. It is difficult to diagnose, currently has no adequate treatment and often proves fatal.

We believe that an effective drug for systemic aspergillosis may be used as a preventative measure for immuno-compromised patients. By the year 2000 experts estimate that over 85,000 patients in the United States may be at risk for contracting systemic aspergillosis. We believe that a carbohydrate-

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active enzyme that breaks down the carbohydrates in the cell walls of aspergillus will kill the fungi and treat the infection.

BM301 and BM302. We are conducting preclinical research on the use of BM301 and BM302, recombinant forms of two naturally occurring enzymes, to treat aspergillosis. In BioMarin-sponsored preclinical studies on mice conducted at Boston University Medical Center demonstrated that BM301 and BM302 effectively treated aspergillosis. Approximately 20% of the mice treated with BM301 or BM302 died. For comparison, all of the untreated, infected mice died. No toxicity or other adverse side effects were observed in these animal studies. We intend to apply for FDA orphan drug designation for these anti-fungal enzymes.

Clinical trials may not show that our products are safe or effective. We may fail to develop products that can be marketed. See "Risk Factors--If We Continue To Incur Operating Losses For A Period Longer Than Anticipated, The Value of Your Investment Will Be At Risk--If We Fail To Obtain Regulatory Approval To Commercially Manufacture Or Sell Any Of Our Future Drug Products, Or If Approval Is Delayed, We Will Be Unable To Generate Revenue From The Sale Of Our Products--If We Fail To Obtain Orphan Drug Exclusivity For Our Products, Our Competitors May Sell Products To Treat The Same Conditions And Our Revenues May Be Reduced."

Other Research and Development

We are also focusing a portion of our research and development on carbohydrate-active enzymes that we believe can treat certain inflammatory conditions. We have initiated a research program to develop a carbohydrate-active enzyme to treat psoriasis, an inflammatory skin condition. We have identified and produced sufficient amounts of product to conduct preclinical studies. We initiated these studies in the third quarter of 1998 at Brigham and Women's Hospital in Boston.

We have also initiated a research program to develop a carbohydrate-based product to increase movement and vitality of sperm. Carbohydrate-active enzymes can break down mucosal carbohydrates in cervical and seminal fluids. This break down allows sperm to move more easily through these fluids.

Carbohydrate Analysis, Products and Services

Glyko, Inc., our wholly-owned subsidiary, sells carbohydrate analysis products and services. These products and services provide sophisticated carbohydrate analysis to research institutions and commercial laboratories. Commercial laboratories use carbohydrate analysis to determine carbohydrate structure, sequence and quantity. Glyko, Inc.'s key technology, Fluorphore Assisted Carbohydrate Electrophoresis, also known as FACE(R), is a rapid and relatively inexpensive method of analyzing complex carbohydrates. In a typical application, FACE will rapidly processes a sample of unknown composition. It will then identify the carbohydrate structures present, quantify their abundance and prepare a detailed report.

Glyko, Inc.'s primary product is the FACE Imaging System, an electrophoretic system that includes an imager and software designed to separate, identify and quantify carbohydrates. Glyko, Inc. also sells the consumable products required for the system's operation, including four specialized gels, 13 types of kits and the consumable reagents necessary for carbohydrate analysis.

In addition, Glyko, Inc. provides:

    . Reagents used in carbohydrate chemistry, including carbohydrate-active enzymes

    . Custom analytical services for profiling and sequencing complex carbohydrates

    .  Research services on carbohydrate related problems

    . Diagnostic methods and services for lysosomal storage diseases, diseases in which residues build up in lysosomes because of deficiencies in enzymes.

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


Glyko, Inc. also markets the only urinary screening test cleared by the FDA for lysosomal storage diseases. Glyko, Inc. also provides a lysosomal storage diseases screening service using its test and related diagnostic technology. Glyko, Inc.'s diagnostics line includes software for the automated diagnosis of oligosaccharidoses, a subclass of lysosomal storage diseases. Glyko, Inc. is developing similar software for MPS disorders. Glyko, Inc. is expanding its ability to measure GAGs in urine. In addition to MPS-I, elevated or reduced levels of GAGs in urine may serve as early, non-invasive indicators for a number of diseases, including osteoporosis, degenerative joint diseases, kidney diseases as well as lysosomal storage diseases. In addition, Glyko, Inc. provides analysis of plasma heparin, a type of GAG, and is developing an automated analyzer for heparin in whole blood. The direct analysis of heparin concentration in blood or plasma allows for close monitoring of patients on heparin-based anti-coagulation therapy. Over-or under-dosing of heparin can result in serious adverse side effects.

Corporate Collaborations

Joint Venture with Genzyme Corporation

In September 1998, we established a joint venture with Genzyme for the worldwide development and commercialization of BM101 for the treatment of MPS-
I. Our responsibilities within the joint venture include:

    .  Obtaining the necessary U.S. regulatory approvals

    .  Manufacturing BM101 for clinical and commercial purposes

Genzyme is responsible for:

    .  Obtaining the necessary international regulatory approvals

    .  Providing pricing and reimbursement requirements

    .  Providing overall sales and marketing

Under the agreement, BioMarin and Genzyme are each required to make capital contributions to the joint venture equal to 50% of the costs and expenses associated with the development and commercialization of BM101. BioMarin and Genzyme will share equally in any profits generated from sales of BM101. Genzyme purchased $8.0 million of our common stock in a private placement in September 1998. Genzyme has agreed to purchase an additional $10.0 million of our common stock at the initial public offering price in a private placement concurrent with this offering. Genzyme has also committed to pay us $12.1 million in cash upon approval of the BLA for BM101. We have licensed to the joint venture certain of our intellectual property rights related to BM101.

If either party fails to fund its 50% share of costs and expenses, then the other party may buy out the party that breaches, otherwise, the profit sharing interests and the future funding obligations of the parties will be adjusted to correspond to the cumulative amount of capital contributions made by each party.

The joint venture may be terminated in the event one party declares bankruptcy, experiences a change of control or commits a material breach of the agreement. Without a breach, the joint venture may be terminated by either party only after the terminating party has given the other party one year prior written notice. Notice of termination may be given at any time after the earlier of approval of the biologics license application for BM101 or December 31, 2000. Upon termination of the collaboration agreement, the terminating party's share of the joint venture may be bought out by the other party. The non-terminating party or the party not in material breach, as applicable, has the right to obtain a license to all intellectual property assigned to or subsequently developed by the joint venture.


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

Grant Agreements and Licenses

We have entered into research and development collaboration agreements with various academic and research institutions. Under these agreements, we fund research and development by these institutions. Some of the agreements also provide for the grant to us of exclusive, royalty-bearing licenses or rights of first negotiation regarding licenses to intellectual property and other subject matter developed by these institutions in the course of this research. Typically, these agreements are terminable for cause by either party upon 90-days written notice.

In April 1997, we entered into the Grant Terms and Conditions Agreement with Harbor-UCLA. Under this agreement, we funded a two-year research program related to alpha-L-iduronidase and obtained an exclusive, worldwide license to certain cell lines and methods related to the production and purification of the enzyme and intellectual property and materials developed by Harbor-UCLA. This license is perpetual, subject to our obligation to pay ongoing license fees. In exchange for the license, we pay Harbor-UCLA an annual licensing fee and certain royalties. This agreement may be terminated by either party for breach upon 90 days prior written notice. In connection with Dr. Kakkis' prior employment with Harbor-UCLA, he will receive a portion of the royalties paid to Harbor-UCLA by BioMarin.

In May 1998, we entered into an agreement with W.R. Grace regarding BM202, an enzyme that breaks down proteins, which may be used for the debridement of burns. Under this agreement, we have obtained an option to acquire from W.R. Grace an exclusive license, with the right to grant and authorize sublicenses for certain patents related to BM202. We may exercise our option at any time until May 2001 so long as we have made certain payments to W.R. Grace. Under the terms of the agreement, we would pay W.R. Grace certain milestone payments and annual licensing fees. We must pay W.R. Grace the greater of (1) annual royalties based on net annual sales of BM202, or (2) a minimum annual royalty stipulated in the agreement. If we cannot reach agreement with W.R. Grace on the additional terms and conditions of the license within six months of the exercise of our option, then we may initiate binding arbitration proceedings to establish the other terms of the license. The agreement also requires us to use our best efforts to produce material toxicology studies on BM202 between May 1, 1999, and May 1, 2000, and to begin clinical testing of products based on BM202. We will bear the cost of both toxicology studies and the clinical testing. See "Risk Factors--If Our Joint Venture With Genzyme Were Terminated, Our Ability To Commercialize BM101 Would Be Delayed."

In August 1998, we entered into a license agreement with Women's and Children's Hospital of Adelaide, Australia under which Women's and Children's Hospital of Adelaide granted us a worldwide, exclusive, perpetual license to certain technology and products for use in enzyme replacement therapy for MPS-VI. The licensed technology includes the feline MPS-VI preclinical data and a host cell line that expresses this enzyme. We paid Women's and Children's Hospital of Adelaide an initial license fee and will continue to pay royalties based on net sales with a minimum annual royalty. The royalty rate is reduced if a product competitive with MPS-VI enters the market. The terms of the license agreement require that both parties reach agreement on the design of the MPS-VI clinical trials within a specified period. The license agreement further requires us to file an investigational new drug application with the FDA or equivalent regulatory authority in another country and to begin clinical trials within specified time periods. The term of the agreement is ten years and we have an option to renew the agreement for two one-year periods.

Manufacturing

Pharmaceutical Manufacturing. The drug candidates we are currently developing require the manufacture of recombinant enzymes. For our genetic disease programs, we expect to manufacture the carbohydrate-active enzymes. We believe that we will be able to manufacture sufficient quantities of our genetic disease drug products for clinical trials and commercial sale in part because relatively low doses are required for treatment and because the targeted patient populations are small.

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Under the agreement with Harbor-UCLA, Harbor-UCLA produces BM101 for MPS-I clinical trials and will continue to do so into the second quarter of 1999. We are developing an 8,000 square foot facility in Torrance, California, dedicated to the production of BM101. We are required by the FDA to demonstrate compliance with cGMP in our new facility. Because clinical supplies of BM101 were produced in a different facility and at a smaller scale, we will be required to demonstrate comparability between batches of BM101 produced at the two sites. The FDA may also require that we conduct additional studies or clinical trials in order to demonstrate equivalence with the drugs used in the clinical trial. Genzyme will package the bulk BM101 in its final dosage form at its Massachusetts facilities.

We are currently developing a 23,000 square foot cGMP production facility in Novato, California. This facility has utility systems and support laboratories and offices sufficient to support an additional manufacturing suite of approximately 10,000 square feet in a second phase of development. Following the first phase we will have the capacity to conduct process development and commercial production of BM101.

We have a 1,200 square foot cGMP laboratory designed for clinical production of enzymes for our genetic disease programs. This laboratory has the capability for cell culture production, purification and filling of small-scale production lots. Initially, this facility will be used to produce BM102 in sufficient quantity to support a clinical trial of MPS-VI.

We have also developed a 1,000 square foot bacterial fermentation facility for preclinical studies and clinical trial requirements for burn and anti-fungal drug candidates. We use third-party contract manufacturers to produce clinical trial material made in bacterial or fungal cells.

Additionally, we have leased a 36,000 square foot shell that is expected to be completed in the third quarter of 1999. This facility may be used for additional manufacturing capacity if needed.

We are developing the manufacturing capacity to support commercial sales of BM101 and eventually BM102. We cannot assure you that we will be able to do so in a timely manner or that this capacity will be sufficient to supply the market demand if sales exceed projections. As a company, we have no experience manufacturing BM101 or other enzymes in commercial quantity, although we have hired and are in the process of hiring additional experienced personnel who do have experience manufacturing commercial quantities of drug products.

Because our manufacturing facilities are in the process of construction, validation, and process qualification, we have yet to be subject to governmental inspection for compliance with cGMP. We will have to register our manufacturing facilities with the FDA, the State of California and other foreign regulatory agencies. These facilities, and those of any third-party manufacturers, will be subject to periodic inspections confirming compliance with applicable law. Our facilities must be cGMP certified before we can manufacture our drugs for commercial sales. Failure to comply with these requirements could result in the shutdown of our facilities, fines or other penalties. A shutdown or fine could have a serious effect on our business financial condition and results of operations. See "Risk Factors--If We Are Unable To Manufacture Our Drug Products In Sufficient Quantities And At Acceptable Cost, We May Be Unable To Meet Demand For Our Products And Lose Potential Revenues--If We Fail To Obtain Regulatory Approval To Commercially Manufacture Or Sell Any Of Our Future Drug Products, Or If Approval Is Delayed, We Will Be Unable To Generate Revenue From The Sale Of Our Products."

Carbohydrate Analysis Products Manufacturing. Glyko, Inc. assembles its FACE Imaging System and kits from standard components readily available from multiple commercial sources. A key component of the FACE Imaging System is the operating and interpretative software, which Glyko, Inc. writes and tests itself. Glyko, Inc. mixes and casts its gels using proprietary and patented formulations best suited for carbohydrate applications. Glyko, Inc. also manufactures its carbohydrate-active enzymes. Glyko,

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

Inc. believes that it has adequate manufacturing capacity to produce much larger quantities of its products than are currently required.

Sales and Marketing

Pharmaceutical Sales and Marketing. We have no experience marketing or selling pharmaceutical products. To commercially market our products once the necessary regulatory approvals are obtained, we must either develop our own sales and marketing force or enter into arrangements with third parties. We established a joint venture with Genzyme for the worldwide development and commercialization of BM101 for the treatment of MPS-I. Under the joint venture, Genzyme will be responsible for marketing, distribution, sales and reimbursement of BM101 worldwide.

In the future, we may develop the capability to market and sell our drug products that are targeted at small or concentrated patient populations. We believe that these patient populations are typically well-informed and well-connected to the medical community. We believe that direct marketing to these patients would be effective. We may also market our products through distributors or other collaborators, particularly those products targeted at larger patient populations.

We cannot guarantee that Genzyme will devote the resources necessary to successfully market BM101. In addition, either party may terminate the joint venture for any reason. If Genzyme were to terminate the joint venture, we would be required to undertake Genzyme's responsibilities ourselves. We have no experience in marketing, selling or obtaining reimbursement for pharmaceutical products. In addition, we would be required to pursue foreign regulatory approvals. As a result, termination of the joint venture by Genzyme may delay the launch of BM101.

Sales and Marketing of Carbohydrate Analysis Products and Services. Glyko, Inc. sells its products and services primarily to distributors of research products, quality control laboratories and research laboratories. Glyko, Inc. has a sales staff of two, who cover the United States and Canada. Direct sales efforts accounted for approximately 40% of Glyko, Inc.'s revenues in 1998. Glyko, Inc. has established a network of distributors to expand its reach in the analytical products market. Glyko, Inc. has relationships with three major research products distributors worldwide and with one distributor for North America. These distribution agreements allow these companies to sell Glyko, Inc. manufactured products under the distributor's own name. Glyko, Inc. also has distribution agreements with third parties covering Asia, Australia, Europe and Mexico. Sales by distributors accounted for approximately 22% of Glyko, Inc.'s revenues in 1998. The remaining 38% of Glyko, Inc.'s revenues are from sales of contract services, including services sold to us, and government grants. Services provided to us accounted for approximately 5% of Glyko, Inc.'s overall revenue in 1998. See "Risk Factors--If Our Joint Venture With Genzyme Were Terminated, Our Ability To Commercialize BM101 Would Be Delayed--If We Are Unable To Effectively Sell And Market Our Products, Our Ability to Generate Revenues Will Be Diminished--If We Fail To Compete Successfully, Our Revenues And Operating Results Will Be Adversely Affected."

Patents and Proprietary Rights

Our success depends in part on our ability to:

    .  Obtain patents

    .  Protect trade secrets

    .  Operate without infringing the proprietary rights of others

    .  Prevent others from infringing on our proprietary rights

We may obtain licenses to patents and patent applications from others.

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

We have five patent applications presently pending in the United States Patent and Trademark Office. We have filed one foreign counterpart application and expect to file foreign counterparts to the other four pending U.S. patent applications at the proper times.

Glyko, Inc. owns seven issued U.S. patents and two pending applications, one of which has been allowed. In addition, Glyko, Inc. has licensed four U.S. patents and their foreign counterparts from AstroMed Ltd. and its successor Astroscan Ltd. on an exclusive, worldwide, perpetual and royalty-free basis. Glyko, Inc. has also licensed seven U.S. patents from Glycomed Incorporated on an exclusive, worldwide, perpetual and royalty-free basis. These patents are all related to Glyko, Inc.'s products and services.

We primarily protect our proprietary information by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements. Proprietary rights relating to our technologies will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are effectively maintained as trade secrets. The patent positions of biotechnology companies are extremely complex and uncertain. The scope and extent of our patent protections for some of our products, including BM101 and BM102, are particularly uncertain because some of the enzymes we are developing have existed in the public domain for many years. Other parties have published the structure of the enzyme, the methods for purifying or producing the enzyme and the methods of treatment or use. The publication of this information limits the scope of our patents and may prevent us from obtaining any meaningful patent protection. We cannot assure you that any patents owned by, or licensed to, us will afford protection against competitors. Nor can we assure you that any patent applications will result in patents being issued.

In addition, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. The patent position of biopharmaceutical companies involves complex legal and factual questions. We cannot predict whether the intellectual property laws of foreign countries will be enforceable. We cannot assure you that any of our patents or patent applications, if issued, will not be challenged, invalidated or designed around. Nor can we assure you that the patents will provide proprietary protection or competitive advantages to us. Furthermore, we cannot assure you that others will not independently develop similar technologies or duplicate any technology developed by us.

Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. We cannot assure you that our technologies do not and will not infringe the patents or violate other proprietary rights of third parties. In the event any of our technologies are found to infringe or violate the intellectual property rights of others, we and our corporate partners may be prevented from pursuing research, development or commercialization of our products.

There has been extensive litigation regarding patents and other intellectual property rights in the biotechnology and pharmaceutical industries. The defense and prosecution of intellectual property suits and related legal and administrative proceedings in the United States and abroad involve complex legal and factual questions. These proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to enforce patents issued to or licensed by us, to protect trade secrets or know-how owned or licensed by us and to determine the enforceability, scope and validity of the proprietary rights of others.

We will incur substantial expense and be forced to divert significant effort and resources of our technical and management personnel in the event we must prosecute or defend any litigation or other administrative proceeding. If an adverse determination were made, we could incur significant liabilities to third parties or be required to seek licenses which may not be available from third parties or may be prevented from selling our products in certain markets, if at all. Although patent and intellectual

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


property disputes are often settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot assure you that the necessary licenses would be available to us on satisfactory terms, if at all.

In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through confidentiality agreements with our employees. We cannot assure you that these confidentiality or proprietary information agreements will meaningfully protect our technology or provide us with adequate remedies in the event of unauthorized use or disclosure of this information. Nor can we assure you that the parties to such agreements will not breach these agreements or that our trade secrets will not otherwise become known to or be independently developed by competitors. See "Risk Factors--If We Are Unable To Protect Our Proprietary Technology We May Not Be Able To Compete As Effectively--If We Fail To Compete Successfully, Our Revenues And Operating Results Will Be Adversely Affected."

Government Regulation

Our pharmaceutical products are subject to extensive government regulation in the United States. If we distribute our products abroad, these products will also be subject to extensive foreign government regulation. In the United States, pharmaceutical and biological products are regulated by the FDA. FDA regulations govern the testing, manufacturing, advertising, promotion, labeling, sale and distribution of our products. Currently, we believe that BM101 and other enzyme drug products that we may develop will be regulated by the FDA as biologics rather than as drugs because they are manufactured by biological processes.

The FDA approval process for a biologic includes:

    .  Preclinical studies

    . Submission of an investigational new drug application for clinical trials

    . Adequate and well-controlled human clinical trials to establish the safety and effectiveness of the product

    .  Submission of a biologics license application

    .  Review of the biologics license application

    . Inspection of the facilities used in the manufacturing of the biologic to assess compliance with the Current Good Manufacturing Processes, or cGMP regulations

The biologics license application includes comprehensive, complete descriptions of the pre-clinical testing, clinical trials, and the chemical, manufacturing and control requirements of a drug which enable the FDA to determine the drug's safety and efficacy. A biologics license application must be filed and then approved by the FDA before a biologic can be marketed commercially.

The FDA testing and approval process requires substantial time, effort and money. We cannot assure you that any approval will ever be granted.

Preclinical studies include laboratory evaluation of the product, as well as animal studies to assess the potential safety and effectiveness of the product. These studies must be performed according to good laboratory practices. The results of the preclinical studies, together with manufacturing information and analytical data, are submitted to the FDA as part of the investigational new drug application. Clinical trials may begin 30 days after the investigational new drug application is received, unless the FDA raises concerns or questions about the conduct of the clinical trials. If such concerns or questions are raised, the investigational new drug application sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed. We cannot assure you that submission of an investigational new drug application will result in authorization to commence clinical trials. Nor can we assure you that if clinical trials are approved, that data from such trials will result in marketing approval.


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Clinical trials involve the administration of the product that is the subject of the trial to volunteers or patients under the supervision of a qualified principal investigator. Furthermore, each clinical trial must be reviewed and approved by an independent institutional review board at each institution at which the study will be conducted. The institutional review board will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution. Also, clinical trials must be performed according to good clinical practices. Good clinical practices are enumerated in FDA regulations and guidance documents.

Clinical trials typically are conducted in three sequential phases, Phases I, II and III, with Phase IV studies conducted after approval and generally required for fast track designated drugs. These phases may overlap. In Phase I clinical trials, the drug is usually tested on healthy volunteers to determine:

    .  Safety

    .  Any adverse effects

    .  Dosage tolerance

    .  Absorption

    .  Metabolism

    .  Distribution

    .  Excretion

    .  Pharmaco-dynamics

In Phase II clinical trials, the drug is usually tested on a limited number of afflicted patients to:

    .  Evaluate the efficacy of the drug for specific, targeted indications

    .  Determine dosage tolerance and optimal dosage

    .  Identify possible adverse effects and safety risks

In Phase III clinical trials, the drug is usually tested on a larger number of afflicted patients, an expanded patient population and at multiple clinical sites. The FDA may require that we suspend clinical trials at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. In addition, FDA approval may be conditioned and limit the indicated uses for our products.

In Phase IV clinical trials, after a drug has received FDA approval, additional studies are conducted to gain experience from the treatment of afflicted patients in the intended therapeutic indication. Additional studies are also conducted to document a clinical benefit where drugs are approved under fast track designation and based on surrogate endpoints. In clinical trials, surrogate endpoints are alternative measurements of the symptoms of a disease or condition, often by biochemical or other tests, that are substituted for measurements of observable clinical symptoms. Failure to promptly conduct Phase IV clinical trials could result in expedited withdrawal of approval for products approved under fast track designation.

Our regulatory strategy is to conduct only one clinical trial to support a biologics license application for each drug product treating genetic diseases. This sole clinical trial would be, in each instance, intended to satisfy the requirements of Phase I, Phase II and Phase III clinical trials. We believe that we can obtain regulatory approval with one clinical trial despite the fact that multiple clinical trials are normally required because our target patient populations are so small. In addition, Genzyme obtained FDA approval of Ceredase(R)/Cerezyme(R) after one clinical trial. The FDA may require us to conduct additional clinical trials or expand the scope of our existing trial for BM101. Regulatory approval would be delayed if we were required to undertake additional clinical trials or expand the existing trial to include more patients.

We expect that for each product for which a single clinical trial is authorized, that we will be required to conduct extended Phase IV clinical trials to monitor the long-term effects of the therapy and assure the FDA that the primary endpoints were reasonable predictors of the drug product's clinical benefits. For example, we are conducting an additional 18 month trial of patients from the original BM101 pivotal clinical trial to monitor their health and the effects of the therapy.

We will also be subject to a variety of foreign regulations governing clinical trials, manufacture and sales of our products. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must still be obtained prior to marketing in those countries. The approval process varies from country to country and the time needed to secure approval may be longer or shorter than that required for FDA approval.

Food and Drug Administration Modernization Act of 1997. The Food and Drug Administration Modernization Act of 1997 was enacted, in part, to ensure the availability of safe and effective drugs, biologics and medical devices by expediting the FDA review process for new products. The Modernization Act establishes a statutory program for the approval of fast track products, including biologics. The fast track provisions essentially codify the FDA's accelerated approval regulations for drugs and biologics. A fast track product is defined as a new drug or biologic intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs for such a condition. Under the new fast track program, the sponsor of a new drug or biologic may request the FDA to designate the drug or biologic as a fast track product at any time during the clinical development of the product.

The Modernization Act specifies that the FDA must determine if the product qualifies for fast track designation within 60 days of receipt of the sponsor's request. Approval of an application for fast track designation for a product can be based on an effect on a clinical endpoint or on a surrogate endpoint that is reasonably likely to predict clinical benefit. Approval of an application for fast track designation will be subject to:

    . Post-approval studies to validate the surrogate endpoint or confirm the effect on the clinical endpoint

    .  Prior review of all promotional materials

If a preliminary review of the clinical data suggests that the product is effective, the FDA may initiate review of sections of an application for fast track designation for a product before the application is complete. This rolling review is available if the applicant provides a schedule for submission of remaining information and pays applicable user fees. However, the time period specified in the Prescription Drug User Fees Act, which governs the time period goals the FDA has committed to reviewing an application, does not begin until the complete application is submitted.

In September 1998, the FDA granted our application for fast track designation for BM101 for the more severe forms of MPS-I. We cannot predict the ultimate impact, if any, of the fast track process on the timing or likelihood of FDA approval of BM101 or any of our other potential products.

Orphan Drug Designation. In September 1997, BM101 received orphan drug designation from the FDA. In February 1999, BM102 received orphan drug designation from the FDA. Orphan drug designation is granted by the FDA to drugs intended to treat a rare disease or condition. A rare disease or condition is one which generally affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting a biologics license application. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA.

Orphan drug designation does not shorten the FDA regulatory review and approval process for an orphan drug, nor does it give that drug any advantage in the FDA regulatory review and approval process. If an orphan drug later receives FDA approval for the indication for which it has such designation, the FDA may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for seven years. Although obtaining FDA approval to market a product with orphan drug exclusivity may be advantageous, we cannot be certain that we will be the first to obtain FDA approval for any drug for which we obtain orphan drug designation. Nor can we be certain that orphan drug designation will result in any commercial advantage or reduce competition. Nor can we be certain that the limited exceptions to this exclusivity will not be invoked by the FDA.

Regulation of Glyko, Inc.'s Diagnostic Tests as Medical Devices. Our subsidiary, Glyko, Inc., develops diagnostic tests that screen for diseases such as lysosomal storage diseases. The FDA regulates these tests as medical devices. The FDA requires companies that desire to market new medical devices to obtain either 510(k) clearance or approval of a Pre-market Approval Application, or PMA, before they are sold. Regulation under a PMA can be significantly more costly and time consuming than clearance under a 510(k) notification. Glyko, Inc. has received 510(k) clearance from the FDA for a urinary carbohydrate analysis test and is developing other diagnostic tests, which we believe qualify for 510(k) clearance.

Glyko, Inc.'s diagnostic tests may be regulated as medical devices by the FDA as Class I, Class II or Class III devices. The degree of regulation, as well as the cost and time required to obtain regulatory approvals or clearances, generally increases from Class I to Class III. Most diagnostic tests are regulated as Class I or Class II devices. Glyko, Inc.'s diagnostic test for urinary carbohydrate analysis has been classified as a Class I device. Under the Food and Drug Administration Modernization Act of 1997, most Class I devices are exempt from the 510(k) clearance requirement. Based on the advice of our regulatory consultants and the experience with our first test, we expect that all of our currently planned diagnostic tests will require a 510(k) notification and clearance process.

A 510(k) notification is sufficient for a device that is "substantially equivalent" to a legally marketed Class I or Class II device, or a Class III "predicate" device for which the FDA has not yet required submission of PMAs. Following submission of a 510(k) notification, a company may not market the device for clinical use until the FDA finds that product is substantially equivalent to a legally marketed predicate device. It generally takes four to 12 months from the date of submission of a 510(k) to obtain the FDA's determination, but it may take longer. The FDA may determine that the device is not substantially equivalent and require submission and approval of a PMA. Alternatively, the FDA may require further information before making a determination regarding substantial equivalence. The FDA requires a new 510(k) submission and a separate FDA determination of substantial equivalence for any devices cleared through the 510(k) process that have had modifications or enhancements that could significantly affect their safety or effectiveness, or that change their intended use.

If a device does not qualify for the 510(k) premarket notification procedure, a company must file a PMA application. The PMA review and approval process can be expensive, uncertain and lengthy. A PMA application must be supported by extensive data, including laboratory and clinical trial data establishing the safety and effectiveness of the device, as well as extensive manufacturing information. After a preliminary review, the FDA makes an initial determination about whether a PMA application is sufficiently complete to permit a substantive review. If the FDA finds the PMA application sufficiently complete, the FDA accepts the application for filing. Once the PMA application is accepted for filing, the FDA begins a more in-depth review, which likely includes review by a scientific advisory panel. During the PMA review process, the FDA will conduct an inspection of the manufacturer's facilities to ensure compliance with the applicable Quality System Regulation or QSR requirements. The FDA may determine that additional clinical data is necessary or request other information, which may delay the regulatory review process.

Modifications to a device that is the subject of an approved PMA, its labeling, manufacturing or clinical use may require approval by the FDA of PMA supplements or new PMAs. PMA supplements often require submission of the same type of information required for the initial PMA except that the supplement generally is limited to that data needed to support the proposed changes. Regulatory approval, if granted, may limit the uses for which the device may be marketed. Approvals, once granted, may be withdrawn if problems occur after initial marketing.

Sales of medical devices outside of the United States are subject to regulatory requirements that vary from country to country. The time required to obtain international regulatory clearance or approval for international sales may be longer or shorter than that required for FDA clearance approval. The requirements may differ as well. We cannot assure you that we will be able to obtain the required regulatory approval in a timely manner, if at all.

Regulation of Glyko, Inc.'s Manufacturing. Glyko, Inc. is required to comply with the FDA's quality system regulation requirements when manufacturing its diagnostic tests. The quality system regulation requirements incorporate the FDA's former current Good Manufacturing Processes into medical devices regulations. Quality system regulation requirements address the design, controls, methods, facilities and quality assurance controls used in manufacturing, packing, storing and installing medical devices. In addition, certain international markets have quality assurance and manufacturing requirements that may be more or less rigorous than those in the United States. A failure by us to comply with quality system regulation requirements or other requirements could have a serious impact on our business and services.

Regulation of Clinical Laboratories. Laboratories using Glyko, Inc.'s diagnostic tests for clinical use in the United States are regulated under Clinical Laboratory Improvement Amendments of 1998, or CLIA. CLIA establishes requirements for laboratories and laboratory personnel governing:

    .  Administration of laboratories

    .  Participation and proficiency testing

    .  Patient test management

    .  Quality control

    .  Personnel

    .  Quality assurance

    .  Inspection

The complexity of the tests being performed by the laboratory will determine which CLIA requirements apply. Under CLIA regulations, all laboratories performing moderately complex or highly complex tests will be required to obtain either a registration certificate or certificate of accreditation from the Health Care Financing Administration. A laboratory using our diagnostic tests is required to be qualified to perform moderately or highly complex tests. All of the laboratories known to us that are performing the diagnostic procedures which might use our test are qualified at the appropriate levels. However if patterns of use change and these tests are performed in the future at less qualified laboratories, the CLIA requirements may prevent some clinical laboratories from using certain of Glyko, Inc.'s diagnostic tests. The development of a simpler test will have a near-term negative impact on our results of operations but we believe that it will not affect our long term financial condition. CLIA regulations may impact our results of operations by limiting the potential market for Glyko, Inc.'s products until we can develop a simpler test. Glyko, Inc. has CLIA certification and a California state laboratory license to perform urinary carbohydrate analysis tests. The California laboratory license only allows testing for patients in California. We may be required to obtain other licenses to perform our laboratory services in other states or to provide services to patients or health care professionals who reside or practice medicine in other states.

See "Risk Factors--If We Fail To Obtain Regulatory Approval To Commercially Manufacture Or Sell Any Of Our Future Drug Products, Or If Approval Is Delayed, We Will Be Unable To Generate Revenue From The Sale Of Our Products."

Competition

Pharmaceutical Products. The biopharmaceutical industry is rapidly evolving and highly competitive. We face significant competition from biotechnology and pharmaceutical companies. Many of these companies have significantly greater financial, manufacturing, marketing and product research resources and experience than we have. Large pharmaceutical companies in particular have extensive experience in clinical testing and in obtaining regulatory approvals, including orphan drug designations. Accordingly, competitors may obtain regulatory approvals for and commercialize their products faster than we will. In addition, these companies will compete with us to attract qualified personnel, and to attract parties for acquisitions, joint ventures or other collaborations. Several pharmaceutical and biotechnology companies have established themselves in the field of enzyme therapeutics, including Genzyme, our joint venture partner.

Many colleges, universities and public and private research organizations are also active in the human health care field. While these entities focus on education, they may develop proprietary technology and acquire patents that we may require for the development of our products. We may attempt to obtain licenses to such proprietary technology. We cannot assure you, though, that we will be able to obtain these licenses. We also compete with a number of these organizations to recruit scientists and technicians.

We believe that the primary competitive factors in the market for biological drug products are:

    .  Product safety

    .  Effectiveness of such products

    .  Ability to obtain orphan drug exclusivity

    .  Distribution channels

    .  Price

    .  Time required to develop new products

    .  Time required to obtain regulatory and reimbursement approval

    .  Ability to respond quickly to medical and technological changes

    .  Ability to develop new products

We believe, based on our progress developing BM101, that we can compete successfully with regard to those competitive factors requiring timely execution. With regard to other competitive factors including those regarding distribution channels and low prices, we are at a competitive disadvantage. We do not yet have established distribution channels and because our target patient populations are small we expect that our drug products will be relatively expensive. We do not intend to compete with others who have already established successful treatments for specific genetic disorders, which should ameliorate some of our competitive disadvantages.

Carbohydrate Analysis Products and Services. The FACE Imaging System's primary competitors are alternative carbohydrate analytical technologies including:

    .  Capillary electrophoresis

    .  High pressure liquid chromatography

    .  Mass spectrometry

    .  Nuclear magnetic resonance spectrometry

The major advantages of FACE are:

    .  Low cost

    .  Quantification of carbohydrates present

    .  Easy application to samples of unknown composition

    .  User friendly procedures and software

    .  Provides versatility for other non-carbohydrate applications

The major disadvantages of FACE are:

    . FACE requires single-use specialized gels which give FACE systems a higher disposable cost than some competitive products which have reusable components.

    . Some competitive products may provide a more precise measurement of the molecular weight of a sample.

    . One competitive technology can provide more complete structural information about the sample.

The competition in the carbohydrate-active enzymes business is comprised primarily of distributors of broad lines of research products and supplies, particularly fine chemicals and reagents. Glyko, Inc. competes on the basis of the catalog of products it offers and the number of carbohydrate-active enzymes it offers and their proprietary nature. Glyko, Inc. believes that it also provides superior service because it provides customers with sales information and assistance based on scientific understanding of carbohydrate chemistry and function. However, it does not offer as many products as some of its competitors. Glyko, Inc. plans to expand its enzyme product offerings over the next several years to compete with the broadest product lines offered today by competitors. However, neither we nor Glyko, Inc. can assure you that Glyko, Inc. will successfully broaden its product offerings or will otherwise compete successfully.

Glyko, Inc.'s diagnostic product line competes primarily with alternative technologies and laboratory services. Glyko, Inc. believes that its diagnostic approaches are novel. Glyko, Inc. has the only urinary screening test cleared by the FDA for certain lysosomal storage diseases. Glyko, Inc. believes that the test may be used as a screening tool for early detection of a number of lysosomal storage diseases and that success of the product will depend on whether it becomes widely adopted. See "Risk Factors--If We Fail To Compete Successfully, Our Revenues And Operating Results Will Be Adversely Affected."

Facilities

We currently have operations in a total of six buildings. Five of our buildings are located in Novato, California, each within a half-mile radius. The five buildings, each named for the streets on which they are located, are:

    .  Bel Marin Keys facility

    .  Galli Drive facility

    .  Pimentel Court facility

    .  Digital Drive facility

    .  Digital Drive sublease facility

The sixth building, the Carson Street facility, is located in Torrance, California.

The Bel Marin Keys facility houses administrative staff and a clinical production laboratory. It consists of approximately 13,400 square feet. The lease expires in May 2001. We have an option to extend the lease for up to two additional three-year periods.

The Galli Drive facility consists of a total of approximately 31,000 square feet and currently houses 6,700 square feet of modular laboratory space used for research and development. We are currently developing an additional 23,400 square feet for a manufacturing facility, including core utility and support functions sufficient for the entire building once fully developed. This development will also create approximately 3,000 square feet of additional mezzanine office space. This development is scheduled to be completed in the third quarter of 1999. The lease expires in August 2003. We have an option to extend the lease for one additional five-year period.

The Pimentel Court facility houses the administrative staff and research and manufacturing operations of Glyko, Inc. It consists of approximately 11,000 square feet. The lease expires in March 2000. We have subleased a portion of this facility to a third party.

The Digital Drive facility, when completed, is intended to house either a research or a manufacturing facility. It is currently under construction. When completed, it will consist of approximately 35,000 square feet. Construction of the shell of the building is scheduled to be completed in the third quarter of 1999. The lease expires ten years and sixty days after the shell of the building is completed.

The Digital Drive sublease facility houses a chemistry laboratory. It consists of approximately 1,200 square feet. The facility has been subleased from a third party. The sublease expires in January 2000.

The Carson Street facility houses our initial commercial manufacturing facility for BM101 and consists of approximately 8,000 square feet. The lease expires in June 2001. We have an option to extend the lease until April 2003.

In general, we believe that our facilities are well-suited for the specific functions and objectives for which they were leased, designed and developed. Our administrative office space is expected to be adequate for approximately the next 18 months. We should have adequate space for research and development activities in our Digital Drive facility into 2001. Our BM101 production facilities' capacity may have to be supplemented beginning in 2001 if the MPS-I market penetration rates are higher than currently expected. Based on the timelines for other genetic disorders such as MPS-VI, productive capacity for these products will have to be developed for larger scale commercial production which may begin as early as 2001.

Employees

As of May 31, 1999, we had 80 full-time employees, 37 of whom are in research and development, 30 of whom are in manufacturing, two of whom are in sales and marketing and 11 of whom are in administration.

We consider our employee relations to be good. Our employees are not covered by a collective bargaining agreement. We have not experienced employment related work stoppages. We cannot assure you that we will be able to continue attracting qualified personnel in sufficient numbers to meet our needs.

Legal Proceedings

We have no material legal proceedings pending.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

Set forth below is certain information regarding our executive officers, directors and key employees:

     Name                                 Age       Position with BioMarin
     ----                                 ---       ----------------------
     Grant W. Denison, Jr................  49 Chief Executive Officer and
                                              Chairman of the Board
     John C. Klock, M.D..................  54 President, Secretary and Director
     Raymond W. Anderson.................  57 Chief Financial Officer, and Vice
                                              President, Finance and
                                              Administration
     Christopher M. Starr, Ph.D..........  46 Vice President, Research and
                                              Development
     Emil D. Kakkis, M.D., Ph.D..........  38 Vice President of BioMarin and
                                              President, BioMarin Genetics,
                                              a division of BioMarin
     Stuart J. Swiedler, M.D., Ph.D......  43 Vice President, Scientific and
                                              Clinical Affairs
     Brian K. Brandley, Ph.D.............  42 Vice President of BioMarin and
                                              Managing Director, Glyko, Inc.,
                                              a wholly-owned subsidiary of
                                              BioMarin
     Ansbert S. Gadicke, M.D.(/1/)(/2/)..  41 Director
     Erich Sager(/1/)....................  41 Director
     Gwynn R. Williams(/1/)(/2/).........  65 Director

    -------------------------------
    (/1/) Member of the Compensation Committee.
    (/2/) Member of the Audit Committee.

Each director will hold office until the next annual meeting of stockholders and until his successor is elected and qualified or until his earlier resignation or removal. Each officer serves at the discretion of the Board of Directors.

Grant W. Denison, Jr. has served as a director and Chief Executive Officer of BioMarin since its inception and as Chairman of the Board since April 1997. From July 1993 to April 1997, Mr. Denison served as President, Consumer Products and Corporate Senior Vice President, Business Development at Searle, a pharmaceutical company. From April 1986 to June 1993, Mr. Denison served as Vice President Corporate Planning and President, U.S. Operations at Monsanto Company, a diversified life sciences company. From 1985 to 1986, Mr. Denison served as Vice President, International Operations at Squibb Medical Systems, a medical devices company. From 1980 to 1985, Mr. Denison served as Vice President, Planning and Business Development at Pfizer, Inc., a pharmaceutical company. Mr. Denison serves as a director of Nastech Pharmaceutical Company Inc., Dentalview, Inc. and Clubb BioCapital. Mr. Denison received an A.B. in Mathematical Economics from Colgate University and an M.B.A. from Harvard Graduate School of Business Administration.

John C. Klock, M.D. has served as the President and Secretary of BioMarin and served as a director since its inception. Dr. Klock has served as the President of Glyko, Inc. since October 1989. Dr. Klock was a founder of Glyko Biomedical Ltd. and has served as a director since December 1992. Dr. Klock was a founder of Glycomed Incorporated, a biotechnology company, at which he served as Vice President, Medical Affairs from July 1987 to July 1990. Dr. Klock was a scientific director at the Institute of Cancer Research at California Pacific Medical Center from July 1981 to July 1987. Dr. Klock was an academic physician and carbohydrate researcher at the University of California at San Francisco from 1982 to 1986. Dr. Klock received a B.S. in Zoology from Louisiana State University and received an M.D. from Tulane University.

Raymond W. Anderson has served as Chief Financial Officer and Vice President, Finance and Administration since June 1998. Mr. Anderson served as the Vice President, Finance and

Chief Financial Officer at Fusion Medical Technologies, Inc., a medical technology company developing drug delivery systems, from July 1997 to June 1998. Mr. Anderson served as the Vice President, Finance and Chief Financial Officer at Fidus Medical Technology, Inc., a medical technology company specializing in cardiac arrhythmias, from October 1996 to July 1997. Mr. Anderson served as a director of Recombinant Capital, a consulting firm, from July 1994 to October 1996. Mr. Anderson served as the Vice President, Finance and Chief Financial Officer of Glycomed Incorporated, a biotechnology company, from April 1989 to July 1994. Mr. Anderson was the Chief Financial Officer at Chiron Corporation, a biotechnology company, from 1985 to 1989. Mr. Anderson was a Controller and Director of Financial Planning and Analysis at Syntex Laboratories, a pharmaceutical company, from 1981 to 1985. Mr. Anderson has served as a director of Glyko Biomedical, Ltd. and its predecessor, Glyko, Inc., since October 1989. Mr. Anderson received a B.S. in Engineering from the United States Military Academy, an M.S. in Administration from George Washington University and an M.B.A. from the Harvard Graduate School of Business Administration.

Christopher M. Starr, Ph.D. has served as the Vice President, Research and Development of BioMarin since its inception. From July 1991 to April 1998, Dr. Starr has served as the Vice President, Research and Development for Glyko, Inc., a carbohydrate analytical and diagnostic company. Dr. Starr held the position as National Research Associate at the National Institutes of Health in Bethesda, Maryland from August 1986 to June 1991. Dr. Starr received a B.S. in Biology from Syracuse University and a Ph.D. in Biochemistry and Molecular Biology from the State University of New York, Health Science Center, Syracuse, NY.

Emil D. Kakkis, M.D., Ph.D. has served as Vice President of BioMarin and President of BioMarin Genetics, a division of BioMarin, since September 1998. From July 1994 to August 1998, Dr. Kakkis was a Physician Specialist at the Department of Pediatrics at Harbor-UCLA Medical Center. From July 1991 to June 1994, Dr. Kakkis completed a Fellowship in Genetics at the UCLA Intercampus Medical Genetics Training Program. Dr. Kakkis received a B.A. in Biology from Pomona College and received a Ph.D. in Biological Chemistry from UCLA. Dr. Kakkis received an M.D. from UCLA.

Stuart J. Swiedler, M.D., Ph.D. has served as Vice President of Scientific and Clinical Affairs of BioMarin since June 1998. From November 1997 to June 1998, Dr. Swiedler was as an independent biotechnology consultant. From February 1993 to November 1997, Dr. Swiedler has served, in chronological order, with Glycomed Incorporated, a biotechnology company, as Assistant Vice President, Biology from February 1993 to July 1994, as Assistant Vice President, Research from July 1994 to May 1995, and as Vice President, Research from May 1995 to November 1997. Dr. Swiedler received a B.S. in Biology from the State University of New York at Albany. Dr. Swiedler received an M.D. and a Ph.D. in Biochemistry from the Johns Hopkins University School of Medicine.

Brian K. Brandley, Ph.D. has served as Vice President of BioMarin since October 1998. Dr. Brandley has served as the Managing Director of Glyko, Inc., a carbohydrate analytical and diagnostic company, since April 1998. He was an Assistant Professor at Rush University from July 1995 to April 1998, and was the Senior Scientist, Head of Cell Biology at Glycomed Incorporated, a biotechnology company, from July 1988 to July 1995. Dr. Brandley received a B.S. and an M.S. in Biology from the University of Miami. Dr. Brandley received a Ph.D. in Biology from the University of Sydney, Australia.

Ansbert S. Gadicke, M.D. has served as a director of BioMarin since December 1997. Since July 1992, Dr. Gadicke has served as the Chairman of the Board and Managing Director of MPM Capital, L.P., an investment company specializing in the healthcare industry. From 1989 to 1992, Dr. Gadicke was a consultant with Boston Consulting Group. Dr. Gadicke currently serves on the boards of MediGene AG, Genome Pharmaceuticals Corporation AG, t.Breeders Inc., Idea and Novirio Pharmaceuticals, Ltd. Dr. Gadicke received a Ph.D. and an M.D. from J.W. Goethe Universitat, Frankfurt, Germany.

Erich Sager has served as a director of BioMarin since November 1997. Since September 1996, Mr. Sager has served as the Chairman of LaMont Asset Management S.A., a private investment management firm. From April 1994 to August 1996, Mr. Sager served as Senior Vice President, Head of Private Banking for Dresdner Bank (Switzerland) Ltd. From September 1991 to March 1994, Mr. Sager served as Vice President, Private Banking-Head German Desk for Deutsche Bank (Switzerland) Ltd. From 1981 to 1989, Mr. Sager held various positions at a number of banks in Switzerland.
Mr. Sager serves as a director of BioNebraska, Inc., Comptec Industries Ltd., Dentalview, Inc., LaMont Asset Management, S.A., and Sermont Asset Management. Mr. Sager received a Business Degree from the School of Economics and Business Administration in Zurich, Switzerland.

Gwynn R. Williams has served as a director of BioMarin since its inception. Mr. Williams founded AstroMed Limited and Astroscan Limited, UK manufacturers of scientific equipment, in March 1984, which entities, in December 1997, merged into Life Science Resources Ltd. Previously, Mr. Williams was a partner in Arthur Andersen & Co., a mathematician with General Motors Research, and a mathematician with British Steel. Mr. Williams was a founder of Glyko Biomedical Ltd. and its predecessor Glyko, Inc. Mr. Williams received a B.S. in Theoretical Physics from the University of Wales.

Board Committees

The board has established an Audit Committee and a Compensation Committee. The Audit Committee, which consists of Dr. Gadicke and Mr. Williams, reviews BioMarin's financial statements and accounting practices, makes recommendations to the board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by BioMarin's independent auditors.

The Compensation Committee, which consists of Dr. Gadicke, Mr. Sager and Mr. Williams, sets general compensation policy for BioMarin and has final approval power over compensation to executive officers. The Compensation Committee also has final approval power over guidelines and criteria for employees' bonuses and administers the 1997 Stock Plan and 1998 Director Option Plan.

Director Compensation

Directors do not receive cash compensation for their services as directors of BioMarin but are reimbursed for their reasonable expenses in attending meetings of the board and while performing services for BioMarin. Prior to the effectiveness of the 1998 Director Option Plan, BioMarin had granted each non-employee director an option to purchase 20,000 shares of BioMarin common stock with an exercise price set at the fair market value on the dates of grant, $1.00, upon their election to the board as consideration for their willingness to sit on the board. In March 1999, BioMarin also issued to each such non-employee director, for services performed as a director, an additional option to purchase 15,000 shares of common stock with an exercise price set at the fair market value on the date of grant, $7.00, as consideration for their ongoing services to BioMarin as directors. In March 1999, Mr. Sager and Mr. Gadicke were each also issued an option to purchase an additional 20,000 shares of common stock of BioMarin at an exercise price set at the fair market value on the date of grant, $7.00, as consideration for services rendered by them to BioMarin in connection with this offering.

1998 Director Option Plan

The 1998 Director Option Plan was adopted by the board in December 1998. It was approved by the stockholders as of January 15, 1999. The plan provides for the grant of nonstatutory stock options to non-employee directors. A total of 200,000 shares of BioMarin common stock has been reserved for issuance under the plan. The plan also provides for an annual increase in this number of shares equal to the lesser of: (1) 0.5% of BioMarin's outstanding capital stock, (2) 200,000 shares, or (3) a lesser amount determined by the board.

As of December 1998, no options had been granted under the 1998 Director Option Plan. In March 1999, options to purchase 45,000 shares of common stock had been granted under the 1998 Director Plan.

The 1998 Director Option Plan provides that each non-employee director shall automatically be granted an option to purchase 20,000 shares of BioMarin common stock on the date which such person first becomes a non-employee director. This option shall have a term of ten years. The shares subject to this initial option shall vest over one year. Each non-employee director shall thereafter also be automatically granted an option to purchase 15,000 shares of BioMarin common stock on the anniversary of the date of their respective initial appointments to the board and each anniversary thereafter, provided that he or she retains their board seat on such anniversary date. The shares subject to this annual option shall vest in full one year from the date of grant and shall have a term of ten years. These options shall continue to vest only while the director serves. The exercise price of each of these options shall be 100% of the fair market value of a share of BioMarin common stock at the date of the option.

In the event of a merger or the sale of substantially all of the assets of BioMarin, each option may be assumed or substituted by the successor corporation. If an option is assumed or substituted, it shall continue to vest as provided in the plan. However, if a non-employee director's status as a director of BioMarin or the successor corporation, as applicable, is terminated, other than upon a voluntary resignation by the non-employee director, the option shall immediately become fully vested and exercisable. If the successor corporation does not agree to assume or substitute for the option, each option shall become fully vested and exercisable for a period of 30 days from the date the board notifies the optionee of the option's full exercisability, after which period the option shall terminate.

Options granted under the plan must be exercised within three months of the end of the optionee's tenure as a director, or within 12 months after such director's termination by death or disability, but in no event later than the expiration of the option's ten-year term. No option granted under the plan is transferable by the optionee other than by will or the laws of descent or distribution. Each option is exercisable, during the lifetime of the optionee, only by such optionee. Unless sooner terminated by the board, the plan will terminate automatically ten years from the effective date of the plan.

Executive Compensation

Summary Compensation Table. The following table sets forth all compensation awarded to, earned by, or paid for services rendered to BioMarin in all capacities during the year ended December 31, 1998, by (1) BioMarin's chief executive officer and (2) the other four most highly compensated executive officers other than the chief executive officer who were serving as executive officers as of December 31, 1998, collectively, the "Named Executive Officers".

                     Fiscal 1998 Summary Compensation Table

                              1998 Annual Compensation       Long-Term Compensation
                         ---------------------------------- ------------------------
                                                                   Number of
Name and Principal                             All Other       Shares Underlying
Position                 Salary($) Bonus($) Compensation($) Options Granted(#) (/1/)
------------------       --------- -------- --------------- ------------------------
Grant W. Denison, Jr....  202,500   87,550         --               400,000
 Chief Executive Officer
John C. Klock, M.D......  222,450   87,550       2,142              300,000
 President
Christopher M. Starr,
 Ph.D...................  139,560   87,550         876              200,000
 Vice President,
 Research and
 Development
Emil D. Kakkis, M.D.,
 Ph.D...................   75,000   50,000          18              200,000
 Vice President of
 BioMarin, President of
 BioMarin Genetics, a
 division of the Company
Brian K. Brandley,
 Ph.D...................  101,620      --          348                  --
 Vice President of
 BioMarin, Managing
 Director of Glyko,
 Inc., a wholly-owned
 subsidiary of BioMarin

-------------------------------

(/1/) In connection with BioMarin's acquisition of Glyko, Inc. on October 7,
      1998, the following individuals executed Share Exchange Agreements under which they agreed that, upon exercise of certain of their options to purchase common shares of Glyko Biomedical granted in connection with services previously rendered by each of them to Glyko, Inc., they would receive the following number of shares of BioMarin common stock in lieu of common shares of Glyko Biomedical, to John C. Klock: 66,246 shares; to Christopher M. Starr: 40,275 shares; and to Brian K. Brandley: 65,415 shares. These shares are not reflected in this column because they are not issuable upon the exercise of options to purchase BioMarin common stock granted for services rendered to BioMarin.

For the year ended December 31, 1997, Dr. Klock was paid $146,914 in salary as compensation for services rendered by him in his capacity as President of BioMarin.

Until October 1998, Mr. Denison devoted 70% of his time to BioMarin. Subsequently, Mr. Denison has devoted 100% of his time to BioMarin. Since October 1998 Mr. Denison's annual salary has been $257,000. Until April 1998, Dr. Klock and Dr. Starr devoted, respectively, 70% of their time to BioMarin and 30% to Glyko, Inc. Since April 1998, Dr. Klock and Dr. Starr have devoted 100% of their time to BioMarin. In 1998, Dr. Klock's annual salary was $250,000 and Dr. Starr's annual salary was $150,000. Dr. Kakkis' employment began in September 1998 as Vice President of BioMarin and as President of BioMarin Genetics, a division of BioMarin. His starting annual salary was $225,000.
Dr. Brandley began employment with Glyko, Inc. in April 1998. His starting annual salary was $135,000.

As of April 20, 1999, the board has granted options to purchase the following number of shares of BioMarin common stock: 100,000 shares to Grant W. Denison, Jr., 75,000 shares to John C. Klock, 50,000 shares to Christopher M. Starr, 20,375 shares to Emil D. Kakkis and 17,270 shares to Brian K. Brandley.

Stock Option Grants Table. The following table sets forth further information regarding options granted to each of the Named Executive Officers during 1998.

                        Fiscal 1998 Stock Option Grants

                                                            Option Term
                                                     -------------------------
                                                                               Potential Realizable
                                                                                 Value at Assumed
                           Number of    Percent of                             Annual Rates of Stock
                          Securities   Total Options                            Price Appreciation
                          Underlying    Granted to   Exercise Price            for Option Term (/4/)
                            Options      Employees        Per       Expiration ---------------------
          Name           Granted (/1/) in 1998 (/2/) Share($) (/3/)    Date        5%         10%
          ----           ------------- ------------- -------------- ---------- ---------- ----------
Grant W. Denison, Jr....    400,000          18%         $4.00         6/08    $5,846,375 $9,718,149
John C. Klock, M.D......    300,000          13%         $4.00         6/08    $4,384,782 $7,288,612
Christopher M. Starr,
 Ph.D...................    200,000           9%         $4.00         6/08    $2,923,188 $4,859,074
Emil D. Kakkis, M.D.,
 Ph.D...................    200,000           9%         $4.00         6/08    $2,923,188 $4,859,074
Brian K. Brandley,
 Ph.D...................        --          --             --           --            --         --

-------------------------------

(/1/) These options are incentive stock options that vest over four years as follows: (1) for Mr. Denison, Dr. Klock and Dr. Starr, 2/3 of such total shares subject to such options shall vest at a rate of 1/48 of this subtotal per month, with the remaining 1/3 of such total to vest upon the completion of this offering or upon completion of four years of continued employment, and (2) for Dr. Kakkis, 12.5% of the total shares subject to such options vest six months after the vesting commencement date and 1/48 of such total shall vest monthly thereafter. In connection with BioMarin's acquisition of Glyko, Inc. on October 7, 1998, the following individuals executed Share Exchange Agreements under which they agreed that, upon exercise of certain of their options to purchase common shares of Glyko Biomedical granted in connection with services previously rendered by each of them to Glyko, Inc., they would receive the following number of shares of BioMarin common stock in lieu of common shares of Glyko Biomedical: to John C. Klock: 66,246 shares; to Christopher M. Starr: 40,275 shares; and to Brian K. Brandley: 65,415 shares. These shares are not reflected in this column because they are not issuable upon the exercise of options to purchase BioMarin common stock granted for services rendered to BioMarin.
(/2/) Based on an aggregate of 2,252,120 shares subject to options granted by BioMarin during 1998 to employees, consultants and the Named Executive Officers.
(/3/) Options were granted at an exercise price equal to the fair market value of the common stock, as determined by the Board of Directors, on the date of grant.

(/4/) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. BioMarin cannot assure any executive officer or any other holder of its securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of its common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers. The potential realizable value is calculated by assuming that the initial public offering price of $12.00 per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. The potential realizable value computation is net of the applicable exercise price, but does not take into account applicable federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. The values shown do not consider non-transferability or termination of the options upon termination of such employee's employment with BioMarin.

Fiscal Year-End Option Value Table. The following table sets forth the number of shares covered by both exercisable and unexercisable stock options held by each of the Named Executive Officers at December 31, 1998. No shares were acquired upon the exercise of stock options during 1998.

               Aggregate 1998 Fiscal Year-End Option Value Table

                              Number of Securities      Value of Unexercised
                             Underlying Unexercised     In-the-Money Options
                            Options at Year-End (/1/)     at Year-End (/2/)
                            ------------------------- -------------------------
           Name             Exercisable Unexercisable Exercisable Unexercisable
           ----             ----------- ------------- ----------- -------------
Grant W. Denison, Jr......    50,000       350,000     $400,000    $2,800,000
John C. Klock, M.D........    37,500       262,500     $300,000    $2,100,000
Christopher M. Starr,
 Ph.D.....................    25,000       175,000     $200,000    $1,400,000
Emil D. Kakkis, M.D.,
 Ph.D.....................    25,000       175,000     $200,000    $1,400,000
Brian K. Brandley, Ph.D...       --            --      $    --     $      --

-------------------------------

(/1/)These options are incentive stock options that vest over four years as follows: (1) for Mr. Denison Dr. Klock and Dr. Starr, 2/3 of such total shares subject to such options shall vest at a rate of 1/48 of this subtotal per month, with the remaining 1/3 of such total to vest upon the completion of this offering or upon four years of service, and (2) for Dr. Kakkis, at a rate of 12.5% of the total shares subject to such options vest six months from vesting commencement date and 1/48 of such total shall vest monthly thereafter. In connection with BioMarin's acquisition of Glyko, Inc. on October 7, 1998, the following individuals executed Share Exchange Agreements under which they agreed that, upon exercise of certain of their options to purchase common shares of Glyko Biomedical granted in connection with services previously rendered by each of them to Glyko, Inc., they would receive the following number of shares of BioMarin common stock in lieu of common shares of Glyko Biomedical: to John C.
     Klock: 66,246 shares; to Christopher M. Starr: 40,275 shares; and to Brian
     K. Brandley: 65,415 shares. These shares are not reflected in this column because they are not issuable upon the exercise of options to purchase BioMarin common stock granted for services rendered to BioMarin. See "Employee Benefits Plans" for a description of the material terms of these options.

(/2/)Based on the assumed public offering price of $12.00 per share, less the exercise price.

Employment Agreements

We are party to employment agreements with the executive officers and on the terms enumerated on the chart below:

               1998
  Name of     Annual                         Initial Grant of Right
 Executive    Salary                           to Purchase                Agreement
  Officer      Rate        Annual Bonus        Equity Securities       Termination Date
 ---------    ------       ------------      ----------------------    ----------------
Grant W.     $257,000 Based upon BioMarin's  1,300,000 shares         June 26, 2000(/2/)
 Denison,             market capitalization  of BioMarin's
 Jr.                                         stock at purchase
                                             price of $1.00 per
                                             share.(/1/)
John C.      $250,000 Based upon Biomarin's  800,000 shares of        June 26, 2000(/2/)
 Klock,               market capitalization  BioMarin's stock at
 M.D.                                        purchase price
                                             of $1.00 per share.(/1/)
Christopher  $150,000 Based upon BioMarin's  400,000 shares of        June 26, 2000(/2/)
 M. Starr,            market capitalization  BioMarin's stock at
 Ph.D.                                       purchase price
                                             of $1.00 per share.(/1/)
Brian K.     $135,000 Annual bonus, payable  option to purchase       None(/2/)
 Brandley,            in cash or stock,      up to 150,000
 Ph.D.(/3/)           customarily between    shares of Glyko
                      10-15% of his          Biomedical's common
                      annual salary.         stock. Now exercisable
                                             for 65,415 shares of
                                             our common stock.
Raymond W.   $185,000 Eligible to            Option to purchase       None(/2/)
 Anderson             receive a cash         200,000 shares of
                      bonus.                 common stock.
Emil         $225,000 Contingent             Option to purchase       None(/2/)
 Kakkis,              upon regulatory        200,000 shares of
 M.D.,                filings and approvals. common stock.
 Ph.D.
Stuart       $150,000 Annual bonus, payable  Option to purchase       None(/2/)
 Swiedler,            in cash or stock,      150,000 shares of
 M.D.,                customarily between    common stock.
 Ph.D.                10-15% of his
                      annual salary.

-------------------------------

(/1/) We provided a three-year loan to him for the purchase. The loan bears interest at a rate of 6%. If his employment is terminated by us for any reason, he has the right to sell any or all of these shares of common stock to us at a price per share equal to the lesser of the then-current per share market price of such shares or the original per share purchase price, $1.00. In the event he ceases employment with us for any reason, we also have the right, but not the obligation, to repurchase the unvested portion of the shares at their original per share purchase price, $1.00. Fifty percent of the shares vested after one year from the date of his employment, with the remainder vesting at a rate of 1/24 per month thereafter.





(/2/) This employment agreement is terminable without cause by BioMarin upon six months prior written notice, or by him upon three months prior written notice to BioMarin. BioMarin is obligated to pay his salary and benefits until such termination. In the event that he is involuntarily terminated within one year of a change of control of BioMarin he is entitled to: (1) a severance payment equal to six months of his then-current annual salary, (2) 50% of the annual bonus that he would otherwise be entitled to, and (3) 50% of the unvested portion of his outstanding options to purchase BioMarin capital stock shall immediately vest.

(/3/) Dr. Brandley's employment agreement was with Glyko, Inc. but was assigned to us in connection with our acquisition of Glyko, Inc.

The founder's annual cash bonus for each of Mr. Denison, Dr. Klock and Dr. Starr is based on the difference between a minimum market capitalization and BioMarin's quarterly market capitalization. The annual cash bonus is calculated as follows:

The board of directors established a minimum market capitalization of $20.0 million for the first quarter of 1998. The minimum market capitalization increases by $1.0 million per quarter until the end of the agreement in the second quarter of 2000. Our quarterly market capitalization is calculated at the end of each calendar quarter by multiplying the number of our common shares outstanding times the average closing price of our common stock for the last ten trading days of the quarter. If our common stock is not publicly traded the quarterly market capitalization is determined by multiplying the shares of our common stock outstanding by the price at which of our common stock was sold in the latest significant investment by an independent third-party investor. For each full $5.0 million that the quarterly market capitalization exceeds the minimum market capitalization, the founders each receive a cash bonus of $1,200 in the first calendar quarter, $1,250 in the second and third calendar quarters, and $1,300 in the fourth calendar quarter. Each founder's annual cash bonus is the sum of all the four quarterly bonuses.

Each founder's total annual cash bonus may not exceed 100% of base salary in any year. Additional amounts beyond the cash limit that may be earned in the year will be paid in stock options using the Black-Scholes option pricing model to calculate the value of the stock option based on year-end parameters.

This offering will increase the bonuses paid to the founders because it will increase our market capitalization. Assuming that the offering is for the base number of shares, the underwriters do not exercise the over allotment option, and the per share price in this offering is in the midpoint of the pricing range, this bonus increase would be $130,000 per founder for the second half of 1999. There are no adjustments in the founders' annual salaries that result from increases in market capitalization.

In December 1998, the board approved a form of indemnification agreement to be entered into between us and each of our officers and directors. This indemnification agreement requires us, among other things, to indemnify officers and directors against liabilities that may arise by reasons of their status or performance of their duties as officers or directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

For a description of other transactions between BioMarin and affiliates of BioMarin, see "--Management; and --Compensation Committee Interlocks and Insider Participation."

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee of the board has at any time since our formation been an officer or employee of BioMarin. Other than Dr. Klock and Mr. Anderson, who are each directors of Glyko Biomedical, no executive officer of BioMarin serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation Committee of the Board. Mr. Anderson also serves on the Compensation Committee of Glyko Biomedical.

Employee Benefit Plans

1997 Stock Plan. On November 14, 1997, the board adopted the 1997 Stock Plan and approved the reservation of a total of 3,000,000 shares of common stock for issuance under the 1997 Stock Plan. The stockholders approved the 1997 Stock Plan in April 1998. In December 1998, the board approved an amendment to the 1997 Stock Plan. The stockholders approved the amendment as of January 15, 1999. The amendment increases the number of shares reserved for issuance under the 1997 Stock Plan to an aggregate of 5,000,000. The amendment also added an "evergreen provision" providing for an annual increase in the number of shares that may be optioned or sold under the 1997 Stock Plan without need for additional board or stockholder actions, which increase shall be the lesser of: (1) 4% of the then-outstanding capital stock of BioMarin, (2) 2,000,000 shares, or (3) a lower amount set by the board. The 1997 Stock Plan provides for the grant of stock options and the issuance of restricted stock by BioMarin to its employees, officers, directors and consultants. The 1997 Stock Plan permits the grant of options that are either incentive stock options, or ISOs, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or nonqualified stock options, or NSOs, on terms, including the exercise price, which may not be less than 85% of the fair market value of our common stock for NSOs, and the vesting schedule, determined by the board, subject to certain statutory limitations and other limitations in the 1997 Stock Plan.

Options granted under the 1997 Stock Plan are generally not transferable by the optionee. Options granted under the 1997 Stock Plan must generally be exercised within three months after the end of the optionee's status as an employee, director or consultant of BioMarin, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term.

The exercise price of all incentive stock options granted under the 1997 Stock Plan must be at least equal to the fair market value of BioMarin common stock on the date of grant. The exercise price of NSOs granted under the 1997 Stock Plan is determined by the board at an exercise price not less than 85% of fair market value. With respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of BioMarin common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of voting power of all classes of BioMarin's outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal to 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1997 Stock Plan may not exceed ten years.

The 1997 Stock Plan provides that in the event of a merger of BioMarin with or into another corporation, or a sale of substantially all of BioMarin's assets, each option may be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options are not assumed or substituted, the administrator shall provide for the optionee to have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be exercisable.

1998 Employee Stock Purchase Plan. In December 1998, the board adopted, and as of January 15, 1999, the stockholders approved, the 1998 Employee Stock Purchase Plan. A total of 250,000 shares of BioMarin common stock has been reserved for issuance under the 1998 Employee Stock Purchase Plan. The plan also contains an "evergreen provision" providing for an annual increase in the number of shares which may be sold under the plan equal to the lesser of (1) 0.5% of the then-outstanding BioMarin capital stock, (2) 200,000 shares, or (3) a lesser amount set by the board.

As of December 31, 1998, no shares have been issued under the 1998 Employee Stock Purchase Plan. This plan will become effective upon the completion of this offering.

The 1998 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and contains consecutive, overlapping, 24 month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period that commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before October 31, 2000.

Employees are eligible to participate if they are customarily employed by BioMarin or a participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who either: (1) immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of BioMarin capital stock, or (2) whose rights to purchase stock under all of BioMarin's employee stock purchase plans accrue at a rate which exceeds $25,000 worth of stock for each calendar year, may not be granted an option to purchase stock under the 1998 Employee Stock Purchase Plan. The 1998 Employee Stock Purchase Plan permits employees to purchase common stock through payroll deduction of up to 10% of the employee's compensation that is base earnings and commissions, excluding overtime, shift premium, incentive payments and bonuses. The maximum number of shares an employee may purchase during a single purchase period is 5,000 shares.

The price of stock purchased under the 1998 Employee Stock Purchase Plan is generally 85% of the lower of the fair market value of the common stock: (1) at the beginning of the offering period or (2) at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the employees will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Employees may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with BioMarin.

Rights granted under the 1998 Employee Stock Purchase Plan are generally not transferable by an employee other than by will or the laws of descent and distribution. In the event of a merger of BioMarin with or into another corporation or a sale of substantially all of BioMarin's assets, each outstanding option under the 1998 Employee Stock Purchase Plan may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.

The board of directors has the authority to terminate or amend the 1998 Employee Stock Purchase Plan to the extent necessary to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period or allocating remaining shares among the participants. The 1998 Employee Stock Purchase plan will terminate automatically ten years from the effective date of this offering unless it is terminated sooner by the board.

401(k) Plan. BioMarin sponsors the Glyko Retirement Savings Plan or the 401(k) Plan. Employees are eligible to participate immediately following the start of their employment, on the earlier of the next occurring January 1 or July 1. Participants may contribute up to approximately 15% of their current compensation, up to a statutorily prescribed annual limit, to the 401(k) Plan. Each participant is fully vested in his or her salary reduction contributions. Participant contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives. BioMarin pays the direct expenses of the 401(k) Plan but does not currently match or make contributions to employee accounts. The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code so that contributions to the 401(k) Plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) Plan.

                              CERTAIN TRANSACTIONS

On April 19, 1997, BioMarin sold to Glyko Biomedical, 1,500,000 shares of BioMarin's common stock for aggregate consideration of $1.5 million. Dr. John Klock, who is the President and Secretary of BioMarin, as well as a director, is also the President, Chief Executive Officer and Chief Financial Officer of Glyko Biomedical, as well as a director thereof. On June 26, 1997, BioMarin entered into a license agreement with Glyko Biomedical pursuant to which BioMarin was granted an exclusive, worldwide, perpetual royalty-free license to certain technology for therapeutic uses. On September 24, 1997, BioMarin issued 7,000,000 shares of our common stock to Glyko Biomedical as consideration for the license granted to it under the Glyko Biomedical license agreement.

BioMarin entered into a pre-emptive rights agreement, dated June 26, 1997, with Glyko Biomedical, pursuant to which Glyko Biomedical was granted the right to purchase a pro rata share of new issuances of securities by BioMarin, subject to limited exemptions. This agreement terminates immediately prior to the initial public offering.

On April 18, 1997, Gwynn Williams was appointed one of the three initial directors of BioMarin. Mr. Williams is a holder of 11% of the outstanding capital stock of Glyko Biomedical.

On October 1, 1997, BioMarin sold 800,000 shares of common stock to Dr. Klock in exchange for a full recourse, three-year promissory note secured by such shares in the principal amount of $800,000. On October 1, 1997, BioMarin sold 1,300,000 shares of common stock to Mr. Denison in exchange for a full recourse, three-year promissory note secured by such shares in the principal amount of $1.3 million. On October 1, 1997, BioMarin sold 400,000 shares of common stock to Dr. Starr in exchange for a full recourse, three-year promissory note secured by such shares in the principal amount of $400,000. These loans bear interest at a rate of 6%. If their respective employments are terminated by BioMarin for any reason, each of Mr. Denison, Dr. Klock and Dr. Starr has the right to sell any or all of these shares to BioMarin at a per share price equal to the lesser of the then-current per share market price of such shares or the original per share purchase price of $1.00. In the event any of these officers ceases to be an employee for any reason, BioMarin has the right, but not the obligation, to repurchase the unvested portion of the shares at their original purchase price. Fifty percent of the shares vested after one year from their date of employment with the remainder vesting at a rate of 1/24 per month thereafter.

On November 14, 1997, Erich Sager, Chairman of LaMont Asset Management S.A., a holder of 13% of the outstanding capital stock of Glyko Biomedical, was appointed to the board of BioMarin. Since November 14, 1997, BioMarin has sold 675,000 common shares at $1.00 per share, 260,000 common shares at $6.00 per share and $9.7 million of convertible notes to LaMont Asset Management S.A.

BioMarin entered into an Agency Agreement dated August 5, 1997 with Clubb Capital Ltd., or Clubb, an entity with which Mr. Denison is affiliated through his directorship of Clubb Biocapital, an entity affiliated with Clubb, pursuant to which BioMarin was to pay Clubb a placement agent's commission in connection with a proposed $8.5 million private placement financing. Between October 1, 1997 and December 30, 1997, as part of an approximately $8.8 million private placement financing, BioMarin issued as a commission 801,500 shares of common stock and warrants to purchase an aggregate of 801,500 shares of Common Stock to Clubb under the terms of the Agency Agreement dated August 5, 1997. These warrants have an exercise price of $1.00 per share and a three year term. These warrants contain an optional net exercise provision.

On December 30, 1997, BioMarin entered into a preemptive rights agreement with BB BioVentures L.P., or BBB, in connection with its purchase on such date of 5,000,000 shares of common stock of BioMarin, pursuant to which BBB was granted the right to purchase a pro rata share of new issuances of securities by BioMarin, subject to limited exemptions. This agreement terminates immediately prior to the initial public offering. Also in connection with such investment by BBB, Dr. Gadicke, an affiliate of BBB, was appointed to the board of BioMarin. Also in connection with such investment, BioMarin, Dr. Klock, Mr. Denison, Dr. Starr and Glyko Biomedical entered into a voting agreement pursuant to which each party agreed to vote all shares of BioMarin's outstanding capital stock held by such party in favor of a BBB nominee to BioMarin's board, so long as BBB held at least 5% of the outstanding capital stock of BioMarin, which agreement shall terminate upon the initial public offering of BioMarin's capital stock, in a firm commitment underwriting with aggregate gross proceeds to BioMarin of at least $5.0 million. As long as BBB holds a board position in BioMarin, BBB has a right to participate in the management of BioMarin. In the event that BBB does not retain a board position in BioMarin, BBB is entitled to certain board observation rights which terminate upon the offering.

On November 14, 1997, for their services as directors, the board approved the grant to each of Mr. Sager and Mr. Williams of an option to purchase 20,000 shares of common stock at an exercise price of $1.00 per share.

On January 22, 1998, for his services as a director, the board approved a grant to Dr. Gadicke of an option to purchase 20,000 shares of common stock at an exercise price of $1.00 per share.

On June 15, 1998, the board approved the following option grants, each at an exercise price of $4.00 per share, to officers of BioMarin:

    .  to Mr. Denison of an option to purchase 400,000 shares

    .  to Dr. Klock of an option to purchase 300,000 shares

    .  to Dr. Starr of an option to purchase 200,000 shares

    .  to Mr. Anderson of an option to purchase 200,000 shares

    .  to Dr. Kakkis of an option to purchase 200,000 shares

    .  to Dr. Swiedler to purchase 150,000 shares

BioMarin entered into a second Agency Agreement with Clubb, dated June 26, 1998, pursuant to which BioMarin was to pay Clubb placement agent's commission in connection with an $11.5 million private placement financing. Between June 30, 1998 and August 3, 1998, BioMarin issued, as a commission, 98,000 shares of BioMarin's common stock to Clubb or its affiliates.

Under the pre-emptive rights agreement, on June 30, 1998, BioMarin sold an additional 166,667 shares of BioMarin's common stock to Glyko Biomedical for aggregate consideration of $1.0 million.

On July 14, 1998, BioMarin sold to BBB, a holder of greater than 10% of BioMarin's outstanding Capital Stock, MPM BioVentures Parallel Fund L.P. and MPM Asset Management Investors 1998 L.L.C., the latter two entities being affiliated with BBB, a total of 416,667 shares of common stock for an aggregate consideration of $2.5 million. MPM BioVentures Parallel Fund L.P. and MPM Asset Management Investors 1998 L.L.C. are each managed by MPM Capital, L.P. of which Dr. Gadicke is the Chairman of the Board and Managing Director.

On September 4, 1998, BioMarin received $8.0 million from Genzyme upon execution of a joint venture agreement in which we issued 1,333,333 shares of common stock to Genzyme. As a result of this joint venture agreement, BioMarin has a 50% interest in the income or loss of the joint venture, BioMarin/Genzyme LLC.

On October 7, 1998, BioMarin purchased Glyko, Inc., a wholly-owned subsidiary of Glyko Biomedical, from Glyko Biomedical, for an aggregate purchase price of $14.5 million. Such purchase price was paid for with 2,259,039 shares of common stock of BioMarin, valued at $6.00 per share, the assumption by BioMarin of certain stock options held by Glyko, Inc. employees which were exercisable into a maximum of 255,540 shares of common stock of BioMarin at an average exercise price of $2.30 per share, and $500 in cash. Included in the assumed stock options was an option granted to Dr. Brandley, which is exercisable for 65,415 shares of BioMarin's common stock at an exercise price of $5.27 per share, when fully vested, and options granted to Dr. Klock exercisable for a total of 66,246 shares of BioMarin's common stock at a weighted average exercise price of $1.02 per share when fully vested and options to Dr. Starr exercisable for a total of 40,275 shares of our common stock at a weighted average exercise price of $1.02 per share when fully vested.

BioMarin had contractual agreements for office space and administrative, research, and development functions with Glyko, Inc. prior to the acquisition date of October 7, 1998. BioMarin reimbursed Glyko, Inc. for rent, salaries and related benefits, and other administrative costs. Glyko, Inc. also reimbursed BioMarin for salaries and related benefits. BioMarin reimbursed Glyko, Inc. for a net $240,848, $101,888, and $342,736 for the period from March 21, 1997
(inception) to December 31, 1997, the year ended December 31, 1998, and the period from March 21, 1997 (inception) to October 7, 1998.

On December 22, 1998, the board approved indemnification agreements with each officer and each director of BioMarin.

On January 15, 1999, the board approved the following option grants, each at an exercise price of $7.00 per share, to officers of BioMarin:

    .  to Mr. Denison an option to purchase 100,000 shares

    .  to Dr. Klock an option to purchase 75,000 shares

    .  to Dr. Starr an option to purchase 50,000 shares

    .  to Mr. Anderson an option to purchase 25,000 shares

    .  to Dr. Kakkis an option to purchase 16,667 shares

    .  to Dr. Swiedler an option to purchase 23,438 shares

    .  to Dr. Brandley an option to purchase 12,265 shares

On March 22, 1999, options were granted to Dr. Gadicke, Mr. Sager and Mr. Williams to purchase 15,000 shares each at an exercise price of $7.00 per share as compensation for their services as directors under the 1998 Director Option Plan.

On March 22, 1999, the board approved option grants to Dr. Gadicke and Mr. Sager to purchase 20,000 shares each at an exercise price of $7.00 per share as compensation for services provided to the management of BioMarin in regards to the offering.

Also on March 22, 1999, the board approved the following option grants, each at an exercise price of $7.00 per share, to officers of BioMarin:

    .  to Mr. Anderson an option to purchase 4,573 shares

    .  to Dr. Kakkis an option to purchase 3,708 shares

    .  to Dr. Swiedler an option to purchase 4,634 shares

    .  to Dr. Brandley an option to purchase 5,005 shares.

On April 12, 1999, BioMarin sold a total of $26.0 million worth of three-year promissory notes convertible, according to their terms, into BioMarin common stock, at an initial conversion price, subject to adjustment, of $10.00 per share. Glyko Biomedical purchased $4.3 million worth of such notes and LaMont Asset Management S.A. purchased $9.7 million worth of such notes. In connection with this transaction, BioMarin also entered into an agency agreement with LaMont Asset Management S.A., pursuant to which BioMarin agreed to pay LaMont Asset Management S.A. a cash commission of $1.1 million on sales of notes to certain European purchasers introduced to BioMarin by LaMont Asset Management S.A.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 31, 1999, and as adjusted to reflect the sale of 4,500,000 shares of common stock in this offering, by:

    . each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of the common stock

    .  each of our directors

    .  each of our Named Executive Officers

    .  all of our directors and current executive officers as a group

Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of common stock beneficially owned by them subject to community property laws, where applicable.

The "Number of Shares Beneficially Owned" column below is based on 26,176,180 shares of common stock outstanding at May 31, 1999, and 34,109,513 shares of common stock outstanding after the offering. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of May 31, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The "Percentage of Shares Beneficially Owned After Offering" column below is calculated after giving effect to the sale to Genzyme of $10.0 million worth of common stock at an assumed purchase price of $12.00 per share, the conversion of outstanding convertible promissory notes into 2,600,000 shares of common stock, assuming no interest on these notes is converted into shares of common stock, and the sale and issuance of 4,500,000 shares of common stock in this offering.

                                                                Percentage of
                                                                   Shares
                                                                Beneficially
                                                  Number of         Owned
                                                    Shares    -----------------
                                                 Beneficially  Before   After
Name of Beneficial Owner                            Owned     Offering Offering
------------------------                         ------------ -------- --------
Glyko Biomedical Ltd...........................   10,925,706    41.7%    33.3%
 371 Bel Marin Keys Blvd., Suite 210
 Novato, CA 94949

BB BioVentures, L.P.(/1/)......................    5,416,667    20.7%    15.9%
 One Cambridge Center, 9th Floor
 Cambridge, MA 02142

Genzyme Corporation............................    1,333,333     5.1%     6.4%
 One Kendall Square
 Cambridge, MA 02139

LaMont Asset Management S.A....................      935,000     3.6%     7.1%
 Baarerstrasse 10
 P.O. Box 4639
 6304 Zug, Switzerland

Grant W. Denison, Jr.(/2/).....................    1,536,806     5.8%     4.5%

John C. Klock, M.D.(/3/).......................    1,043,850     4.0%     3.0%

Christopher M. Starr, Ph.D.(/4/)...............      558,679     2.1%     1.6%

Emil D. Kakkis, M.D., Ph.D.(/5/)...............       60,305       *        *

Brian K. Brandley, Ph.D.(/6/)..................       28,599       *        *

Ansbert S. Gadicke(/7/)........................       47,500       *        *

Erich Sager(/8/)...............................      312,500     1.2%       *

Gwynn R. Williams(/9/).........................       27,500       *        *

All current executive officers and directors as
 a group (10 persons)(/10/)....................    3,775,412    14.3%    11.0%

-------------------------------
  *  Represents less than 1% of the Company's outstanding common stock.

 (/1/) Includes shares held by MPM Asset Management 1998 Investors L.L.C. and MPM BioVentures Parallel Fund L.P., both of which are affiliated with BB BioVentures L.P.

 (/2/) Includes 103,472 shares subject to options currently exercisable or exercisable within 60 days of May 31, 1999 and 133,333 shares which will become exercisable upon the completion of the offering.

 (/3/) Includes 143,850 shares subject to options currently exercisable or exercisable within 60 days of May 31, 1999 of which 66,246 are issuable upon exercise of options assumed in connection with the acquisition of Glyko, Inc. and 100,000 shares which will become exercisable upon the completion of the offering.

 (/4/) Includes 92,012 shares subject to options currently exercisable or exercisable within 60 days of May 31, 1999 of which 40,275 shares are issuable upon exercise of options assumed in connection with the acquisition of Glyko, Inc. and 66,667 shares which will become exercisable upon the completion of the offering.

 (/5/) Includes 60,305 shares subject to options currently exercisable or exercisable within 60 days of May 31, 1999.

 (/6/) Includes 28,599 shares subject to options currently exercisable or exercisable within 60 days of May 31, 1999 of which 21,805 shares are issuable upon exercise of options assumed in connection with the acquisition of Glyko, Inc.

 (/7/) Includes 27,500 shares subject to options currently exercisable or exercisable within 60 days of May 31, 1999 and 20,000 shares which will become exercisable (with certain criteria) upon the completion of the offering.

(/8/) Includes 27,500 shares subject to options currently exercisable or exercisable within 60 days of May 31, 1999 and 20,000 shares which will become exercisable (with certain criteria) upon the completion of the offering. Mr. Sager claims beneficial ownership of 265,000 shares of common stock currently held by LaMont Asset Management, S.A., of which Mr. Sager is an affiliate.

(/9/) Includes 27,500 shares subject to options currently exercisable or exercisable within 60 days of May 31, 1999.

(/10/) See footnotes 2 through 9. Includes 603,745 shares subject to options currently exercisable or exercisable within 60 days of May 31, 1999 and 406,667 shares that will become exercisable upon the completion of the offering.

                          DESCRIPTION OF CAPITAL STOCK

Immediately following the closing of this offering, the authorized capital stock of BioMarin will consist of 75,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. As of May 31, 1999, there were outstanding 26,176,180 shares of common stock held of record by 48 stockholders, warrants to purchase 801,500 shares of common stock and options to purchase 3,773,286 shares of common stock.

Common Stock

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the board may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in BioMarin's certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

Immediately following the closing of this offering, pursuant to BioMarin's amended and restated certificate of incorporation, the board of directors will have the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions of those shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, will be able to issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of BioMarin or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock. At present, there are no shares of preferred stock outstanding.

Anti-Takeover Provisions

Delaware Law

Section 203 of the Delaware General Corporation Law is applicable to corporate takeovers of Delaware corporations. Subject to certain exceptions enumerated in
Section 203, Section 203 provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that the stockholder becomes an interested stockholder unless:

    . prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

    . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation,

    . on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder. Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect not to be governed by this section, by adopting an amendment to our certificate of incorporation or bylaws, effective 12 months after adoption. BioMarin's certificate of incorporation and its bylaws do not exclude BioMarin from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring BioMarin to negotiate in advance with the board since the stockholder approval requirement would be avoided if a majority of the directors then in office excluding an interested stockholder approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of BioMarin, which could depress the market price of the common stock and which could deprive stockholders of opportunities to realize a premium on shares of the common stock held by them.

Charter and Bylaw Provisions

Immediately following the closing of this offering, BioMarin's amended and restated certificate of incorporation and Bylaws will contain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. BioMarin's amended and restated certificate of incorporation will provide that stockholders may not take action by written consent but may only act at a stockholders' meeting, and that special meetings of the stockholders of BioMarin may only be called by the Chairman of the Board or a majority of the board.

Registration Rights

Beginning six months after the effective date of the registration statement, the holders of 29,607,540 shares of common stock, the registrable securities, will have rights with respect to the registration of those shares under the Act. If holders of at least 30% of the registrable securities request that BioMarin register at least 30% of the registrable securities, BioMarin must file a registration statement to register those securities. In addition, if BioMarin proposes to register any of its shares of common stock under the Securities Act other than in connection with a BioMarin employee benefit plan or certain corporate acquisitions, mergers or reorganizations, the holders of the registrable securities may require BioMarin to include all or a portion of their shares in such registration, subject to certain rights of the managing underwriter of a public offering of such shares to limit the number of shares in any such offering.

Further, the holders of registrable securities may require BioMarin to register all or any portion of their registrable securities on Form S-3 when that form becomes available to BioMarin, as long as the aggregate offering price of would exceed $2.5 million, subject to other conditions and limitations.

All expenses incurred in connection with such registrations (other than underwriters' discounts and commissions) will be borne by BioMarin. No holder of registrable securities will be entitled to registration rights at such time as such holder can sell registrable securities in compliance with Rule 144 of the Securities Act during any two successive three month periods.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services LLC, 85 Challenger Road, Ridgefield Park, NJ 07660.

                        SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for the common stock and we cannot assure you that a liquid trading market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after this offering or the anticipation thereof could adversely affect market prices prevailing from time to time and could impair BioMarin's ability to raise capital through sales of its equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering due to contractual restrictions on resale of such shares. Sales of substantial amounts of common stock of BioMarin in the public market after these restrictions lapse or the anticipation thereof could adversely affect the prevailing market price of the common stock and the ability of BioMarin to raise equity capital in the future.

Upon completion of this offering, BioMarin will have outstanding 34,109,513 shares of common stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by "affiliates" of BioMarin as that term is defined in Rule 144 under the Securities Act. The remaining 29,609,513 restricted shares held by existing stockholders, are subject to various lock-up agreements providing that, with limited exceptions, the stockholder will not offer, sell, contract to sell, grant an option to purchase, effect a short sale or otherwise dispose of or engage in any hedging or other transaction that is designed or reasonably expected to lead to a disposition of any shares of common stock or any option to purchase common stock or any securities exchangeable for or convertible into common stock for a period of 180 days after the date of this prospectus. Though these shares may be eligible for earlier sale under the provisions of Rules 144, 144(k) and 701 under the Securities Act, none of these shares will be saleable until 181 days after the date of this prospectus as a result of these lock-up agreements. Beginning 181 days after the date of this prospectus, 23,676,180 restricted shares will be eligible for sale in the U.S. public market, although all but 1,973 shares will be subject to volume limitations. Thereafter, 5,933,333 shares will become eligible for sale in the U.S. public market after the end of the lock-up period. Beginning 181 days after the date of this prospectus all 29,607,540 restricted shares held by existing stockholders shall be eligible for sale on the Swiss Exchange. Sales of restricted securities on the Swiss Exchange, however, will still be subject to U.S. securities laws including Regulation S or Rule 144 which may, as applicable to each stockholder, restrict such sales. In addition, as of April 20, 1999, there were outstanding options to purchase 3,706,476 shares of common stock, none of which options are expected to be exercised prior to the closing of the offering. All of the shares issued upon such exercises will be subject to lock-up agreements.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period up to that number of shares that does not exceed the greater of: (1) 1% of the number of shares of common stock then outstanding, which is approximately 341,095 shares, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain "manner of sale" provisions and notice requirements and to the requirement that current public information about BioMarin be available. Under Rule 144(k), a person who is not deemed to have been an affiliate of BioMarin at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701 permits resales of qualified shares held by some affiliates in reliance upon Rule 144 but without compliance with some restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to BioMarin who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 further provides that non-affiliates may sell shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares of common stock are required to wait until 90 days after the date of this prospectus before selling shares. However, all shares issued pursuant to Rule 701 are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up.

                                  UNDERWRITING

The U.S. underwriters named below, acting through their global coordinators, U.S. Bancorp Piper Jaffray Inc. and Bank J. Vontobel & Co AG, have severally agreed, subject to the terms and conditions of a U.S. underwriting agreement with us to purchase from us the number of shares of BioMarin common stock set forth opposite their respective names below.

                                                                          Number
                                                                            of
                            U.S. Underwriters                             Shares
                            -----------------                             ------
U.S. Bancorp Piper Jaffray Inc...........................................
Bank J. Vontobel & Co AG.................................................
Schroders & Co. Inc......................................................
Leerink Swann & Company..................................................
       ..................................................................
       ..................................................................
       ..................................................................
       ..................................................................
       ..................................................................
       ..................................................................
       ..................................................................
       ..................................................................
       ..................................................................
       ..................................................................
                                                                          ------

  Total..................................................................
                                                                          ======

The U.S. underwriters have agreed, subject to the terms and conditions set forth in the U.S. underwriting agreement, to purchase all of the shares of BioMarin common stock being sold pursuant to the U.S. underwriting agreement if any of the shares of BioMarin common stock being sold pursuant to the U.S. underwriting agreement are purchased. Sales by Bank J. Vontobel & Co AG in the United States will be made by Vontobel Securities Ltd., a U.S. broker-dealer affiliate of Bank J. Vontobel & Co AG. No dealer shall make any sales of BioMarin common stock in any jurisdiction unless it is duly registered to do so or an exemption from the registered dealer requirements of such jurisdiction is available.

We have entered into an international underwriting agreement with the managers of the international offering providing for the concurrent sale of [ . ] shares of BioMarin common stock in Switzerland and elsewhere outside the United States and Canada. The closing of the international offering is a condition to the closing of the U.S. offering and vice versa.

We have granted the U.S. underwriters and the international managers an option, exercisable by the global coordinators for 30 days after the date of this prospectus, to purchase up to an additional 675,000 shares of BioMarin common stock to cover over-allotments, if any, at the public offering price, less the underwriting discount. To the extent that such option is exercised, each of the underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the option shares that the number of shares to be purchased initially by that underwriter is of the number of shares of BioMarin common stock initially purchased by the underwriters.

The global coordinators have advised us that the U.S. underwriters propose to offer the shares of BioMarin common stock offered hereby to the public in the United States and on a private placement basis in Canada initially at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess of $[ . ] per share. The U.S.

underwriters may allow, and such dealers may reallow, a discount not in excess of $[ . ] per share on sales to certain other dealers. After the public offering of the BioMarin common stock, the public offering price, concession and discount may be changed. The public offering price, the underwriting discounts and concession and discount to dealers for the international offering are the same as for the U.S. offering.

The prospectus is intended for use only in connection with offers and sales of BioMarin common stock in the U.S. offering and any shares initially offered in the international offering that are thereafter sold or resold in the United States by underwriters or, for a period of 25 days after the date of this prospectus, by dealers (as such terms are defined in the Securities Act). The initial offers and sales of BioMarin common stock in the international offering are not being registered under the Securities Act and this prospectus is not to be sent or given to any person outside the United States and Canada.

The company has been informed that the U.S. underwriters and the international managers have entered into an intersyndicate agreement dated the date hereof which provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the U.S. underwriters and the international managers are permitted to sell shares of BioMarin common stock to each other.

[ . ] shares of BioMarin common stock are initially being offered in the U.S. offering in the United States and Canada and [ . ] shares are initially being concurrently offered in the international offering in Switzerland and elsewhere outside the United States and Canada. The final allocation of BioMarin common stock between the U.S. offering and the international offering may differ from these amounts. Pursuant to the intersyndicate agreement, sales may be made between the U.S. underwriters and the international managers and, to the extent such sales are made, the number of shares of BioMarin common stock initially available for sale by the U.S. underwriters or by the international managers may be more or less than the above amounts.

Pursuant to the intersyndicate agreement, each of the U.S. underwriters has agreed that, as part of the distribution of shares of BioMarin common stock in the U.S. offering, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of BioMarin common stock or distribute any prospectus relating to the BioMarin common stock outside the United States or Canada or to any dealer who does not so agree. Each international manager has agreed that, as part of the distribution of shares of BioMarin common stock in the international offering it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of BioMarin common stock or distribute any prospectus relating to the BioMarin common stock in the United States or Canada or to any dealer who does not so agree. The foregoing limitations do not apply to transactions between the international managers and the U.S. underwriters pursuant to the intersyndicate agreement. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction, "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be deemed made in the United States or Canada if it is made to (1) any individual resident in the United States or Canada or (2) any corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

BioMarin has applied to have its common stock approved for quotation on The Nasdaq National Market and the Swiss Exchange under the symbol BMRN.

We have agreed to indemnify the underwriters against certain liabilities which may be incurred in connection with the offering of the BioMarin common stock and the exercise of the over-allotment options, including liabilities under the Securities Act and other applicable securities laws.

The underwriters have informed us that they do not expect to confirm sales of BioMarin common stock offered hereby to any accounts over which they exercise discretionary authority.

Prior to this offering, there has been no public market for the BioMarin common stock. Accordingly, the initial public offering price for the shares will be determined by negotiation among us and the global coordinators. In determining such price, consideration will be given to various factors, including market conditions for initial public offerings, the history of and prospects for our business, our past and present operations, the present state of our development, certain of our financial information, an assessment of our management, the market for securities of companies in businesses similar to ours, the general condition of the securities markets and other factors deemed relevant. There can be no assurance that the initial public offering price will correspond to the price at which the BioMarin common stock will trade in the public market subsequent to the offering or that an active trading market for the BioMarin common stock will develop and continue after the offering.

U.S. Bancorp Piper Jaffray Inc. and Bank J. Vontobel & Co AG, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the BioMarin common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the BioMarin common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the BioMarin common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market and the Swiss Exchange or otherwise and, if commenced, may be discontinued at any time.

We and our executive officers and directors and other existing stockholders have agreed that we will not, for a period of 180 days following the date of the final prospectus directly or indirectly, offer to sell, grant any option for the sale of, or otherwise dispose of, any shares of BioMarin common stock or any securities convertible into or exchangeable or exercisable for any such shares, subject to certain limited exceptions. All such securities held by such other stockholders will be released from the foregoing restrictions at the end of such 180-day period.

                                 LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for BioMarin by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

The financial statements included in this prospectus and elsewhere in this registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. While we have disclosed the material terms of any of our contracts, agreements or other documents referenced in this prospectus, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market you should call (212) 656-5060.

                         INDEX TO FINANCIAL STATEMENTS

BioMarin Pharmaceutical Inc. Financial Statements
Report of Independent Public Accountants...................................  F-2
Consolidated Balance Sheets................................................  F-3
Consolidated Statements of Operations......................................  F-4
Statement of Changes in Stockholders' Equity...............................  F-5
Consolidated Statements of Cash Flows......................................  F-7
Notes to Consolidated Financial Statements.................................  F-8

Glyko, Inc. Financial Statements
Report of Independent Public Accountants................................... F-23
Balance Sheets............................................................. F-24
Statements of Operations................................................... F-25
Statements of Changes in Stockholders' Equity (Deficit).................... F-26
Statements of Cash Flows................................................... F-27
Notes to Financial Statements.............................................. F-28

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
BioMarin Pharmaceutical Inc.:

We have audited the consolidated balance sheets of BioMarin Pharmaceutical Inc. (a Delaware corporation in the development stage) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from March 21, 1997 (inception) to December 31, 1997, the year ended December 31, 1998 and the period from March 21, 1997 (inception) to December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BioMarin Pharmaceutical Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from March 21, 1997 (inception) to December 31, 1997, the year ended December 31, 1998 and the period from March 21, 1997 (inception) to December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

San Francisco, California,
March 17, 1999
(Except for the matter discussed in
the fifth paragraph of Note 1, for
which the date is April 13, 1999)

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES
                         (a development-stage company)

                          Consolidated Balance Sheets

           As of December 31, 1997 and 1998, and March 31, 1999

                                       December 31,
                                 -------------------------   March 31,
                                    1997          1998         1999
                                 -----------  ------------  -----------
            ASSETS                                          (unaudited)
CURRENT ASSETS:
  Cash and cash equivalents.... $ 5,987,433  $  9,413,662  $ 3,574,697
  Short-term investments.......     900,827     1,975,800      254,000
  Accounts receivable, net.....         --        148,396      183,980
  Due from Glyko Biomedical,
   Ltd.........................      79,607       114,005      119,165
  Due from BioMarin/Genzyme
   LLC.........................         --        418,712      628,444
  Inventories..................         --         71,730       59,486
  Prepaid expenses.............     539,445       676,214      706,018
                                -----------  ------------  -----------
    Total current assets.......   7,507,312    12,818,519    5,525,790
PROPERTY AND EQUIPMENT, net....     145,683     6,223,058    8,584,212
GOODWILL AND OTHER INTANGIBLE
 ASSETS........................         --     11,703,726   11,432,452
INVESTMENT IN BIOMARIN/GENZYME
 LLC...........................         --        684,657    1,146,337
DEPOSITS.......................         --         79,142       88,843
                                -----------  ------------  -----------
    Total assets............... $ 7,652,995  $ 31,509,102  $26,777,634
                                ===========  ============  ===========
 LIABILITIES AND STOCKHOLDERS'
             EQUITY
CURRENT LIABILITIES:
  Accounts payable............. $   168,062  $  1,340,355      780,300
  Accrued liabilities..........      43,395       640,016      823,663
  Due to Glyko, Inc............      61,072           --           --
  Notes payable short-term.....         --         24,366       24,803
                                -----------  ------------  -----------
    Total current liabilities..     272,529     2,004,737    1,628,766
LONG-TERM LIABILITIES: Long-
 term portion of notes
 payable.......................         --        109,845      103,448
                                -----------  ------------  -----------
    Total liabilities..........     272,529     2,114,582    1,732,214
                                -----------  ------------  -----------
STOCKHOLDERS' EQUITY:
  Common stock, $0.001 par
   value: 50,000,000 shares
   authorized, 20,566,500,
   26,176,180 and 26,176,180
   shares issued and
   outstanding at December 31,
   1997 and 1998, and March 31,
   1999 respectively...........      20,567        26,176       26,176
  Additional paid-in capital...  12,548,924    47,867,868   48,357,654
  Warrants.....................     128,240       128,240      128,240
  Deferred compensation........    (217,000)   (1,063,845)  (1,471,578)
  Notes receivable from
   stockholders................  (2,337,500)   (2,487,500)  (2,525,000)
  Deficit accumulated during
   the development stage.......  (2,762,765)  (15,076,419) (19,470,072)
                                -----------  ------------  -----------
    Total stockholders'
     equity....................   7,380,466    29,394,520   25,045,420
                                -----------  ------------  -----------
    Total liabilities and
     stockholders' equity...... $ 7,652,995  $ 31,509,102  $26,777,634
                                ===========  ============  ===========

        The accompanying notes are an integral part of these statements.

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES
                         (a development-stage company)

                     Consolidated Statements of Operations
      For the Period from March 21, 1997 (inception) to December 31, 1997,

 the Year ended December 31, 1998, the Three Month Periods ended March 31, 1998 and 1999

   and for the Period from March 21, 1997 (inception) to March 31, 1999

                                                                         Three months ended
                                                                              March 31,
                                                                       ------------------------
                                           Period from                                             Period from
                                         March 21, 1997                                          March 21, 1997
                                         (inception), to  Year ended                             (inception), to
                                          December 31,   December 31,                               March 31,
                                              1997           1998         1998         1999           1999
                                         --------------- ------------  -----------  -----------  ---------------
                                                                       (unaudited)  (unaudited)    (unaudited)
Revenues:
Revenues--products.....................    $       --    $    138,162  $       --   $   202,038   $    340,200
Revenues--services.....................            --         112,135          --        46,882        159,017
Revenues from BioMarin/ Genzyme LLC....            --         837,457          --       746,272      1,583,729
Revenues--other........................            --         102,655          --       109,126        211,781
                                           -----------   ------------  -----------  -----------   ------------
Total revenues.........................            --       1,190,409          --     1,104,318      2,294,727
Operating Costs and Expenses:
Cost of sales..........................            --         107,942          --       102,701        210,643
Research and development...............      1,913,795     10,502,636    1,108,223    3,820,087     16,236,518
General and administrative.............        914,299      3,530,886      302,655    1,548,928      5,994,113
                                           -----------   ------------  -----------  -----------   ------------
Loss from operations...................     (2,828,094)   (12,951,055)  (1,410,888)  (4,367,398)   (20,146,547)
Interest income........................         65,329        684,572       92,393      153,611        903,512
Equity in loss of BioMarin/ Genzyme
 LLC...................................            --         (47,171)         --      (179,866)      (227,037)
                                           -----------   ------------  -----------  -----------   ------------
Net loss...............................    $(2,762,765)  $(12,313,654) $(1,318,495) $(4,393,653)  $(19,470,072)
                                           ===========   ============  ===========  ===========   ============
Net loss per share, basic and diluted..    $     (0.34)  $      (0.55) $     (0.06) $     (0.17)  $      (1.12)
                                           ===========   ============  ===========  ===========   ============
Weighted average common shares
 outstanding...........................      8,136,475     22,488,481   20,566,500   26,176,180     17,441,374
                                           ===========   ============  ===========  ===========   ============


        The accompanying notes are an integral part of these statements.

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES
                         (a development stage company)

        Consolidated Statement of Changes in Stockholders' Equity
     For the Period from March 21, 1997 (inception), to December 31, 1997,

  for the Year ended December 31, 1998, for the Three Months ended March 31,
                               1999 and for

      the Period from March 21, 1997 (inception), to March 31, 1999

                                                                                                  Deficit
                                                                                     Notes      Accumulated
                       Common Stock    Additional       Warrants                   Receivable     During         Total
                    ------------------   Paid-in    ----------------   Deferred       from      Development  Stockholders'
                      Shares   Amount    Capital    Shares   Amount  Compensation Stockholders     Stage        Equity
                    ---------- ------- -----------  ------- -------- ------------ ------------  -----------  -------------
BALANCE, MARCH 21,
1997...............        --  $   --  $       --       --  $    --   $     --    $       --    $       --    $       --
 Issuance of common
 stock to Glyko
 Biomedical, Ltd.
 on March 21, 1997,
 for cash, $1.00
 per share.........  1,500,000   1,500   1,498,500      --       --         --            --            --      1,500,000
 Issuance of common
 stock to Glyko
 Biomedical, Ltd.
 in June 1997 in
 exchange for tech-
 nology, $1.00 per
 share.............  7,000,000   7,000      (7,000)     --       --         --            --            --            --
 Issuance of common
 stock in October
 1997, $1.00 per
 share (net of is-
 suance costs of
 $439,720, includ-
 ing the issuance
 of 299,000 shares
 of common stock,
 $1.00 per share,
 and warrants to
 purchase an addi-
 tional 299,000
 shares of common
 stock for broker-
 age services).....  4,039,000   4,039   3,595,241  299,000   47,840        --            --            --      3,647,120
 Issuance of common
 stock to employees
 in exchange for
 notes in October
 1997, $1.00 per
 share.............  2,500,000   2,500   2,497,500       --      --    (200,000)   (2,300,000)          --            --
 Issuance of common
 stock and warrants
 on December 31,
 1997, $1.00 per
 share (net of is-
 suance costs of
 $592,309, includ-
 ing the issuance
 of 502,500 shares
 of common stock,
 $1.00 per share,
 and warrants to
 purchase an addi-
 tional 502,500
 shares of common
 stock for broker-
 age services).....  5,527,500   5,528   4,929,663  502,500   80,400        --            --            --      5,015,591
 Common stock op-
 tions granted in
 exchange for serv-
 ices..............        --      --       35,020      --       --     (17,000)          --            --         18,020
 Interest on notes
 receivable........        --      --          --       --       --         --        (37,500)          --        (37,500)
 Net loss for the
 period from March
 21, 1997 (incep-
 tion), to December
 31, 1997..........        --      --          --       --       --         --            --     (2,762,765)   (2,762,765)
                    ---------- ------- -----------  ------- --------  ---------   -----------   -----------   -----------
BALANCE, DECEMBER
31, 1997........... 20,566,500 $20,567 $12,548,924  801,500 $128,240  $(217,000)  $(2,337,500)  $(2,762,765)  $ 7,380,466
                    ========== ======= ===========  ======= ========  =========   ===========   ===========   ===========

       The accompanying notes are an integral part of these statements.

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES
                         (a development stage company)

        Consolidated Statement of Changes in Stockholders' Equity
     For the Period from March 21, 1997 (inception), to December 31, 1997,

  for the Year ended December 31, 1998, for the Three Months ended March 31,
                               1999 and for

      the Period from March 21, 1997 (inception), to March 31, 1999

                                                                                                  Deficit
                                                                                     Notes      Accumulated
                       Common Stock    Additional      Warrants                    Receivable      During         Total
                    ------------------   Paid-in   ----------------   Deferred        from      Development   Stockholders'
                      Shares   Amount    Capital   Shares   Amount  Compensation  Stockholders     Stage         Equity
                    ---------- ------- ----------- ------- -------- ------------  ------------  ------------  -------------
BALANCE, JANUARY
1, 1998...........  20,566,500 $20,567 $12,548,924 801,500 $128,240 $  (217,000)  $(2,337,500)  $ (2,762,765) $  7,380,466
 Issuance of com-
 mon stock on June
 30, 1998, for
 cash, $6.00 per
 share (net of is-
 suance costs of
 $263,208, includ-
 ing the issuance
 of 31,368 shares
 of common stock,
 $6.00 per share,
 for brokerage
 services)........     598,535     598   3,327,404     --       --          --            --             --      3,328,002
 Issuance of com-
 mon stock on July
 14, 1998, for
 cash, $6.00 per
 share (net of is-
 suance costs of
 $387,474, includ-
 ing the issuance
 of 64,579 shares
 of common stock,
 $6.00 per share,
 for brokerage
 services)........   1,385,414   1,386   7,923,624     --       --          --            --             --      7,925,010
 Issuance of com-
 mon stock on Au-
 gust 3, 1998, for
 cash, $6.00 per
 share (net of is-
 suance costs of
 $12,318, includ-
 ing the issuance
 of 2,053 shares
 of common stock,
 $6.00 per share,
 for brokerage
 services)........      31,386      31     175,967     --       --          --            --             --        175,998
 Issuance of com-
 mon stock to
 Genzyme Corpora-
 tion on September
 4, 1998, for
 cash, $6.00 per
 share............   1,333,333   1,333   7,998,665     --       --          --            --             --      7,999,998
 Issuance of com-
 mon stock to
 Glyko Biomedical,
 Ltd. for the pur-
 chase of Glyko,
 Inc. on October
 7, 1998, for com-
 mon shares, $6.00
 per share and the
 assumption of op-
 tions of Glyko,
 Inc. employees
 (see Note 1).....   2,259,039   2,259  14,859,063     --       --          --            --             --     14,861,322
 Exercise of com-
 mon stock op-
 tions............       1,973       2       1,971     --       --          --            --             --          1,973
 Interest on notes
 receivable.......         --      --          --      --       --          --       (150,000)           --       (150,000)
 Deferred compen-
 sation on stock
 options..........         --      --    1,032,250     --       --   (1,032,250)          --             --            --
 Amortization of
 deferred compen-
 sation...........         --      --          --      --       --      185,405            -             --        185,405
 Net loss.........         --      --          --      --       --          --            --     (12,313,654)  (12,313,654)
                    ---------- ------- ----------- ------- -------- -----------   -----------   ------------  ------------
BALANCE, DECEMBER
31, 1998..........  26,176,180 $26,176 $47,867,868 801,500 $128,240 $(1,063,845)  $(2,487,500)  $(15,076,419) $ 29,394,520
 Interest on notes
 receivable.......         --      --          --      --       --          --        (37,500)           --        (37,500)
 Deferred compen-
 sation on stock
 options..........         --      --      489,786     --       --     (489,786)          --             --            --
 Amortization of
 deferred compen-
 sation...........         --      --          --      --       --       82,053            -             --         82,053
 Net loss.........         --      --          --      --       --          --            --      (4,393,653)   (4,393,653)
                    ---------- ------- ----------- ------- -------- -----------   -----------   ------------  ------------
BALANCE, March 31,
1999 (unaudited)    26,176,180 $26,176 $48,357,654 801,500 $128,240 $(1,471,578)  $(2,525,000)  $(19,470,072) $ 25,045,420
                    ========== ======= =========== ======= ======== ===========   ===========   ============  ============

       The accompanying notes are an integral part of these statements.

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES
                         (a development-stage company)

                     Consolidated Statements of Cash Flows
         For the Period from March 21, 1997 (inception), the Year ended

 December 31, 1998, the Three Month Periods ended March 31, 1998 and 1999 and for the Period from March 21, 1997 (inception) to March 31, 1999

                                                                               Three months ended
                                                                                    March 31,
                                                                             ------------------------
                                                 Period from
                                               March 21, 1997                                            Period from
                                               (inception), to  Year ended                             March 21, 1997
                                                December 31,   December 31,                            (inception), to
                                                    1997           1998         1998         1999      March 31, 1999
                                               --------------- ------------  -----------  -----------  ---------------
                                                                             (unaudited)  (unaudited)    (unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss....................................    $(2,762,765)  $(12,313,654) $(1,318,495) $(4,393,653)  $(19,470,072)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
 Depreciation................................          4,790        307,645       14,916      420,103        732,538
 Amortization of deferred compensation.......            --         185,405          --        82,053        267,458
 Amortization of goodwill....................            --         271,274          --       271,274        542,548
 Compensation in the form of common stock and
  common stock options.......................         18,020            --           --           --          18,020
 Loss from BioMarin/Genzyme LLC..............            --          47,131          --       179,866        226,997
 Write-off of in-process technology..........            --       2,625,000          --           --       2,625,000
 Changes in operating assets and liabilities:
 Accounts receivable.........................            --        (148,396)    (105,178)     (35,584)      (183,980)
 Due from Glyko Biomedical, Ltd..............        (79,607)       (34,398)         --        (5,160)      (119,165)
 Due from BioMarin/Genzyme LLC...............            --        (418,712)         --      (209,732)      (628,444)
 Inventories.................................            --         (71,730)         --        12,244        (59,486)
 Prepaid expenses............................       (539,445)      (136,769)      89,194      (29,804)      (706,018)
 Deposits....................................            --         (79,142)     (10,000)      (9,701)       (88,843)
 Accounts payable............................        168,062      1,172,293       (1,293)    (560,055)       780,300
 Accrued liabilities.........................         43,395        596,621      (43,395)     183,647        823,663
 Due to Glyko, Inc...........................         61,072        (61,072)         --           --             --
                                                 -----------   ------------  -----------  -----------   ------------
  Net cash used in operating activities......     (3,086,478)    (8,058,504)  (1,374,251)  (4,094,502)   (15,237,484)
                                                 -----------   ------------  -----------  -----------   ------------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchase of property and equipment..........       (150,473)    (6,385,020)    (136,762)  (2,781,257)    (9,316,750)
 Investment in BioMarin/Genzyme LLC..........            --        (731,788)         --      (641,546)    (1,373,334)
 Sale (purchase) of short-term investments...       (900,827)    (1,074,973)  (4,071,675)   1,721,800       (254,000)
                                                 -----------   ------------  -----------  -----------   ------------
  Net cash used in investing activities......     (1,051,300)    (8,191,781)  (4,208,437)  (1,701,003)   (10,944,084)
                                                 -----------   ------------  -----------  -----------   ------------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from note payable..................            --         134,211          --           --         134,211
 Bridge loan.................................        880,000            --           --           --         880,000
 Accrued interest on notes receivable from
  stockholders...............................        (37,500)      (150,000)     (37,500)     (37,500)      (225,000)
 Repayment of equipment loan.................            --             --           --        (5,960)        (5,960)
 Proceeds from sale of common stock, net of
  issuance costs.............................      9,282,711     19,692,303          --           --      28,975,014
                                                 -----------   ------------  -----------  -----------   ------------
  Net cash provided by financing activities..     10,125,211     19,676,514      (37,500)     (43,460)    29,758,265
                                                 -----------   ------------  -----------  -----------   ------------
  Net increase (decrease) equivalents........      5,987,433      3,426,229   (5,620,188)  (5,838,965)     3,574,697
CASH AND CASH EQUIVALENTS:
 Beginning of period.........................            --       5,987,433    5,987,433    9,413,662            --
                                                 -----------   ------------  -----------  -----------   ------------
 End of period...............................    $ 5,987,433   $  9,413,662  $   367,245  $ 3,574,697   $  3,574,697
                                                 ===========   ============  ===========  ===========   ============

        The accompanying notes are an integral part of these statements.

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES
                         (a development-stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (Information with respect to the periods ended March 31, 1998 and 1999 and the period

      from March 21, 1997 (inception) to March 31, 1999 is unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


Nature of Operations and Business Risks--BioMarin Pharmaceutical Inc. (BioMarin or the Company) is a privately held biopharmaceutical company specializing in the development of carbohydrate enzyme therapies for debilitating life-threatening chronic genetic disorders and other diseases and conditions. With its recent acquisition of Glyko, Inc., BioMarin added analytical and diagnostic products and services in the area of carbohydrate biology. BioMarin was incorporated on October 25, 1996, in the state of Delaware. BioMarin first began business on March 21, 1997 (inception), and issued 1,500,000 shares of common stock to Glyko Biomedical, Ltd. (GBL) for $1,500,000. Beginning in October 1997, BioMarin issued stock to outside investors, resulting in Glyko Biomedical's ownership of BioMarin being reduced to 41.3 percent at December 31, 1997.

Since inception, the Company has devoted substantially all of its efforts to research and development activities, including preclinical studies and clinical trials, the establishment of laboratory and clinical scale manufacturing facilities, clinical manufacturing, and related administrative activities.

On September 4, 1998, the Company entered into an agreement with Genzyme Corporation (Genzyme) to establish a joint venture dedicated to the development and commercialization of alpha-L-iduronidase (BM101) to treat mucopolysaccharidosis-I (MPS-I) (Note 8).

On October 7, 1998, the Company acquired Glyko, Inc., a wholly-owned subsidiary of Glyko Biomedical, in a transaction valued at $14,500,500. The transaction was accounted for as a purchase and resulted in Glyko, Inc. becoming a wholly owned subsidiary of the Company. Glyko, Inc. provides products and services that perform sophisticated carbohydrate analysis for research institutions and commercial laboratories. As consideration for the acquisition of all of the outstanding shares of Glyko, Inc., BioMarin issued 2,259,039 shares of common stock to Glyko Biomedical, assumed Glyko, Inc.'s employee stock options exercisable for 255,540 shares of BioMarin common stock, and paid $500 in cash (see Note 11). As a result of this transaction, Glyko Biomedical's ownership of BioMarin was increased from 36.2 percent to 41.7 percent at October 7, 1998.

Through March 31, 1999 the Company had accumulated losses during its development stage of $19,470,072 and has continued to incur significant losses subsequent to March 31, 1999. Management expects to incur further losses in 1999 and beyond. As further discussed in Note 12, the Company entered into a convertible note financing in the amount of $26,000,000 on April 13, 1999. Management believes that this financing will be sufficient to meet the Company's minimum obligations through at least December 31, 1999. However, the Company will seek additional financing in the near term to execute its business strategies and meet its longer term obligations.

The Company's lead product candidate, BM101, has completed clinical trials. There can be no assurance that the Company's research and development efforts will be successfully completed or that its products will be shown to be safe and effective. There can be no assurance that its products will be approved for marketing by the U.S. Food and Drug Administration (FDA) or any equivalent foreign government agency or that its products will be successfully commercialized or achieve any significant degree of market acceptance.

BioMarin's core technology is based on the biological applications of carbohydrate-active enzymes in therapeutic indications. In June 1997, rights to certain related technology were transferred to BioMarin

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES
                         (a development-stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information with respect to the periods ended March 31, 1998 and 1999 and the period from March 21, 1997 (inception) to March 31, 1999 is unaudited)

by Glyko Biomedical in exchange for 7,000,000 shares of BioMarin common stock (see Note 3). Certain of the Company's products rely on proprietary technology and patents owned by certain universities and other institutions and licensed to BioMarin. These universities also provide research and development services. Cessation of relationships with these universities could significantly affect the Company's future operations.

In order to grow significantly, the Company must expand its efforts to develop new products in pharmaceutical applications. The Company will also need to establish manufacturing capabilities and to develop marketing capabilities and/or enter into collaborative arrangements with third parties having the capacity for such manufacturing or marketing.

BioMarin's product candidates require regulatory approval by government agencies. This includes preclinical and clinical testing and approval processes in the United States and other countries. Approvals can take several years and can require substantial expenditures. There can be no assurance that difficulties or excessive costs will not be encountered by the Company in this process, which could delay or preclude the Company's marketing of its products. There can be no assurance that any of BioMarin's current or future product candidates will be successfully developed, prove to be effective in clinical trials, receive required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs, gain reasonable reimbursement levels, or be successfully marketed.

In addition, the Company is subject to a number of risks, including the need for additional financing, dependence on key personnel, small patient population, patent protection, significant competition from larger organizations, dependence on corporate partners and collaborators, and expected increased restrictions on reimbursement, as well as other changes in the healthcare industry.

Basis of Presentation--These consolidated financial statements include the accounts of BioMarin, Glyko, Inc., a wholly-owned subsidiary of BioMarin (since October 7, 1998), and BioMarin Genetics, Inc., a wholly-owned subsidiary of BioMarin formed for the purpose of the joint venture discussed in Note 8. All significant intercompany transactions have been eliminated.

The accompanying financial statements as of March 31, 1999 and for the quarters ended March 31, 1998 and 1999 are unaudited, but in the opinion of management, include all adjustments consisting of normal recurring adjustments necessary for a fair presentation of results for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although the Company believes that the disclosures included are adequate to make the information presented not misleading. Results for the quarter ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

Concentration of Credit Risk--Financial instruments that may potentially subject the Company to concentration of credit risk consist principally of cash, cash equivalents, and short-term investments. All cash, cash equivalents, and short-term investments are placed in financial institutions with strong credit ratings, which minimizes the risk of loss due to nonpayment. The Company has not experienced any losses due to credit impairment or other factors related to its financial instruments.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES
                         (a development-stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information with respect to the periods ended March 31, 1998 and 1999 and the period from March 21, 1997 (inception) to March 31, 1999 is unaudited)

of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management include determination of progress to date under research and development contracts and the amortization period of goodwill and other intangibles (see Notes 6 and 8).

Cash and Cash Equivalents--For the statements of cash flows, the Company treats liquid investments with original maturities of less than three months as cash and cash equivalents.

Available-for-Sale Securities--The Company records its investment securities as available-for-sale because the sale of such securities may be required prior to maturity.

Inventories--Inventories consist of analytic kits, and instrument-based systems held for sale. Inventories are stated at the lower of cost (first-in, first-out method) or estimated market value. All inventories at December 31, 1998 and March 31, 1999 belong to Glyko, Inc.

Investment in BioMarin/Genzyme LLC and Related Revenue--Under the terms of the Company's joint venture agreement with Genzyme (Note 7 and 8), the Company and Genzyme have each agreed to provide 50 percent of the funding for the joint venture. All research and development, sales and marketing, and other activities performed by Genzyme and the Company on behalf of the joint venture are billed to the joint venture at cost. Any profits of the joint venture will be shared equally by the two parties. Losses of the joint venture ($1,769,257 for the year ended December 31, 1998 and $1,852,276 for the three months ended March 31, 1999) are allocated in proportion to the funding provided by each joint venture partner. Through March 31, 1999, each joint venture partner had provided $2,957,103 of funding to the joint venture.

During the year ended December 31, 1998 and quarter ended March 31, 1999, the Company billed $1,674,915 and $1,444,953, respectively, under the agreement, of which $837,457 and $746,272, respectively, or 50 percent, was recognized as revenue in accordance with the Company's policy of recognizing revenue to the extent that research and development costs billed have been funded by Genzyme. At December 31, 1998 and March 31, 1999 the Company had receivables of $418,712 and $628,444, respectively, related to these billings.

The Company accounts for its investment in the joint venture on the equity method. Accordingly, the Company recorded a reduction in its investment in the joint venture of $884,628 during the year ended December 31, 1998 and $926,138 during the quarter ended March 31, 1999 representing its 50 percent share of the loss of the joint venture. The percentage of the research and development costs billed to the joint venture that was funded by the Company (50 percent, or $837,457 for the year ended December 31, 1998 and $746,272 for the quarter ended March 31, 1999) was recorded as a credit to the Company's equity in the loss of the joint venture.

At December 31, 1998 the summarized assets and liabilities of the joint venture and its results of operations from inception to December 31, 1998 are as follows:

      Cash                1,691,054
                          =========
      Liabilities           444,707
      Venturer's capital  1,246,346
                          ---------
                          1,691,054
                          =========
      Net loss            1,769,257
                          =========

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES
                         (a development-stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information with respect to the periods ended March 31, 1998 and 1999 and the period from March 21, 1997 (inception) to March 31, 1999 is unaudited)


Research and Development--Research and development expenses include the expenses associated with contract research and development provided to third parties, research and development provided in connection with the joint venture including clinical and regulatory costs, and internal research and development costs. All research and development costs discussed above are expensed as incurred.

Property and Equipment--Property and equipment are stated at cost. Depreciation is computed using the straight-line method. Leasehold improvements are amortized over the life of the asset or the term of the lease, whichever is shorter. Significant additions and improvements are capitalized, while repairs and maintenance are charged to expense as incurred.

Property and equipment consisted of the following:

                                 December 31
                             --------------------
                               1997       1998      Estimated Useful Lives
                             --------  ----------  ------------------------
Computer hardware and
 software................... $ 27,688  $  161,994                   3 years
Office furniture and
 equipment..................      --      372,037                   5 years
Laboratory equipment........  119,002   3,468,978                   5 years
                                                   Shorter of life of asset
Leasehold improvements......    3,783   2,532,484             or lease term
                             --------  ----------
                              150,473   6,535,493
Less: Accumulated
 depreciation...............   (4,790)   (312,435)
                             --------  ----------
    Total, net.............. $145,683  $6,223,058
                             ========  ==========

Depreciation expense for the period from March 21, 1997 (inception) to December 31, 1997, the year ended December 31, 1998 and for the period from March 21, 1997 (inception) to December 31, 1998, was $4,790, $307,645, and $312,435,
respectively.

Goodwill and Other Intangible Assets--In connection with the acquisition of Glyko, Inc., the Company acquired certain intangible assets including developed technology, customer relationships and goodwill.

The purchase price of $14,500,500 was allocated to the net tangible and intangible assets acquired, based on the relative fair value of these assets. In connection with this allocation $2,625,000 was expensed as a charge for the purchase of in-process research and development. Of the $11,736,000 designated as intangible assets (after the write-off of in process research and development), $1,233,000 was allocated to developed technology and amortized over six years, $73,000 was allocated to assembled work force and amortized over seven years, and $10,430,000 was allocated to goodwill (customer relationships, trade name, pure business goodwill) and amortized over twelve years. In performing this allocation, the Company considered, among other factors, Glyko, Inc.'s technology research and development projects in-process at the date of acquisition. With regard to the in-process research and development projects, the Company considered factors such as the stage of development of the technology at the time of acquisition, the importance of each project to the overall development plan, alternative future use of the technology and the projected incremental cash flows from the projects when completed and any associated risks.

Total amortization expense from October 7, 1998 (date of acquisition), to December 31, 1998, was $271,274.

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES
                         (a development-stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information with respect to the periods ended March 31, 1998 and 1999 and the period from March 21, 1997 (inception) to March 31, 1999 is unaudited)

Impairment of Long-Lived Assets--The Company regularly reviews long-lived assets and identifiable intangibles. Whenever events or circumstances indicate that the carrying amount of such assets may not be fully recoverable. The Company evaluates the recoverability of long lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover its carrying value of such assets, the assets are adjusted to their fair values (based on discounted cash flows). No such adjustments have been made during any period presented.

Accrued Liabilities--Accrued liabilities consisted of the following:

                                                                  December 31
                                                                ----------------
                                                                 1997     1998
                                                                ------- --------
   Vacation.................................................... $25,579 $123,274
   Other.......................................................  17,816  516,742
                                                                ------- --------
       Total................................................... $43,395 $640,016
                                                                ======= ========

Revenue Recognition--The Company recognizes product revenues and related cost of sales upon shipment of products. Service revenues are recognized upon completion of services as evidenced by the transmission of reports to customers. Other revenues, principally licensing, distribution and development fees, are recognized upon our satisfaction of our contractual obligations such as 1) execution of contract; 2) certain milestones; and 3) certain anniversary dates from the effective date of the contract.

Revenue from the joint venture is recognized to the extent that research and development costs billed by the Company have been funded by Genzyme.

Net Income (Loss) per Share--Basic net income (loss) per share is calculated by dividing net income (loss) by the weighted average common shares outstanding during the period. Diluted net income per share is calculated by dividing net income by the weighted average of common stock outstanding and potential common shares during the period. Potential common shares include dilutive shares issuable upon the exercise of outstanding common stock options, warrants, and contingent issuances of common stock. For periods in which the Company has losses, such potential common shares are excluded from the computation of diluted net loss per share, as their effect is antidilutive.

Potentially dilutive securities include:

                                                     December 31
                                                 -------------------  March 31,
                                                   1997      1998       1999
                                                 --------- --------- -----------
                                                                     (unaudited)
   Options to purchase common stock.............   297,000 2,801,240  3,553,526
   Warrants to purchase common stock............   801,500   801,500    801,500
                                                 --------- ---------  ---------
       Total.................................... 1,098,500 3,602,740  4,355,026
                                                 ========= =========  =========

Segment Reporting--For the year ended December 31, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Company operates two segments. The Analytic and Diagnostic segment represents the operations of Glyko, Inc. which involve the manufacture and sale of analytic and diagnostic products. The Pharmaceutical

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES
                         (a development-stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information with respect to the periods ended March 31, 1998 and 1999 and the period from March 21, 1997 (inception) to March 31, 1999 is unaudited)

segment represents the research and development activities related to the development and commercialization of carbohydrate enzyme therapeutics. Management of the Company has concluded that the operations of the Analytic and Diagnostic segment are, and will continue to be, immaterial with respect to the Company's overall activities and, thus, disclosure of segment information is not required.

New Accounting Standards--In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is not expected to have a material impact on the Company's financial position or results of operations.

2. BRIDGE LOANS:

In the third quarter of 1997, the Company drew upon a bridge loan from certain stockholders in the amount of $880,000. This bridge loan was converted into 880,000 shares of common stock in the fourth quarter of 1997.

3. STOCKHOLDERS' EQUITY:

Common Stock and Warrants--On March 21, 1997, BioMarin's parent company, GBL, provided initial equity funding by purchasing 1,500,000 shares of common stock for $1,500,000.

BioMarin and GBL have entered into a License Agreement dated June 26, 1997, pursuant to which GBL granted BioMarin an exclusive, worldwide, perpetual, irrevocable, royalty-free right and license to certain of its worldwide patents, trade secrets, copyrights, and other proprietary rights to all know-how, processes, formulae, concepts, data, and other such intellectual property, whether patented or not, owned or licensed by GBL and its subsidiaries as of the date of the license agreement for application in therapeutic uses, including without limitation, drug discovery and genomics. As consideration for this license, BioMarin issued to GBL 7,000,000 shares of BioMarin common stock. Under the same License Agreement, BioMarin granted GBL an exclusive, worldwide, perpetual, irrevocable, royalty-free cross-license to all improvements BioMarin may make upon the licensed intellectual property.

As disclosed in the accompanying statements of stockholders' equity, the Company closed a number of private placements in 1997 and 1998. In connection with these placements, an entity with which the chief executive officer and chairman of the board is affiliated (see Note 7) was issued a total of 899,500 shares (valued at $1,389,500) and warrants (valued at $128,240) to purchase an additional 801,500 shares of common stock at an exercise price of $1 per share. These issuances were made for brokerage services rendered in connection with these placements and were accounted for as a cost of raising capital. The warrants expire on various dates in 2001.

In addition, 880,000 shares were issued to stockholders to retire an $880,000 bridge loan.

Notes Receivable from Stockholders--Notes receivable from stockholders relate to 2,500,000 shares of common stock issued in October 1997 to three executive officers under the terms of the Founder's Stock Purchase Agreement (the Agreement). These notes bear interest at 6 percent per annum, and are due on July 31, 2000, or on the date of the employee's termination, whichever is earlier. The notes are secured by the underlying stock and are with full recourse. Interest was imputed at nine percent, resulting in an interest discount and related deferred compensation of $200,000, which is being amortized over the life of the notes. Amortization expense for the period from March 21, 1997 (inception) to December 31, 1997, the year ended December 31, 1998 and for the period from March 21, 1997 (inception), to

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES
                         (a development-stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information with respect to the periods ended March 31, 1998 and 1999 and the period from March 21, 1997 (inception) to March 31, 1999 is unaudited)

December 31, 1998, was $0, $66,667, and $66,667, respectively. In the event that their employment is terminated by the Company, the Company has the obligation, if requested by the officer, to repurchase any or all of the shares issued under the Agreement at the lower of the original purchase price or the current market value of the shares. In the event one of these officers ceases to be an employee, the Company has the right, but not the obligation, to repurchase the unvested portion of the shares at their original purchase price. Pursuant to the terms of the Agreement, 50% of the shares vest after one year from the date of employment, with the remainder vesting at a rate of 1/24 per month thereafter.

Deferred Compensation--In connection with certain stock option grants during the year ended December 31, 1998 and for the quarter ended March 31, 1999 the Company recognized deferred compensation totaling $1,032,250 and $489,786, respectively, which is being amortized over the four-year estimated service periods of the grantees. Amortization expense recognized during the year ended December 31, 1998, and during the quarter ended March 31, 1999, was $193,547 and $82,053, respectively.

4. INCOME TAXES:

The significant components of net deferred tax assets and liabilities are as follows:

                                                           December 31
                                                     -------------------------
                                                        1997          1998
                                                     -----------  ------------
   Net operating loss carryforwards................. $ 1,052,000  $  9,792,000
   Research and development credit carryforwards....     210,000     1,760,000
   Research and development capitalized.............           0        50,000
   Other............................................    (255,000)     (160,000)
   Valuation allowance..............................  (1,007,000)  (11,442,000)
                                                     -----------  ------------
   Net deferred tax asset........................... $       --   $        --
                                                     ===========  ============

The net operating loss carryforwards and research and development credit carryforwards at December 31, 1998 include the net operating loss carryforwards ($4,567,000) and research and development credits carryforwards ($701,000) and related valuation allowances ($5,269,000) of Glyko, Inc.

The reconciliation of the effective tax rate is as follows:

                            Period from
                             March 21,                         Period from
                               1997                          March 21, 1997
                            (Inception)      Year ended      (Inception), to
                            to December     December 31,      December 31,
                             31, 1997           1998              1998
                           --------------  ----------------  ----------------
                            Amount     %     Amount      %     Amount      %
                           ---------  ---  -----------  ---  -----------  ---
U.S. statutory tax rate... $(821,000) (34) $(4,164,000) (34) $(4,985,000) (33)
State taxes, net of
 federal income tax
 benefit..................  (145,000)  (6)    (735,000)  (6)    (880,000)  (6)
Research and development
 tax credit...............  (142,000)  (5)    (634,000)  (5)    (776,000)  (5)
Other.....................   149,000    5      656,000    5      805,000    5
Change in valuation
 allowance................   959,000   40    4,877,000   40    5,836,000   39
                           ---------  ---  -----------  ---  -----------  ---
Provision for income
 taxes.................... $     --   --   $       --   --   $       --   --
                           =========  ===  ===========  ===  ===========  ===

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES
                         (a development-stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information with respect to the periods ended March 31, 1998 and 1999 and the period from March 21, 1997 (inception) to March 31, 1999 is unaudited)


As of December 31, 1998, net operating loss carryforwards are approximately $24.1 million and $12.4 million for federal and California income tax purposes, respectively. These federal and state carryforwards expire beginning in the year 2011 and 2004, respectively.

The Company also has research and development credits available to reduce future federal and California income taxes, if any, of approximately $1,760,000 and $580,000, respectively, at December 31, 1998. These federal and state carryforwards expire beginning in 2012 and 2013, respectively.

The net operating loss carryforwards and research and development credits related to Glyko, Inc. as of October 7, 1998, can only be utilized to offset future taxable income and tax, respectively, if any, of Glyko, Inc. In addition, the Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards and research and development credits available to be used in any given year should certain events occur, including sale of equity securities and other changes in ownership. The acquisition of Glyko, Inc. and the related issuance of stock represented a change of ownership under these provisions. There can be no assurance that the Company will be able to utilize net operating loss carryforwards and credits before expiration.

Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period-end. The Company has a cumulative net operating loss carryforward since inception, resulting in net deferred tax assets. A valuation allowance is placed on the net deferred tax assets to reduce them to an assumed net realizable value of zero.

5. STOCK OPTION PLANS:

The Company's 1997 Stock Option Plan (the Plan) provides for the grant of incentive common stock options and nonstatutory common stock options to employees, directors, and consultants of the Company. The maximum aggregate number of shares that may be optioned and sold under the Plan is 5,000,000 shares. Options currently outstanding generally have vesting schedules of up to four years and options terminate after five to ten years.

Had compensation cost for the Plan been determined consistent with SFAS No. 123 for option grants to employees, the effect on the Company's net loss would have been as follows:

                                     Period from                  Period from
                                    March 21, 1997               March 21, 1997
                                     (Inception),   Year ended    (Inception),
                                     to December   December 31,   to December
                                       31, 1997        1998         31, 1998
                                    -------------- ------------  --------------
Net loss as reported..............   $(2,762,765)  $(12,313,654)  $(15,076,419)
Pro forma effect of SFAS No. 123..        (1,640)      (468,000)      (469,640)
                                     -----------   ------------   ------------
Pro forma net loss................   $(2,764,405)  $(12,781,654)  $(15,546,059)
                                     ===========   ============   ============
Net loss per common share as
 reported.........................         (0.34)         (0.55)         (0.93)
                                     ===========   ============   ============
Pro forma loss per common share...         (0.34)         (0.57)         (0.96)
                                     ===========   ============   ============

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES
                         (a development-stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information with respect to the periods ended March 31, 1998 and 1999 and the period from March 21, 1997 (inception) to March 31, 1999 is unaudited)


A summary of the status of the Company's stock option plan is as follows:

                                         Weighted                 Weighted
                                         Average  Exercisable   Average Fair
                               Option    Exercise  at End of  Value of Options
                               Shares     Price      Year         Granted
                              ---------  -------- ----------- ----------------
   Outstanding at March 21,
    1997.....................       --    $ --
     Granted.................   297,000    1.00                    $0.22
     Exercised...............       --      --
     Canceled................       --      --
                              ---------
   Outstanding at December
    31, 1997.................   297,000    1.00     232,000
                                                    =======
     Granted................. 2,507,660    4.18                    $2.40
     Exercised...............    (1,973)   1.00
     Canceled................    (1,447)   1.00
                              ---------
   Outstanding at December
    31, 1998................. 2,801,240   $3.85     761,609
                              ---------             =======
     Granted.................   789,774    6.91                    $1.92
     Canceled................   (37,488)   5.81
                              ---------   -----
   Outstanding at March 31,
    1999..................... 3,553,526   $4.51     815,740
                              =========             =======

There are 2,198,760 and 1,446,474 options available for grant under the Plan at December 31, 1998 and March 31, 1999, respectively. The average remaining contractual life of the options outstanding at December 31, 1998, is four years.

As of March 31, 1999, the 3,553,526 options outstanding consist of the following:

   Number of Options      Exercise       Weighted Average       Number of Options
      Outstanding          Price         Contractual Life          Exercisable
   -----------------      --------       ----------------       -----------------
      396,850              $1.00               3.88                  347,333
      255,222               2.30               3.11                  180,846
    1,548,000               4.00               9.03                  202,875
      631,680               6.00               4.69                   30,555
      721,774               7.00               4.96                   54,131
    ---------                                                        -------
    3,553,526                                                        815,740
    =========                                                        =======

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1997 and 1998: risk-free interest rates ranging from 5.2 to 6.2 percent; expected dividend yield of 0 percent; expected life of four years for the Plan's options; and expected volatility of 0 percent.

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES
                         (a development-stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information with respect to the periods ended March 31, 1998 and 1999 and the period from March 21, 1997 (inception) to March 31, 1999 is unaudited)


6. COMMITMENTS AND CONTINGENCIES:

Lease Commitments--The Company leases office space and research and testing laboratory space in various facilities under operating agreements expiring at various dates through 2009. Future minimum lease payments for the year ended December 31 are as follows:

      1999........................................................... $1,336,910
      2000...........................................................  1,173,573
      2001...........................................................  1,019,827
      2002...........................................................  1,014,837
      2003...........................................................    866,405
      Thereafter.....................................................  2,820,662
                                                                      ----------
          Total...................................................... $8,232,214
                                                                      ==========

Rent expense for the period from March 21, 1997 (inception) to December 31, 1997, the year ended December 31, 1998 and for the period from March 21, 1997 (inception), to December 31, 1998, was $34,613, $380,1873, and $414,800,
respectively.

Research and Development Funding and Technology Licenses--The Company uses experts and laboratories at universities and other institutions to perform research and development activities. Funding commitments to these institutions for the year ended December 31 are as follows:

      1999........................................................... $1,076,335
      2000...........................................................    305,900
      2001...........................................................     50,000
      2002...........................................................     50,000
      2003...........................................................     50,000
                                                                      ----------
          Total...................................................... $1,532,235
                                                                      ==========

The Company has also licensed technology from certain institutions, for which it is required to pay a royalty upon future sales, subject to certain minimums.

Consulting Agreements--BioMarin had agreements with two consultants whereby the consultants were paid cash and granted common stock options in exchange for services. Options for 206,000 shares of common stock were granted in satisfaction for these services. These options were valued at $35,020 and were expensed during the period from March 21, 1997 (inception), through December 31, 1997.

Product Liability and Lack of Insurance--The Company is subject to the risk of exposure to product liability claims in the event that the use of its technology results in adverse effects during testing or commercial sale. The Company currently does not maintain product liability insurance. There can be no assurance that the Company will be able to obtain product liability insurance coverage at economically reasonable rates or that such insurance will provide adequate coverage against all possible claims.

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES
                         (a development-stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information with respect to the periods ended March 31, 1998 and 1999 and the period from March 21, 1997 (inception) to March 31, 1999 is unaudited)

7. RELATED-PARTY TRANSACTIONS:

BioMarin had contractual agreements for office space and certain administrative, research, and development functions with Glyko, Inc. prior to the acquisition date of October 7, 1998. BioMarin reimbursed Glyko, Inc. for rent, salaries and related benefits, and other administrative costs. Glyko, Inc. also reimbursed BioMarin for salaries and related benefits.

Reimbursement of expenses:

                                                  Paid
                                                  from
                                                 Glyko,   Paid from
                                                Inc. to  BioMarin to
                                                BioMarin Glyko, Inc.   Net
                                                -------- ----------- --------
   March 21, 1997 (inception) to December 31,
    1997....................................... $133,000  $373,848   $240,848
   Year ended December 31, 1998................   75,073   298,491    223,418
   Quarter ended March 31, 1999................   46,544   158,146    111,602
                                                --------  --------   --------
   March 21, 1997 (inception) to March 31,
    1999....................................... $254,617  $830,485   $575,868
                                                ========  ========   ========

BioMarin also purchased products and services from Glyko, Inc. at a 27% discount. This is the same discount that Glyko grants to any other company that it treats as a distributor. Purchases of products and services from Glyko, Inc. from March 21, 1997 (inception) to October 8, 1998 were $160,455.

In the fourth quarter of 1998 and the first quarter of 1999, BioMarin loaned to Glyko, Inc. $200,000 and $160,000, respectively, to fund its operations. As of March 31, 1999, Glyko, Inc. owes $449,116 to BioMarin and BioMarin owes $23,873 to Glyko, Inc. These amounts have been eliminated upon consolidation.

As discussed in Note 3, during August 1997, the Company entered into an agency agreement with an entity with which the chief executive officer and chairman of the board is affiliated. During June 1998, the Company entered into a second agency agreement. The Company issued a total of 899,500 shares of common stock and warrants to purchase another 801,500 shares of common stock to this entity and its affiliates for brokerage services pursuant to the terms of these agreements, also discussed in Note 3.

As further discussed in Note 12, on April 13, 1999, the Company entered into a convertible note financing agreement in the amount of $26,000,000. Of this amount GBL purchased $4,300,000 worth of such notes and LaMont Asset Management ("LAM") purchased $9,700,000. A director of the Company is also the chairman of LAM. The Company also entered into an agency agreement with LAM pursuant to which the Company agreed to pay LAM a 5 percent cash commission on sales to certain note purchasers.

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES
                         (a development-stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information with respect to the periods ended March 31, 1998 and 1999 and the period from March 21, 1997 (inception) to March 31, 1999 is unaudited)

Since October 8, 1998, Glyko Biomedical Ltd. has agreed to pay BioMarin a monthly management fee for its services to Glyko Biomedical Ltd. primarily relating to management, accounting, finance and government reporting. BioMarin has accrued a receivable from Glyko Biomedical Ltd. of $27,152 and $23,312 for the year ended December 31, 1998 and the quarter ended March 31, 1999, respectively.

Due to the terms of the collaborative agreement with Genzyme outlined in Note 8, Genzyme is considered a related party. See also Notes 1 and 8 for Genzyme related party transactions.

At December 31, 1997 and 1998 and March 31, 1999, the Company had recorded amounts due from GBL of $79,607, $114,005 and $119,165 respectively (including the amounts discussed above.)

8. COLLABORATIVE AGREEMENTS:

Genzyme--Effective September 4, 1998, the Company entered into an agreement (the Collaboration Agreement) with Genzyme to establish a joint venture dedicated to the worldwide development and commercialization of BM101 to treat MPS-I. In conjunction with the formation of the joint venture, the Company established a wholly owned subsidiary, BioMarin Genetics, Inc. The Company has a 49 percent interest in the joint venture, BioMarin Genetics, Inc. has a 1 percent interest, and Genzyme has the remaining 50 percent interest.

Under the Collaboration Agreement, BioMarin and Genzyme are each required to make capital contributions to the joint venture in an amount equal to 50 percent of costs and expenses associated with the development and commercialization of BM101. The parties also agree to share the profits equally from such commercialization. In addition, Genzyme purchased 1,333,333 shares of BioMarin common stock at $6.00 per share for total proceeds of $7,999,998 in a private placement and is obligated to purchase an additional $10,000,000 of common stock at the initial public offering price in a private placement concurrent with the initial public offering of the Company's stock. Genzyme has also agreed to pay BioMarin $12,100,000 in cash upon FDA approval of the BLA for BM101.

Other Agreements--The Company is engaged in research and development collaborations with various academic institutions, commercial research groups, and other entities. The agreements provide for sponsorship of research and development by the Company and may also provide for exclusive royalty-bearing intellectual property licenses or rights of first negotiation regarding licenses to intellectual property development under the collaborations. Typically, these agreements are terminable for cause by either party upon 90 days' written notice.

9. COMPENSATION PLANS:

Employment Agreements--The Company has entered into employment agreements with seven officers of the Company. All of these agreements are terminable without cause by the Company upon six months' prior notice, or by the officer upon three months' prior written notice to the Company, with the Company obligated to pay salary and benefits hereunder until such termination. The annual salaries committed to under these agreements total approximately $1,000,000. In addition, three of the agreements provide for the payment of an annual cash bonus of up to 100 percent of the base annual salary of the three officers based upon the Company's market capitalization. At December 31, 1998 and for the quarter ended March 31, 1999, the Company has accrued compensation expense of $112,650 and $0, respectively, under these bonus provisions.

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES
                         (a development-stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information with respect to the periods ended March 31, 1998 and 1999 and the period from March 21, 1997 (inception) to March 31, 1999 is unaudited)


401(k) Plan--The Company participates in the Glyko Retirement Savings Plan (the 401(k) Plan). Most employees (the Participants) are eligible to participate following the start of their employment, on the earlier of the next occurring January 1 or July 1. Participants may contribute up to 15 percent of their current compensation to the 401(k) Plan or an amount up to a statutorily prescribed annual limit. The Company pays the direct expenses of the 401(k) Plan but does not currently match or make contributions to employee accounts.

1997 Stock Plan--In November 1997, the Board adopted, and in April 1998, the stockholders approved, the 1997 Stock Plan (the 1997 Plan), which provided for the reservation of a total of 3,000,000 shares of common stock for issuance under the 1997 Plan. In December 1998, the Board adopted, and in January 1999, the stockholders approved, an amendment to the 1997 Plan to increase the number of shares reserved for issuance under it to an aggregate of 5,000,000 and to add an "evergreen provision" providing for an annual increase in the number of shares which may be optioned or sold under the 1997 Plan without need for additional Board or stockholder action to approve such increase (which increase shall be the lesser of 4 percent of the then-outstanding capital stock, 2,000,000 shares, or a lower amount set by the Board). The 1997 Plan provides for the grant of stock options and the issuance of restricted stock by the Company to its employees, officers, directors, and consultants.

1998 Employee Stock Purchase Plan--In December 1998 the Board adopted, and in January 1999 the stockholders approved, the 1998 Employee Stock Purchase Plan (the 1998 Purchase Plan). A total of 250,000 shares of Company common stock has been reserved for issuance under the 1998 Purchase Plan, plus annual increases equal to the lesser of 0.5 percent of the outstanding capital stock, 200,000 shares, or a lesser amount set by the Board. As of December 31, 1998, no shares have been issued under the 1998 Purchase Plan. The implementation of this plan is contingent on the completion of an initial public offering.

1998 Director Option Plan--The 1998 Director Option Plan (the Director Plan) was adopted by the Board of Directors in December 1998 and approved by the stockholders in January 1999. The Director Plan provides for the grant of nonstatutory stock options to nonemployee directors. A total of 200,000 shares of Company common stock, plus an annual increase equal to the number of shares needed to restore the maximum aggregate number of shares available for sale under the Director Plan or the lesser of 0.5 percent of the outstanding capital stock, 200,000 shares, or a lesser amount set by the Board, have been reserved for issuance under the Director Plan. As of December 1998, no options were granted under the Director Plan.

During the first quarter of 1999, the Board granted 789,774 stock options under the 1997 Plan to employees and directors of the Company at an average exercise price of $6.91 per share. The Company's management estimates that these stock option prices reflect current fair value.

                 BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES
                         (a development-stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information with respect to the periods ended March 31, 1998 and 1999 and the period from March 21, 1997 (inception) to March 31, 1999 is unaudited)


10. SUPPLEMENTAL CASH FLOW INFORMATION:

The following noncash transactions took place for the periods presented:

                                      Period from                 Period from
                                     March 21, 1997              March 21, 1997
                                      (Inception),   Year ended   (Inception),
                                      to December   December 31,  to December
                                        31, 1997        1998        31, 1998
                                     -------------- ------------ --------------
   Common stock issued in exchange
    for notes.......................   $2,500,000     $   --       $2,500,000
   Compensation in the form of
    common stock and common stock
    options.........................       18,020         --           18,020
   Common stock and common stock
    warrants issued in exchange for
    brokerage services..............      929,740     588,000       1,517,740
   Bridge loan converted to common
    stock...........................      880,000         --          880,000

11. GLYKO, INC. :

On October 7, 1998, the Company entered into an agreement to acquire all of the outstanding stock of its affiliate, Glyko, Inc. The total consideration for the acquisition was $14,500,500, comprising 2,259,039 shares of common stock of the Company, valued at $6.00 per share, the assumption of options held by certain Glyko, Inc. employees to purchase shares of GBL's common stock, which would require 255,540 shares of the Company's common stock to be issued if fully exercised, and $500 in cash. The acquisition was accounted for as a purchase.

The following unaudited pro forma consolidated financial information reflects the results of operations for the year ended December 31, 1998 and for the periods from March 21, 1997 (inception), to December 31, 1997 and 1998 as if the acquisition had occurred on January 1, 1998 and March 21, 1997 (inception), respectively:

                                    Period from                   Period from
                                  March 21, 1997                March 21, 1997
                                  (Inception), to  Year ended   (Inception), to
                                   December 31,   December 31,   December 31,
                                       1997           1998           1998
                                  --------------- ------------  ---------------
   Revenues.....................    $ 1,995,562   $  2,530,325   $  4,345,887
   Loss from operations.........     (6,027,890)   (13,044,201)   (17,532,186)
   Net loss.....................     (5,953,934)   (12,379,832)   (16,797,384)
   Net loss per share, basic and
    diluted.....................          (0.57)         (0.51)         (0.93)
   Weighted average number of
    common shares outstanding...     10,464,474     24,214,135     18,133,509

12. SUBSEQUENT EVENT:

On April 13, 1999, the Company entered into a convertible note financing agreement in the amount of $26,000,000. Of this amount, GBL invested $4,300,000. These notes bear interest at 10 percent per annum.

               BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

                       (a development-stage company)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information with respect to the periods ended March 31, 1998 and 1999 and the period from March 21, 1997 (inception) to March 31, 1999 is unaudited)


All unpaid principal, together with all unpaid interest, shall be due and payable upon the earlier of (a) April 2002 (the "Maturity Date"), (b) immediately prior to a sale of all of the assets of the Company or a merger or acquisition of the Company with another entity, or (c) an initial public offering with net proceeds to the Company of at least $20,000,000.

On the Maturity Date, in lieu of any repayment in cash, the Company has the right to convert the amounts owed under the notes, in whole or part, into fully paid and nonassessable shares of common stock of the Company.

At any time prior to the Maturity Date, the notes automatically convert to shares of common stock of the Company immediately prior to (a) any merger or acquisition of the Company, (b) a sale of all the assets of the Company, or (c) an initial public offering with net proceeds to the Company of at least $20,000,000.

The price at which the notes will convert into shares of common stock is initially set at $10.00 per share and is subject to certain adjustments for possible future events. The convertible note agreement also contains certain anti-dilutive provisions.

In May 1999, BioMarin's wholly-owned subsidiary, Glyko, Inc., acquired key assets of the Biochemical Research Reagent Division of Oxford GlycoSciences Plc. The acquisition was made to increase Glyko, Inc.'s product offerings and was valued from $1.5 million to $2.1 million, depending on the future sales of the acquired products.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Glyko, Inc.:

We have audited the balance sheets of Glyko, Inc. as of December 31, 1997, and October 7, 1998 (acquisition date), and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 7, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Glyko, Inc. as of December 31, 1997 and October 7, 1998, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 7, 1998, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

San Francisco, California,
March 17, 1999

                                  GLYKO, INC.

                                 BALANCE SHEETS

                  AS OF DECEMBER 31, 1997, AND OCTOBER 7, 1998

                                                    December 31,   October 7,
                                                        1997          1998
                                                    ------------  ------------
                      ASSETS

CURRENT ASSETS:
  Cash and cash equivalents........................ $    528,280  $     24,010
  Accounts receivable, net of allowance for
   doubtful accounts of $10,000, and $20,000,
   respectively....................................      141,744       186,340
  Due from related parties.........................       86,425       108,097
  Inventories......................................       95,210        76,595
  Other assets.....................................       15,178        12,478
                                                    ------------  ------------
    Total current assets...........................      866,837       407,520

PROPERTY AND EQUIPMENT, net........................      118,910        93,368
OTHER ASSETS.......................................        2,206         2,206
                                                    ------------  ------------
    Total assets................................... $    987,953  $    503,094
                                                    ============  ============

  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable................................. $     20,380  $     88,490
  Accrued expenses.................................       96,116       102,805
  Deferred rent....................................        7,418        12,066
  Deferred revenue.................................       10,675         1,525
  Payable to former stockholder....................      365,880             0
                                                    ------------  ------------
    Total current liabilities......................      500,469       204,886

DUE TO GLYKO BIOMEDICAL, LTD.......................    3,803,820             0
                                                    ------------  ------------
    Total liabilities..............................    4,304,289       204,886
                                                    ------------  ------------
STOCKHOLDERS' EQUITY (DEFICIT):
  Convertible preferred stock, $0.01 par value,
   5,000 shares authorized, 2,000 shares issued and
   outstanding at December 31, 1997, and October 7,
   1998 (acquisition date).........................           20            20
  Common stock, $0.01 par value, 15,000 shares
   authorized, 3,882 shares issued and outstanding
   at December 31, 1997, and October 7, 1998
   (acquisition date)..............................           39            39
  Additional paid-in capital.......................    8,999,005    12,679,727
  Accumulated deficit..............................  (12,315,400)  (12,381,578)
                                                    ------------  ------------
    Total stockholders' equity (deficit)...........   (3,316,336)      298,208
                                                    ------------  ------------
    Total liabilities and stockholders' equity
     (deficit)..................................... $    987,953  $    503,094
                                                    ============  ============

        The accompanying notes are an integral part of these statements.

                                  GLYKO, INC.

                            STATEMENTS OF OPERATIONS

            FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997, AND FOR
                        THE PERIOD ENDED OCTOBER 7, 1998

                                                                       Period
                                                                        from
                                                                     January 1,
                                            Year Ended   Year Ended   1998, to
                                             December     December   October 7,
                                             31, 1996     31, 1997     1998
                                            -----------  ----------  ----------
REVENUES:
  Sales of products........................ $ 1,086,414  $1,016,665  $  750,145
  Sales of services........................     210,709     186,317     115,019
  Other revenues...........................      33,512     860,935     294,752
                                            -----------  ----------  ----------
    Total revenues.........................   1,330,635   2,063,917   1,159,916

OPERATING COSTS AND EXPENSES:
  Cost of products and services............     509,248     482,770     284,860
  Research and development.................   1,014,966     633,086     613,055
  Selling general and administrative.......   1,490,244     563,231     521,060
  Other....................................           0           0    (165,880)
                                            -----------  ----------  ----------
    Income (Loss) from operations..........  (1,683,823)    384,830     (93,179)

OTHER (LOSS) INCOME........................      87,418      (2,045)     (1,300)

INTEREST INCOME............................      18,367      12,610      28,301
                                            -----------  ----------  ----------
    Income (Loss) before income taxes......  (1,578,038)    395,395     (66,178)
    Provision for income taxes.............         --          --          --
                                            -----------  ----------  ----------
    Net income (Loss)...................... $(1,578,038) $  395,395  $  (66,178)
                                            ===========  ==========  ==========



        The accompanying notes are an integral part of these statements.

                                  GLYKO, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

            FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997, AND FOR
                        THE PERIOD ENDED OCTOBER 7, 1998

                           Preferred                                               Total
                             Stock     Common Stock  Additional                Stockholders'
                         ------------- -------------   Paid-in   Accumulated      Equity
                         Shares Amount Shares Amount   Capital     Deficit       (Deficit)
                         ------ ------ ------ ------ ----------- ------------  -------------
BALANCE, January 1,
 1996................... 2,000   $20   3,882   $39   $ 8,999,005 $(11,132,757)  $(2,133,693)
 Net loss...............     0     0       0     0             0   (1,578,038)   (1,578,038)
                         -----   ---   -----   ---   ----------- ------------   -----------
BALANCE, December 31,
 1996................... 2,000    20   3,882    39     8,999,005  (12,710,795)   (3,711,731)
 Net income.............     0     0       0     0             0      395,395       395,395
                         -----   ---   -----   ---   ----------- ------------   -----------
BALANCE, December 31,
 1997................... 2,000    20   3,882    39     8,999,005  (12,315,400)   (3,316,336)
 Balance due to Glyko
  Biomedical, Ltd.
  converted to
  additional paid-in
  capital...............     0     0       0     0     3,680,722            0     3,680,722
 Net loss for the period
  ended October 7, 1998
  (acquisition date)....     0     0       0     0             0      (66,178)      (66,178)
                         -----   ---   -----   ---   ----------- ------------   -----------
BALANCE, October 7,
 1998................... 2,000   $20   3,882   $39   $12,679,727 $(12,381,578)  $   298,208
                         =====   ===   =====   ===   =========== ============   ===========






        The accompanying notes are an integral part of these statements.

                                  GLYKO, INC.

                            STATEMENTS OF CASH FLOWS

            FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997, AND FOR
              THE PERIOD ENDED OCTOBER 7, 1998 (ACQUISITION DATE)

                                                                      Period
                                                                       from
                                                                      January
                                                                     1, 1998,
                                           Year Ended    Year Ended     to
                                            December    December 31,  October
                                            31, 1996        1997      7, 1998
                                           -----------  ------------ ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income....................... $(1,578,038)  $ 395,395   $ (66,178)
  Adjustments to reconcile net (loss)
   income to net cash (used in) provided
   by operating activities:
    Depreciation..........................      61,139      58,914      34,376
    Loss on disposal of fixed assets......       4,046       1,230           0
    Gain on lease abandonment.............     (62,538)          0           0
    Gain on settlement of claim...........           0           0    (165,880)
  Changes in operating assets and
   liabilities:
    Accounts receivable...................     200,630      14,432     (44,596)
    Inventories...........................      40,066     (26,758)     18,615
    Due from related parties..............           0     (69,898)    (21,672)
    Other assets..........................     (20,854)     10,841       2,701
    Accounts payable......................      52,357    (154,352)     68,110
    Accrued expenses......................     (20,097)   (113,195)     15,825
    Deferred rent.........................           0       7,418       4,648
    Deferred revenue......................    (174,386)     10,675      (9,150)
    Payable to former stockholder.........           0           0    (200,000)
    Payable to related parties............           0           0    (132,235)
                                           -----------   ---------   ---------
      Net cash (used in) provided by
       operating activities...............  (1,497,675)    134,702    (495,436)
                                           -----------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment......     (61,061)    (71,009)     (8,834)
                                           -----------   ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of capital lease obligations....     (14,016)          0           0
  Investment from Glyko Biomedical........   1,163,024     253,595           0
                                           -----------   ---------   ---------
      Net cash provided by financing
       activities.........................   1,149,008     253,595           0
                                           -----------   ---------   ---------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS..............................    (409,728)    317,288    (504,270)
CASH AND CASH EQUIVALENTS:
  Beginning of period.....................     620,720     210,992     528,280
                                           -----------   ---------   ---------
  End of period........................... $   210,992   $ 528,280   $  24,010
                                           ===========   =========   =========

SUPPLEMENTAL DISCLOSURE OF NONCASH
 TRANSACTIONS:
  Balance due to Glyko Biomedical
   converted to equity....................           0           0   3,680,722
                                           ===========   =========   =========


        The accompanying notes are an integral part of these statements.

                                  GLYKO, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY AND DESCRIPTION OF THE BUSINESS:

Glyko, Inc. (the Company) is a Delaware corporation that was incorporated in October 1990. Until October 7, 1998, the Company had been a wholly owned subsidiary of Glyko Biomedical, Ltd. (GBL), a Canadian company. The Company's principal activities are the sale of chemical kits and equipment incorporating its proprietary carbohydrate technology and the development of commercial applications based on complex carbohydrates. The Company has developed a line of analytic instrumentation laboratory products that include an imaging system, analysis software, and a chemical analysis kit referred to as analytic and diagnostic products, which are used in carbohydrate testing, including detection, separation, and sequencing. Shipment of these products began in December 1992. The Company's technology is called "FACE" or Fluorophore-Assisted Carbohydrate Electrophoresis. The Company is continuing to develop additional chemical kits for use with the imaging system and is also developing a line of diagnostic products based on carbohydrate technology.

As further discussed in Note 10, on October 7, 1998, the Company was acquired by its affiliate, BioMarin Pharmaceutical Inc. (BioMarin). BioMarin is a biopharmaceutical company specializing in the discovery, development and commercialization of carbohydrate enzyme therapeutics. As consideration for the acquisition of all of the outstanding shares of the Company, BioMarin issued 2,259,039 shares of common stock to GBL and assumed stock options held by certain employees of the Company to purchase shares of GBL's common stock, which will require 255,540 shares of the Company's common stock to be issued, if fully exercised and paid $500 in cash (see Note 10).

The accompanying financial statements include the balance sheet of the Company as of October 7, 1998 (acquisition date), and the statements of operations, changes in stockholders equity, and cash flows for the period from January 1, 1998, to October 7, 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Use of Estimates

The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made by management include allowance for doubtful accounts receivable and certain other reserves.

Cash and Cash Equivalents

Cash and cash equivalents consist of amounts held with banks and short-term investments with original maturities of 90 days or less.

Inventories

Inventories consist of raw materials, analytic and diagnostic kits, and instrument-based systems held for sale. Inventories are stated at the lower of cost (first-in, first-out method) or estimated market value. The components of inventories are as follows:

                                               December 31, 1997 October 7, 1998
                                               ----------------- ---------------
     Raw materials............................      $90,647          $73,845
     Finished products........................        4,563            2,750
                                                    -------          -------
                                                    $95,210          $76,595
                                                    =======          =======

                                  GLYKO, INC.

Property and Equipment

Property and equipment are stated at cost. The cost and accumulated depreciation for property and equipment sold, retired, or otherwise disposed of are relieved from the accounts, and the resulting gains or losses are reflected in the statements of operations. Depreciation is computed using the straight-line method over the following estimated useful lives:

        Office furniture................................................ 5 years
        Computer equipment.............................................. 3 years
        Lab and production equipment.................................... 5 years

Revenue Recognition

The Company recognizes product revenues and related cost of sales upon shipment of products. Service revenues are recognized upon completion of services as evidenced by the transmission of reports to customers. Other revenues, principally licensing, distribution and development fees, are recognized upon our satisfaction of our contractual obligations such as i) execution of contract; ii) certain milestones; and iii) certain anniversary dates from the effective date of the contract.

Payments received in advance for future product shipments or hardware maintenance and service contracts are classified as deferred revenue on the accompanying balance sheets. Upon shipment of products, revenue is recognized and the corresponding liability (deferred revenue) is reduced. Revenues from maintenance and service contracts are recognized monthly pro rata over the period of the contract, and the corresponding liability (deferred revenue) is reduced.

Income Taxes

The Company provides for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period-end. The Company has a cumulative net operating loss carryforward since inception, resulting in net deferred tax assets. A valuation allowance is placed on the net deferred tax assets to reduce them to their net realizable values.

3. PROPERTY AND EQUIPMENT:

Property and equipment at December 31, 1997, and October 7, 1998 consisted of the following:

                                               December 31, 1997 October 7, 1998
                                               ----------------- ---------------
     Lab equipment............................     $ 229,701        $ 231,586
     Computer equipment.......................        94,712          101,661
     Production equipment.....................        37,164           37,164
     Office furniture.........................        13,510           13,510
     Leasehold improvements...................        68,343           68,343
                                                   ---------        ---------
                                                     443,430          452,264
     Less: Accumulated depreciation...........      (324,520)        (358,896)
                                                   ---------        ---------
       Property and equipment, net............     $ 118,910        $  93,368
                                                   =========        =========

Total depreciation expense for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 7, 1998 was $61,139, $58,914, and $34,376, respectively.

                                  GLYKO, INC.

4. INCOME TAXES:

The significant components of net deferred tax assets and liabilities are as follows:

                                             December 31, 1997 October 7, 1998
                                             ----------------- ---------------
     Net operating loss carryforwards.......    $ 4,573,000      $ 4,520,000
     Research and development capitalized...         60,000          782,000
     Research and development credit
      carryforwards.........................        595,000          668,000
     Other..................................       (255,000)        (249,000)
     Valuation allowance....................     (4,973,000)      (5,721,000)
                                                -----------      -----------
     Net deferred tax asset.................    $         0      $         0
                                                ===========      ===========

The reconciliation of the effective tax rate is as follows:

                                Year Ended December 31
                              ------------------------------   Period Ended
                                  1996             1997       October 7, 1998
                              --------------   -------------  ----------------
                               Amount     %     Amount    %    Amount      %
                              ---------  ---   --------  ---  ---------- -----
U.S. statutory tax rate.....  $(495,000) (34)% $ 96,000   34% $   6,000     34%
State taxes, net of federal
 income tax benefit.........    (87,000)  (6)    17,000    6      1,000      6
Research and development tax
 credit.....................    (17,000)  (1)   (37,000) (13)   (48,000)  (259)
Other.......................   (155,000) (10)     4,000    2     53,000    284
Change in valuation
 allowance..................    754,000   51    (80,000) (29)   (12,000)   (65)
                              ---------  ---   --------  ---  ---------  -----
  Provision for income
   taxes....................  $       0    0%  $      0    0% $       0      0%
                              =========  ===   ========  ===  =========  =====

As of October 7, 1998, net operating loss carryforwards are approximately $11.9 million and $5.3 million for federal and California income tax purposes, respectively. Federal operating loss carryforwards expire from 2006 to 2012, and state operating loss carryforwards expire from 1998 to 2001.

The Company also has research and development credits available to reduce future federal and California income taxes, if any, of approximately $452,000 and $216,000, respectively, at October 7, 1998 (acquisition date). These federal and state carryovers expire from 2007 to 2011.

The Tax Reform Act of 1986 contains provisions that may limit, for federal and state tax purposes, the net operating loss carryforwards and research and development credits available to be used in any given year in certain situations, including sale of equity securities and other significant changes in ownership. As a result of the acquisition and the resultant change in ownership of the Company by BioMarin, the utilization of the Company's net operating losses will be limited and such net operating losses will only be available to offset the taxable income, if any, of the Company.

                                  GLYKO, INC.

5. COMMITMENTS AND CONTINGENCIES:

Leases

The Company leases its facilities and office and other equipment under agreements that expire at various dates through 2000. Future minimum annual rental commitments under operating leases are as follows:

        Years Ending October 7
        ----------------------
        1999........................................................... $ 81,660
        2000...........................................................   43,915
        2001...........................................................      --
        2002...........................................................      --
        2003 and thereafter............................................      --
                                                                        --------
                                                                        $125,575
                                                                        ========

Total rent expense for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 to October 7, 1998 was $274,284, $57,950 (net of sublease rental income) and $35,636 (net of sublease rental income), respectively.

Product Liability and Lack of Insurance

The Company is subject to the risk of exposure to product liability claims in the event that the use of its technology results in adverse effects during testing or commercial sale. The Company currently does not maintain product liability insurance. There can be no assurance that the Company will be able to obtain product liability insurance coverage at economically reasonable rates or that such insurance will provide adequate coverage against all possible claims.

6. CONVERTIBLE PREFERRED STOCK:

The Company has authorized 5,000 shares of convertible preferred stock with a par value of $0.01 per share. The convertible preferred stock is entitled to a preference of $1,000 per share plus any declared but unpaid dividends upon voluntary or involuntary liquidation, dissolution, or winding up of the Company. The convertible preferred stock is convertible at the option of the holder into common stock of the Company. The number of shares of common stock into which shares of preferred may be converted is determined by multiplying the number of preferred shares to be converted by the conversion ratio in effect on the date of conversion. The conversion ratio is subject to adjustment in certain events. Holders of preferred stock are entitled to the number of votes as is equal to the number of shares of common stock into which such shares of preferred could be converted on the record date for the vote.

7. STOCK OPTION PLAN:

GBL has a stock option plan (the Plan) under which options to purchase common stock in GBL may be granted by the Board of Directors to GBL's directors, officers, and consultants at not less than fair market value, less any permissible discounts, on the date of grant. Options granted under the Plan may be incentive stock options (as defined under Section 422 of the U.S. Internal Revenue Code) or nonstatutory stock options. Options are exercisable over a number of years specified at the time of the grant, which cannot exceed ten years. The maximum aggregate number of shares that may be granted and sold under the Plan is 3,000,000 shares. Directors, officers, consultants, and employees of the Company are also eligible under the Plan.

                                  GLYKO, INC.

The Company accounts for these option grants under APB Opinion No. 25, under which no compensation cost has been recognized, except for options granted to consultants, because, under the Plan, the option exercise price equals the market value of stock on the date of grant. In general, plan options vest over 48 months, and all options expire after five years or 90 days after employee termination.

Had compensation cost for the Plan been determined consistently with FASB Statement No. 123, the Company's net income (loss) would have been increased to the following pro forma amounts to reflect the compensation expense associated with the grants to the Company's directors, officers, consultants, and employees:

                                           Year Ended December
                                                    31
                                           ---------------------  Period Ended
                                              1996        1997   October 7, 1998
                                           -----------  -------- ---------------
     Net income (loss):
      As reported......................... $(1,578,038) $395,395    $ (66,178)
      Pro forma...........................  (1,646,866)  312,666     (188,379)

Because the FASB Statement No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996, 1997, and 1998, respectively: risk-free weighted average interest rates of 5.3 percent, 6.3 percent, and 5.4 percent; expected dividend yield of zero percent; expected life of four years for the Plan's options; expected volatility of 87 percent, 92 percent, 65 percent.

8. 401(k) PLAN:

The Company participates in the Glyko Retirement Savings Plan (the 401(k)
Plan). Most employees (Participants) are eligible to participate following the start of their employment on the earlier of the next occurring January 1 or July 1. Participants may contribute up to approximately 15 percent of their current compensation, up to a statutorily prescribed annual limit, to the 401(k) Plan.

9. RELATED-PARTY TRANSACTIONS:

The Company subleases office and lab space, certain administrative functions, and research and development functions to BioMarin. BioMarin reimburses the Company for rent, salaries and related Company benefits, and other administrative costs, and the Company reimburses BioMarin for salaries and related benefits.

Reimbursement of expenses:

                                                  Paid
                                                  from
                                                 Glyko,   Paid from
                                                Inc. to  BioMarin to
                                                BioMarin Glyko, Inc.   Net
                                                -------- ----------- --------
   March 21, 1997 (inception) to December 31,
    1997....................................... $133,000  $373,848   $240,848
   Year ended December 31, 1998................   75,073   298,491    223,418
   Quarter ended March 31, 1999................   46,544   158,146    111,602
                                                --------  --------   --------
   March 21, 1997 (inception) to March 31,
    1999....................................... $254,617  $830,485   $575,868
                                                ========  ========   ========

                                  GLYKO, INC.

BioMarin also purchased products and services from Glyko, Inc. at a 27% discount. This is the same discount that Glyko grants to any other company that it treats as a distributor. Purchases of products and services from Glyko, Inc. from BioMarin's inception (March 21, 1997) to October 8, 1998 were $160,455.


At December 31, 1997, the Company had recorded an amount payable to stockholder of $365,880 representing the amount claimed by the stockholder relating to a facilities dispute with the Company. The Company had a cross-claim for royalty income which would reduce the stockholder's claim. This claim was settled during the year ended December 31, 1998, and the Company recorded a gain of $165,880, as the amount of the settlement was less than the amount provided for by the Company.

10. ACQUISITION BY BIOMARIN:

On October 7, 1998, GBL entered into an agreement to sell all of the outstanding stock of the Company to its affiliate, BioMarin. The total consideration for the acquisition was $14,500,500, comprising 2,259,039 shares of common stock of BioMarin, valued at $6.00 per share, the assumption of options held by certain employees of the Company to purchase shares of GBL's common stock, which will require 255,540 shares of BioMarin common stock to be issued if fully exercised, and $500 in cash. The acquisition was accounted for as a purchase. In conjunction with the sale, GBL converted $3,680,722 of its intercompany receivable into equity in the Company. The remaining balance of $1,212,278 was repaid to GBL in cash.

Liver biopsy from MPS-I dog






                                Liver biopsy from MPS-1 dog treated with MB 101






Gel image of MPS material in children with various MPS diseases






          Aspergillus culture






                                 Aspergillus culture treated with BM 104

                             4,500,000 Shares

                          BIOMARIN PHARMACEUTICAL INC.

                                  Common Stock

                                     [LOGO]

                             ---------------------
                                   PROSPECTUS
                             ---------------------

Until [ . ], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

U.S. Bancorp Piper Jaffray
                                                  Bank J. Vontobel & Co AG

                           Schroders & Co. Inc.

                            Leerink Swann & Company

                                     , 1999

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

                                                                        Amount
                                                                         To Be
                                                                         Paid
                                                                        -------
     Registration fee.................................................. $18,703
     NASD filing fee...................................................   6,350
     Nasdaq National Market listing fee................................    *
     Swiss Exchange filing fees........................................    *
     Printing and engraving............................................    *
     Legal fees and expenses...........................................    *
     Accounting fees and expenses......................................    *
     Blue Sky fees and expenses........................................    *
     Transfer Agent fees...............................................    *
     Miscellaneous.....................................................    *
                                                                        -------
         Total......................................................... $
                                                                        =======

-------------------------------
*Indicates that these fees shall be filed by amendment.

Item 14. Indemnification of Directors and Officers

Reference is made to the Amended and Restated Certificate of Incorporation of the Registrant; the Bylaws of the Registrant; Section 145 of the Delaware General Corporation Law; and the form of indemnification agreement filed herewith as Exhibit 10.1 which, among other things, and subject to certain conditions, authorize the Registrant to indemnify, or indemnify by their terms, as the case may be, the directors and officers of the Registrant against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The form of the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters and their controlling persons, on the one hand of the Registrant and its controlling persons on the other hand, for certain liabilities arising under the Securities Act of 1933, as amended (the "Act"), the Securities Exchange Act of 1934, as amended or otherwise.

The Registrant maintains director's and officer's insurance providing indemnification against certain liabilities for certain of the Registrant's directors, officers, affiliates, partners or employees.

The indemnification provisions in the Registrant's Bylaws, and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Act.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein: (1) the form of Underwriting Agreement, filed as
Exhibit 1.1; (2) the Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1B; (3) the Bylaws of the Registrant, filed as Exhibit 3.2; and
(4) the form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers, filed as Exhibit 10.1.

Item 15. Recent Sales of Unregistered Securities

Since its inception, the Registrant has issued the following unregistered securities:

    (1) On April 19, 1997, the Registrant issued and sold 1,500,000 shares of common stock to an institutional investor for aggregate consideration of $1,500,000.

    (2) On September 24, 1997, the Registrant issued and sold 7,000,000 shares of common stock to an institutional investor in exchange for a license valued at $7,000,000.

    (3) On October 1, 1997, the Registrant issued and sold 2,500,000 shares of common stock to three founders for aggregate consideration in the form of promissory notes in the aggregate principal amount of $2,500,000.

    (4) On October 1, 1997, the Registrant issued and sold 3,289,000 shares of common stock and a warrant to purchase 299,000 shares of common stock to a group of institutional investors, individuals and venture capital funds for aggregate consideration of $2,911,500.

    (5) On October 16, 1997, the Registrant issued and sold 750,000 shares of common stock to a group of individuals for aggregate consideration of $750,000.

    (6) On December 30, 1997, the Registrant issued and sold 5,527,500 shares of common stock and a warrant to purchase 502,500 shares of common stock to an institutional investor and a venture capital fund for aggregate consideration of $5,016,000.

    (7) On June 30, 1998, the Registrant issued and sold 598,535 shares of common stock to a group of institutional investors and a venture capital fund for aggregate consideration of $3,328,000.

    (8) On July 14, 1998, the Registrant issued and sold a total of 1,385,414 shares of common stock to a group of institutional investors, individuals and venture capital funds for aggregate consideration of $7,915,010.

    (9) On August 3, 1998, the Registrant issued and sold a total of 31,386 shares of common stock to a group of institutional investors and individuals for aggregate consideration of $175,998.

    (10) On September 4, 1998, the Registrant issued and sold a total of 1,333,333 shares of common stock to an institutional investor for aggregate consideration of $7,999,998.

    (11) On October 7, 1998, the Registrant issued 2,259,039 shares of common stock to Glyko Biomedical, valued at $13,554,234, and assumed certain stock options which were converted into options to purchase 255,540 shares of common stock of the Registrant as consideration for the acquisition of 100% of the voting securities of a subsidiary of Glyko Biomedical.

    (12) On April 12, 1999, the Registrant issued and sold to a group of institutional investors $26.0 million convertible promissory notes convertible, according to their terms, into shares of the Registrant's common stock initially at a price of $10.00 per share, subject to subsequent adjustment.

    (13) From November 1997 to May 31, 1999, the Registrant issued and sold 1,973 shares of common stock to employees and directors of and consultants to the Registrant upon exercise of stock options granted pursuant to the Registrant's 1997 Stock Plan and 1998 Director Plan.

There were no underwriters employed in connection with any of the transactions set forth in Item 15.

For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Certain Transactions" in the form of prospectus included herein.

The issuances described in Items 15(1), 15(2), and 15(4) through 15(12) were deemed to be exempt from registration under the Act in reliance on Section 4(2) of the Act as transactions by an issuer not involving a public offering. In addition, the issuances described in Items 15(3) and 15(13) were deemed exempt from registration under the Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

     Exhibit
     Number                         Description of Document
     -------                        -----------------------
      1.1*     Form of Underwriting Agreement.
      2.1      Share Exchange Agreement with Glyko Biomedical, Ltd.
      3.1A**   Amended and Restated Certificate of Incorporation of BioMarin
               Pharmaceutical Inc., a Delaware Corporation, as filed on March
               22, 1999.
      3.1B(1)* Form of Amended and Restated Certificate of Incorporation of
               BioMarin Pharmaceutical Inc., a Delaware Corporation.
      3.2**    Amended and Restated Bylaws of BioMarin Pharmaceutical Inc., a
               Delaware corporation.
      4.1**    Form of Amended and Restated Registration Rights Agreement, by
               and among the Company and the investors named therein.
      5.1*     Opinion of Wilson Sonsini Goodrich & Rosati.
     10.1**    Form of Indemnification Agreement for directors and officers.
     10.2**    1997 Stock Plan, as amended on December 22, 1998, and forms of agreements thereunder.
     10.3**    1998 Director Option Plan and forms of agreements thereunder
     10.4**    1998 Employee Stock Purchase Plan and forms of agreements
               thereunder.
     10.5**    Amended and Restated Founder's Stock Purchase Agreement with Dr.
               John C. Klock dated as of October 1, 1997 with exhibits.
     10.6**    Amended and Restated Founder's Stock Purchase Agreement with
               Grant W. Denison, Jr. dated as of October 1, 1997 with exhibits.
     10.7**    Amended and Restated Founder's Stock Purchase Agreement with
               Dr. Christopher M. Starr dated as of October 1, 1997 with
               exhibits.
     10.8      Employment Agreement with Dr. John C. Klock dated June 26, 1997, as amended.
     10.9      Employment Agreement with Grant W. Denison, Jr. dated June 26,
               1997, as amended.
     10.10     Employment Agreement with Dr. Christopher M. Starr dated June
               26, 1997, as amended.
     10.11**   Employment Agreement with Raymond W. Anderson dated June 22,
               1998, as amended.
     10.12**   Employment Agreement with Stuart J. Swiedler, M.D., Ph.D., dated
               May 29, 1998, as amended.

     Exhibit
      Number                      Description of Document
     --------                     -----------------------
     10.13**  Employment Agreement with Emil Kakkis, M.D., Ph.D., dated June
              30, 1998, as amended.
     10.14**  Employment Agreement between Brian K. Brandley, Ph.D and Glyko,
              Inc. dated February 22, 1998, as amended.
     10.15**  License Agreement with Glyko Biomedical, Ltd. dated June 26,
              1997 with exhibits attached.
     10.16(2) Option Agreement with W.R. Grace & Co. dated as of May 1, 1998.
     10.17(2) Grant Terms and Conditions Agreement with Harbor-UCLA Research and Education Institute dated April 1, 1997, as amended.
     10.18(2) License Agreement with Womens and Children's Hospital,
              Adelaide, Australia dated August 14, 1998.
     10.19**  Lease Agreement dated May 18, 1998 for 371 Bel Marin Keys
              Boulevard, as amended.
     10.20**  Standard NNN Lease dated June 25, 1998 for 46 Galli Drive.
     10.21**  Standard Industrial Commercial Single-Tenant Lease dated May
              29, 1998 for 110 Digital Drive, as amended.
     10.22**  Sublease dated June 24, 1998 for 1123 West Carson Street.
     10.23**  Commercial Lease and Deposit Receipt with Glyko, Inc. for 11
              Pimintel Court and 13 Pimintel Court, dated December 23, 1996.
     10.24(2) Collaboration Agreement with Genzyme Corporation dated
              September 4, 1998.
     10.25**  Purchase Agreement with Genzyme Corporation dated September 4,
              1998.
     10.26    Subscription Agreement with Genzyme dated September 4, 1998.
     10.27    Form of Convertible Note Purchase Agreement dated as of April
              12, 1999 with form of convertible promissory note.
     10.28    Astro License Agreement dated December 18, 1990 among Glyko,
              Inc., Astromed, Ltd., and Astroscan, Ltd.
     10.29    Glycomed License Agreement dated December 18, 1990 between
              Glyko, Inc., and Glycomed, Inc.
     21.1**   List of Subsidiaries
     23.1     Consent of Independent Public Accountants.
     23.2*    Consent of Counsel (included in Exhibit 5.1).
     24.1**   Power of Attorney.
     27.1     Financial Data Schedule (available in EDGAR format only).

    -------------------------------
      * To be filed by Amendment.

    ** Previously filed
    (1) As proposed to be filed with the Secretary of State of the State of Delaware prior to the effectiveness of the offering.
    (2) This Exhibit has been filed separately with the Commission pursuant to an application for confidential treatment. The confidential portions of this Exhibit have been omitted and are marked by an asterisk.

(b) Financial Statement Schedule

None.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

Pursuant to the of the Securities Act of 1933, the Registrant has duly caused this amended Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on this 14th day of June, 1999.

                                          Biomarin Pharmaceutical Inc.

                                                /s/ Raymond W. Anderson
                                          By: _________________________________

                                                  Raymond W. Anderson

                                              Chief Financial Officer and Vice
                                                  President of Finance and
                                                    Administration


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

      Grant W. Denison, Jr.*           Chief Executive Officer       June 14, 1999
______________________________________  and Chairman of the Board
        Grant W. Denison, Jr.           (Principal Executive
                                        Officer)

     /s/ Raymond W. Anderson           Chief Financial Officer       June 14, 1999
______________________________________  and Vice President of
         Raymond W. Anderson            Finance and
                                        Administration (Principal
                                        Financial and Accounting
                                        Officer)

        Ansbert S. Gadicke*            Director                      June 14, 1999
______________________________________
   Ansbert S. Gadicke, M.D., Ph.D.

       John C. Klock, M.D.*            Director                      June 14, 1999
______________________________________
         John C. Klock, M.D.

           Erich Sager*                Director                      June 14, 1999
______________________________________
             Erich Sager

        Gwynn R. Williams*             Director                      June 14, 1999
______________________________________
          Gwynn R. Williams

  /s/ Raymond W. Anderson

*By: _______________________

      Raymond W. Anderson

        Attorney-in-fact

                                 EXHIBIT INDEX

   Exhibit
   Number                          Description of Document
   -------                         -----------------------
    1.1*     Form of Underwriting Agreement.
    2.1      Share Exchange Agreement with Glyko Biomedical, Ltd.
    3.1A**   Amended and Restated Certificate of Incorporation of BioMarin
             Pharmaceutical Inc., a Delaware Corporation, as filed on March 22,
             1999.
    3.1B(1)* Form of Amended and Restated Certificate of Incorporation of
             BioMarin Pharmaceutical Inc., a Delaware Corporation.
    3.2**    Amended and Restated Bylaws of BioMarin Pharmaceutical Inc., a
             Delaware corporation.
    4.1**    Form of Amended and Restated Registration Rights Agreement, by and
             among the Company and the investors named therein.
    5.1*     Opinion of Wilson Sonsini Goodrich & Rosati.
   10.1**    Form of Indemnification Agreement for directors and officers.
   10.2**    1997 Stock Plan as amended on December 22, 1998 and forms of agreements thereunder.
   10.3**    1998 Director Option Plan and forms of agreements thereunder.
   10.4**    1998 Employee Stock Purchase Plan and forms of agreements
             thereunder.
   10.5**    Amended and Restated Founder's Stock Purchase Agreement with Dr.
             John C. Klock dated as of October 1, 1997, with exhibits.
   10.6**    Amended and Restated Founder's Stock Purchase Agreement with Grant
             W. Denison, Jr. dated as of October 1, 1997, with exhibits.
   10.7**    Amended and Restated Founder's Stock Purchase Agreement with
             Dr. Christopher M. Starr dated as of October 1, 1997, with exhibits.
   10.8      Employment Agreement with Dr. John C. Klock dated June 26, 1997, as amended.
   10.9      Employment Agreement with Grant W. Denison, Jr. dated June 26,
             1997, as amended.
   10.10     Employment Agreement with Dr. Christopher M. Starr dated June 26,
             1997, as amended.
   10.11**   Employment Agreement with Raymond W. Anderson dated June 22, 1998, as amended.
   10.12**   Employment Agreement with Stuart J. Swiedler, M.D., Ph.D., dated
             May 29, 1998, as amended.
   10.13**   Employment Agreement with Emil Kakkis, M.D., Ph.D., dated June 30,
             1998, as amended.
   10.14**   Employment Agreement between Brian K. Brandley PhD and Glyko Inc.
             dated February 22, 1998, as amended.
   10.15**   License Agreement with Glyko Biomedical, Ltd. dated June 26, 1997 with exhibits attached.

   Exhibit
    Number                        Description of Document
   --------                       -----------------------
   10.16(2) Option Agreement with W.R. Grace & Co. dated as of May 1, 1998.
   10.17(2) Grant Terms and Conditions Agreement with Harbor-UCLA Research and
            Education Institute dated April 1, 1997, as amended.
   10.18(2) License Agreement with Womens and Children's Hospital Adelaide,
            Australia dated August 14, 1998.
   10.19**  Lease Agreement dated May 18, 1998 for 371 Bel Marin Keys
            Boulevard, as amended.
   10.20**  Standard NNN Lease dated June 25, 1998 for 46 Galli Drive.
   10.21**  Standard Industrial Commercial Single-Tenant Lease dated May 29,
            1998 for 110 Digital Drive, as amended.
   10.22**  Sublease dated June 24, 1998 for 1123 West Carson Street.
   10.23**  Commercial Lease and Deposit Receipt with Glyko, Inc. for 11
            Pimintel Court and 13 Pimintel Court, dated December 23, 1996.
   10.24(2) Collaboration Agreement with Genzyme Corporation dated September 4,
            1998.
   10.25**  Purchase Agreement with Genzyme Corporation dated September 4,
            1998.
   10.26    Subscription Agreement with Genzyme dated September 4, 1998.
   10.27    Form of Convertible Note Purchase Agreement dated as of April 12,
            1999 with form of convertible promissory note.
   10.28    Astro License Agreement dated December 18, 1990 among Glyko, Inc.,
            Astromed, Ltd., and Astroscan, Ltd.
   10.29    Glycomed License Agreement dated December 18, 1990 between Glyko,
            Inc., and Glycomed, Inc.
   21.1**   List of Subsidiaries
   23.1     Consent of Independent Public Accountants.
   23.2*    Consent of Counsel (included in Exhibit 5.1).
   24.1**   Power of Attorney.
   27.1     Financial Data Schedule (available in EDGAR format only).

  --------

    * To be filed by Amendment.

  ** Previously filed.
  (1) As proposed to be filed with the Secretary of State of the State of Delaware prior to the effectiveness of the offering.
  (2) This Exhibit has been filed separately with the Commission pursuant to an application for confidential treatment. The confidential portions of this Exhibit have been omitted and are marked by an asterisk.